UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AIM ImmunoTech Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On November 4, 2024, AIM ImmunoTech Inc. (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 1, and launched a website, www.SafeguardAIM.com, to communicate with stockholders of the Company, screenshots and materials posted to the website are attached hereto as Exhibits 2 and 3, respectively. In addition, on November 4, 2024, the Company mailed a timeline of events detailing significant contacts between the Company and members of the dissident group to stockholders of the Company, a copy of which is attached hereto as Exhibit 4.

Important Additional Information

The Company, its directors and executive officers, Peter W. Rodino, III and Robert Dickey, IV, are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company filed its definitive proxy statement (the “Definitive Proxy Statement”) and a WHITE universal proxy card with the SEC on November 4, 2024 in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the identity of the participants, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities and can be found in the section titled “Principal Stockholders” of the Definitive Proxy Statement and available here. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website available here or through the SEC’s website at www.sec.gov. Stockholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://aimimmuno.com/sec-filings/.

Exhibit 1

AIM ImmunoTech Files Definitive Proxy Statement and Sends Letter to Shareholders

Warns Shareholders that Activist Group’s Self-Interested Agenda Could Disrupt AIM’s Momentum and Destroy Chances for Near-Term Value Creation

Expresses Excitement About Encouraging Progress of Clinical Trials for Ampligen in High-Value Indications Including Pancreatic Cancer

Urges Shareholders to Safeguard AIM by Voting “FOR” ALL Four of the Board’s Incumbent Candidates and Discarding Any Proxy Materials from the Activist Group

Visit www.SafeguardAIM.com for More Information

OCALA, Fla., November 4, 2024 — AIM ImmunoTech Inc. (NYSE American: AIM) (the “Company”) today announced that the Company has filed its definitive proxy statement with the U.S. Securities and Exchange Commission in connection with its upcoming 2024 Annual Meeting of Stockholders, scheduled for December 17, 2024. The Company also mailed a letter to shareholders.

The full text of the letter to shareholders follows:

November 4, 2024

Dear Fellow Shareholders:

Thank you for your investment in AIM ImmunoTech Inc. (“AIM” or the “Company”). Your vote at this year’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled for December 17, 2024, is critical. For the third year in a row, a group of activist investors (collectively, the “Activist Group”) has nominated a slate of nominees – which this time includes Robert L. Chioini, Todd Deutsch, Ted D. Kellner and Paul W. Sweeney – in an attempt to take control of the AIM Board of Directors (the “Board”). This year, the Activist Group – which includes individuals with checkered pasts who have close ties to securities law felons – is trying to replace your entire four-member Board.

We believe AIM has a bright future. We continue to execute on our strategy to create sustainable value for you and have significant momentum with our lead drug candidate, Ampligen, in areas with critical unmet needs – especially in the high-value pancreatic cancer space. Our active clinical trials are bringing us closer to helping patients and unlocking the Company’s intrinsic value for our shareholders.

However, our progress could be put in jeopardy if the Activist Group takes control of the Board. Electing the Activist Group’s nominees could severely disrupt our forward momentum, give them access to AIM’s capital and destroy the chances of near-term value creation for shareholders.

If the Activist Group actually wanted to create value for you, we believe it would have put forth a detailed operational plan and explain what it would do differently – which it has not done. We believe the Activist Group’s campaign shows a complete lack of seriousness and disregard for fellow shareholders.

What makes the Activist Group’s campaign even more worrying is that it is seemingly designed to get reimbursement from AIM – using shareholders’ money – for the millions of dollars its members have spent trying to take control of the Board. Don’t take our word for it – just read the Activist Group’s proxy statement, where it discloses its plan to recoup over $5 million spent in connection with certain of its members’ efforts relating to the Company’s 2023 Annual Meeting of Stockholders if it wins control of the Board, in addition to whatever expenses the Activist Group incurs in connection with this year’s Annual Meeting. The Activist Group has also indicated that it does not intend to submit this matter to a shareholder vote – forcing you, the shareholders, to foot its bill without any say.

In light of all this, your Board has determined that electing the Activist Group’s nominees to the Board would not be in the best interests of all shareholders. The Board is committed to protecting the significant momentum AIM has built over the last several years and is well-positioned to continue driving the clinical and operational execution of our pipeline.

We urge you to protect your investment by voting for the election of your Board’s incumbent candidates – Stewart L. Appelrouth, Nancy K. Bryan, Thomas K. Equels and Dr. William M. Mitchell – on the WHITE universal proxy card.

In contemplating your vote, we ask that you consider the following:

The Activist Group Includes Criminals and Individuals Who Have Attempted to Mislead AIM Shareholders for Years

Members of the Activist Group have repeatedly tried to take over your Board for years – all while attempting to hide key information from shareholders and mislead you about their true plans and the unsavory characters that are part of their efforts.

This year is no different. The Activist Group is attempting to replace your entire Board with four of its interconnected cronies – Messrs. Chioini, Deutsch, Kellner and Sweeney – nearly all of whom have been part of the multi-year effort to take control of AIM.

In each year that the Activist Group has sought control of the Board, we have unearthed new disturbing information about its members and past associates, as well as the nefarious tactics several of these individuals have employed, including initiating multiple lawsuits against AIM and their submission of nomination notices containing false statements and material omissions.

As the Delaware Court of Chancery (the “Court”) noted in 2022, in describing the Activist Group’s actions: “[t]he facts read like a game of telephone.”1 Consider the below details:

●	The Activist Group’s roots trace back to the efforts of Franz N. Tudor – a felon, who was convicted of insider trading – who began misrepresenting himself as associated with AIM to third parties – including an FDA lobbyist and principal investigators for Ampligen. Mr. Tudor’s behavior was so egregious that AIM successfully obtained an injunction against him in Marion County, Florida in August 2021.[2]

1 Jorgl v. AIM ImmunoTech Inc. et al., 2022 WL 16543834, at *1 (Del. Ch. Oct. 28, 2022). (emphasis added).

2 See Jorgl, 2022 WL 16543834, at *3.

●	Mr. Tudor then solicited Mr. Chioini to join members of the Activist Group. The two knew each other well, having worked together for nearly a decade at Rockwell Medical Technologies, Inc. (“Rockwell Medical”). But the Company later learned that Mr. Chioini had been fired as Rockwell Medical’s CEO because, according to Rockwell Medical, he “lacked key attributes necessary to oversee the growth and long-term success of the [c]ompany.”[3] Rockwell Medical ultimately sued Mr. Chioini, stating that he “refuse[d] to accept the decision” and, following his termination, took “action purportedly on the [c]ompany’s behalf without authorization.”[4]

●	Mr. Chioini then solicited the aid of yet another felon, Michael Xirinachs, who pled guilty to wire fraud involving fraudulent securities trading and misuse of funds.[5] Mr. Xirinachs agreed to fund members of the Activist Group’s activities[6] – we believe likely in exchange for a promise that he could be reimbursed with generous interest from the Company’s coffers. But the Activist Group failed to disclose Mr. Xirinachs’ involvement in the scheme until it was revealed in litigation discovery,[7] instead attempting to run the funds through a separate entity to conceal Mr. Xirinachs’ involvement.[8]

●	Email communications show that Mr. Xirinachs began discussing AIM with members of the Activist Group around the time of his legal troubles.[9] This felon, who, like Mr. Chioini, is not a shareholder, agreed to pay for the legal fees in connection with their nomination efforts at the Company.[10]

●	Messrs. Xirinachs and Chioini worked with Mr. Tudor to plan the 2022 campaign before Jonathan Jorgl – the “face” of the 2022 campaign – was even asked to purchase shares.[11] Further, Mr. Jorgl was used to hide the involvement of Mr. Xirinachs and others – which involvement the Activist Group only admitted to after Mr. Xirinachs’ involvement was disclosed in discovery.[12]

●	Leading up to the 2022 campaign, it was disclosed that Mr. Chioini texted a business associate of his that he was “burning a Cuban [cigar] . . . on my dock . . . [t]he same thing we’re going to do when we celebrate . . . taking control of the [C]ompany.”[13]

3 See Kellner v. AIM ImmunoTech Inc., 307 A.3d 998, at 1008.

4 See Press Release issued by Rockwell Medical on May 24, 2018, available at: https://www.prnewswire.com/news-releases/rockwell-medical-issues-statement-300654699.html.

5 See Kellner v. AIM ImmunoTech Inc., 307 A.3d 998, at 1010.

6 See Jorgl, 2022 WL 16543834, at *7–8.

7 See Press Release issued by Mr. Jorgl on July 21, 2022, available at: https://www.nasdaq.com/press-release/update-aim-stockholder-full-value-committee-announces-director-nominations-for-aim (identifying River Rock Advisors LLC as a participant); Preliminary Proxy Statement filed by Mr. Jorgl et al. with the U.S. Securities and Exchange Commission (the “SEC”) on September 15, 2022 (belatedly acknowledging Mr. Xirinachs’ involvement); Jorgl, 2022 WL 16543834, at *8.

8 See Jorgl, 2022 WL 16543834, at *8 & n.92.

9 See id. at *4.

10 See id. at *1.

11 See id. at *14.

12 See id. at *34.

13 See Press Release issued by the Company on October 26, 2022, available at: https://aimimmuno.com/aim-immunotech-board-issues-letter-to-shareholders/.

●	Mr. Tudor has known Mr. Deutsch for over 15 years, having worked together at the Galleon Group,[14] a hedge fund that closed in 2009 after an insider trading scandal led to over 50 convictions or guilty pleas.[15]

●	Current nominees Messrs. Deutsch and Kellner have known each other for over two decades and invested in more than 20 companies together.[16]

●	Current nominees Messrs. Chioini and Deutsch have business ties to the orchestrator of the original campaign, convicted criminal, Mr. Tudor.[17]

●	Individuals formerly associated with the Activist Group have, in years past, spread disparaging misinformation about the Company, its directors and its progress, including through numerous misleading internet posts by Mr. Tudor under the pseudonym “beaufordb” (which Mr. Tudor was later forced to concede during a deposition belongs to him).

●	Following litigation brought by a member of the Activist Group, the Court agreed with the Board’s determination and found that the Activist Group’s 2022 nomination notice “was – at best – misleading.”[18]

●	The Court agreed with the Board and found that the Activist Group flouted AIM’s Bylaws and determined that the Activist Group was “engaging in manipulative conduct.”[19]

●	In its 2023 nomination notice, the Activist Group finally exposed its motives for seeking control of the Board – namely its plan to force AIM shareholders to foot the bill for the millions of dollars of expenses it incurred in connection with its failed 2022 campaign.[20]

●	At no point has the Activist Group presented any business plan or CEO candidate for AIM. Why? Because it has no plan – beyond, we believe, draining AIM’s resources to pay its members and their associates millions of dollars related to their years-long efforts to seize control of the Board.

The Court described the Activist Group as a “web of individuals” working together to nominate a slate of nominees to take control of the Board in 2022.21 Two years later, the interconnections remain striking. (See Figure 1)

14 See Jorgl, 2022 WL 16543834, at *3.

15 See Press Release issued by the SEC on October 16, 2009, available at: https://www.sec.gov/news/press/2009/2009-221.htm.

16 See Kellner v. AIM ImmunoTech Inc., 307 A.3d 998, 1009 (Del. Ch. Dec. 28, 2023).

17 See id. at 1009; see Kellner v. AIM ImmunoTech Inc., 320 A.3d 239, 247 (Del. 2024).

18 Jorgl, 2022 WL 16543834, at *1. (emphasis added).

19 See id. at *17. (emphasis added).

20 See Schedule 13D/A filed by Mr. Kellner with the SEC on September 3, 2024.

21 Jorgl, 2022 WL 16543834, at *1.

Our Board and Management Team are Driving Significant Momentum

The Board and management team have established a robust pipeline developing our lead product candidate Ampligen across a number of disease areas – with a true focus on oncology indications – and a cash position expected to fund operations through multiple key milestones.

Ampligen has shown broad-spectrum activity in human clinical studies with significant positive data published in numerous well-respected journals and forums. We have multiple active and ongoing clinical trials for Ampligen across areas of unmet medical need and high-value indications. Advancing these human clinical studies is our primary focus and we have established a growing body of consistent safety and efficacy data with Ampligen that continues to encourage us and our program collaborators.

In particular, we are developing Ampligen as part of a combination therapy with our lead program in pancreatic cancer. We’ve seen exciting data in two ongoing Phase 2 studies of Ampligen and AstraZeneca’s Durvalumab for pancreatic cancer and Merck’s Keytruda.

Other key accomplishments and milestones in 2024 include:

○	Metastatic Pancreatic Ductal Adenocarcinoma

○	Commenced enrollment and dosing in DURIPANC Phase 1b/2 study combining Ampligen® with AstraZeneca’s anti-PD-L1 immune checkpoint inhibitor Imfinzi® (durvalumab) for the treatment of late-stage pancreatic cancer;

○	Announced that the first dose level is generally well-tolerated in the DURIPANC Phase 1b/2 study of Ampligen and Imfinzi as a combination therapy for late-stage pancreatic cancer; and

○	Reported positive preliminary data from Phase 1b/2 Study of Ampligen and Imfinzi as a combination therapy for late-stage pancreatic cancer demonstrating a preliminary finding of stable disease in two out of three patients at six months in the first subject cohort.

○	Locally Advanced Pancreatic Adenocarcinoma

○	Received authorization from the Erasmus Medical Center Ethics Committee to open a European site for the ongoing Phase 2 study (“AMP-270”) of Ampligen as a therapy for locally advanced pancreatic cancer; and

○	Announced the publication of new data analysis from a long-term Early Access Program studying Ampligen for the treatment of advanced pancreatic ductal adenocarcinoma.

○	Recurrent Ovarian Cancer

○	Reported positive top-line, protocol-planned interim report data from the study of Ampligen combined with pembrolizumab for the treatment of recurrent ovarian cancer.

○	Post-COVID Conditions

○	Reported positive topline results from the Company’s Phase 2 study evaluating the efficacy and safety of Ampligen as a potential therapeutic for people with the post-COVID condition of fatigue (“AMP-518”); and

○	Reported an analysis of the AMP-518 clinical trial which supported the Company’s belief in Ampligen as a potential therapeutic for people with the moderate-to-severe post-COVID condition of fatigue, and that this would be the likely subject population for AIM’s planned follow-up clinical trial.

○	Additional Key Accomplishments

○	Successfully completed cGMP manufacturing of 9,042 clinical vials of Ampligen;

○	Announced the publication of new pre-clinical data of Ampligen as part of a combinational therapy in the treatment of melanoma; and

○	Granted a patent for Ampligen for the treatment of endometriosis.

Furthermore, we are executing our clinical strategy to prepare a compelling data package for discussions on big pharma development and commercialization.

Our Well-Qualified Board Has the Right Experience to Drive AIM Forward

We believe our Board has the right mix of experience and skillsets to oversee the Company’s strategy for value creation. Your current Board members – and candidates for election this year – include:

○	Stewart L. Appelrouth – Mr. Appelrouth has valuable financial and regulatory expertise as a certified public accountant with over 40 years of accounting and audit experience. His extensive experience as an accountant and provider of business and tax consulting services equips him to serve as Chairman of the Board’s Audit Committee.

○	Nancy K. Bryan – Ms. Bryan possesses deep commercial, marketing, business development and corporate finance expertise from her service at major pharmaceutical companies including Merck, GlaxoSmithKline and Bayer Pharmaceuticals as well as startup biotech companies including Indevus Pharmaceuticals and NPS Pharmaceuticals. She was named a director in March 2023 as part of AIM’s effort to bring additional diverse perspectives and biotechnology commercialization experience into the boardroom.

○	Thomas K. Equels, M.S., J.D. – Mr. Equels is Executive Vice Chairman, Chief Executive Officer and President of the Company and has over 25 years of experience as a practicing attorney specializing in complex business litigation. He also has extensive experience in clinical trial design and development, creating intellectual property concepts and in financing drug development.

○	Dr. William M. Mitchell – Dr. Mitchell serves as Chairman of the Board and has extensive medical industry experience, including as a Professor of Pathology at Vanderbilt University School of Medicine, a board-certified physician and a former member of the board of directors of Chronix Biomedical, a company involved in next-generation DNA sequencing for medical diagnostics.

Together, the Board has taken the necessary steps to defend the best interests of shareholders while maintaining the significant momentum of our development pipeline. We are confident they have the right experience and backgrounds to continue advancing AIM toward sustainable value creation.

We are committed to protecting the best interests of shareholders and appreciate your support and investment in the Company.

Please ignore any proxy materials you receive from the Activist Group and vote on the Company’s WHITE universal proxy card for your current highly qualified directors to protect your investment.

If you have any questions or need further assistance, please contact our proxy solicitor, Sodali & Co. at AIM@investor.Sodali.com or (800) 662-5200.

To learn more, shareholders are encouraged to visit: www.SafeguardAIM.com.

Sincerely,

AIM ImmunoTech Inc. Board of Directors

WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED WHITE UNIVERSAL PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY INTERNET AS INSTRUCTED ON THE WHITE UNIVERSAL PROXY CARD, WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING.

THE BOARD RECOMMENDS A VOTE “FOR” ALL OF OUR BOARD’S CANDIDATES (STEWART L. APPELROUTH, NANCY K. BRYAN, THOMAS K. EQUELS AND DR. WILLIAM M. MITCHELL) ON PROPOSAL 1 USING THE ENCLOSED WHITE UNIVERSAL PROXY CARD.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date does not guarantee that Ampligen will be approved as a treatment or therapy for any diseases or conditions. The Company urges investors to consider specifically the various risk factors identified in its most recent Annual Report on Form 10-K, and any risk factors or cautionary statements included in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Important Additional Information

The Company, its directors and executive officers, Peter W. Rodino, III and Robert Dickey, IV, are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company filed its definitive proxy statement (the “Definitive Proxy Statement”) and a WHITE universal proxy card with the SEC on November 4, 2024 in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the identity of the participants, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities and can be found in the section titled “Principal Stockholders” of the Definitive Proxy Statement and available here. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website available here or through the SEC’s website at www.sec.gov. Stockholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://aimimmuno.com/sec-filings/.

Investor Contact:

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com

Media Contact:

Longacre Square Partners

Joe Germani / Miller Winston

AIM@longacresquare.com

Exhibit 2

Exhibit 3

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

TED D. KELLNER, Plaintiff, v. AIM IMMUNOTECH INC., THOMAS K. EQUELS, WILLIAM MITCHELL, STEWART APPELROUTH, AND NANCY K. BRYAN Defendants.	C.A. No. 2023-0879-LWW
AIM IMMUNOTECH INC., Counterclaim Plaintiff, v. TED D. KELLNER Counterclaim Defendant.	

DEFENDANTS' ANSWER TO VERIFIED COMPLAINT AND VERIFIED COUNTERCLAIM

Defendants AIM ImmunoTech, Inc. ("AIM" or the "Company"), Thomas K. Equels, William Mitchell, Stewart Appelrouth, and Nancy K. Bryan (collectively, "Defendants"), submit this answer to the Verified Complaint ("Complaint") filed by Ted D. Kellner ("Plaintiff") as follows:

Except as expressly admitted herein, Defendants deny each and every allegation in the Complaint, including any allegations in the Complaint's introductory paragraph, headings, footnotes, and/or any documents incorporated by reference therein. Unless otherwise defined herein, capitalized terms have the meanings assigned to such terms in the Complaint. To the extent Defendants answer allegations containing terms defined in the Complaint, such answer is not an acknowledgement, admission, or adoption of any fact or characterization made by Plaintiff. Defendants further respond to the specific allegations in the Complaint as follows:

INTRODUCTION

1. Stockholders of AIM ImmunoTech Inc. ("AIM") want to have a choice when they vote to fill AIM's board of directors ("Board") at the annual meeting of stockholders later this year (the "2023 Annual Meeting"). This action challenges the validity of the newly amended advance notice bylaws (the "Bylaw Amendments") that AIM adopted to entrench its incumbent directors in office and prevent Kellner from nominating a competing slate of director candidates.

ANSWER: Defendants lack knowledge and information sufficient to form a belief as to the wants and desires of all AIM stockholders and, therefore, deny the allegations in the first sentence of Paragraph 1. Defendants deny the allegations in the second sentence of Paragraph 1.

2. Over the last seven (7) years, AIM stockholders have had no choice but to re-elect Defendants Thomas K. Equels ("Equels"), William Mitchell ("Mitchell"), and Stuart Appelrouth ("Appelrouth") (Equels, Mitchell, and Appelrouth, together, are the "Entrenched Directors") because the Entrenched Directors have taken brazen self-serving steps to ensure that no one runs against them.

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ANSWER: Defendants deny the allegations in Paragraph 2.

3. This year, in March 2023, the Entrenched Directors significantly amended the advance notice provision of the Bylaws, requiring stockholders to comply with six (6) single-spaced pages of unduly and onerous requests. These Bylaw Amendments include, *inter alia*:[1]

a. A requirement for nominees and nominating stockholders to disclose all arrangements, understandings, agreements (oral or written), and "promises" relating to any nomination to AIM's Board, whether existing presently or in the past 24 months;

b. A newly added definition of "Stockholder Associated Person" that extends to affiliates, associates, affiliates of affiliates and associates and immediate family members (which is not defined), regardless of whether they have any involvement in the nominations or with respect to AIM;

c. Extensive disclosures – including sensitive financial and economic information, direct and indirect – from these Stockholder Associated Persons that have nothing to do with AIM or the nomination (including disclosures akin to Schedule 13D requirements, even if a Stockholder Associate Person holds no AIM stock);

d. A requirement to disclose the exact dates of first contact regarding any proposed nomination or even AIM more generally;

e. A requirement to disclose all compensation, monetary or non-monetary arrangements, understandings, and material relationships between any nominee, Stockholder Associated Person, family member, affiliate or associate for the past three (3) years, whether or not related to AIM (and further imposing all Securities and Exchange Commission ("SEC") disclosure requirements as if one party were a registrant and the other was a director or executive thereof);

f. A requirement to disclose all arrangements and understandings between the nominee or any Stockholder Associated Person with respect to certain activities involving any publicly traded company for the past ten (10) years;

---

[1] A true and correct copy of the full Amended Bylaws is attached as Exhibit A.

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g. An obligation to complete a inordinately burdensome Director Questionnaire that totals 43 pages (before being filled out), includes unnecessary and irrelevant information requests, is not provided until five (5) business days after a request (which must be made by an identified record stockholder);

h. A 1,000+ word sentence aimed at getting information on financial interests held by the nominee in AIM and requiring disclosure of interests in AIM's principal competitors (which are not defined and without any *de minimis* limitation); and

i. A requirement for disclosure of names, addresses, and holdings of anyone known to support the nomination, which together with the newly-added updating requirements, would provide an unfair advantage to the Director Defendants in proxy solicitation efforts.

ANSWER: The allegations in Paragraph 3 purport to refer to and describe the Company's Restated and Amended Bylaws, dated March 28, 2023, to which Defendants respectfully refer the Court for a complete and accurate recitation of their contents. To the extent the allegations in Paragraph 3 are inconsistent with the Bylaws, these allegations are denied.

4. The Entrenched Directors purportedly adopted the Bylaw Amendments to "enhance" the Bylaw's disclosure requirements in an effort to better "protect" stockholders. That is nonsense. Defendants have not—and cannot—explain why the Company's old advance notice bylaws were inadequate.

ANSWER: Defendants deny the allegations in Paragraph 4. By way of further response, Defendants aver that the Board amended and restated the Bylaws in March 2023 to, among other things, (a) revise procedures and disclosure requirements for stockholders to provide notice of nominations of directors and the submission of proposals for consideration at meetings of the Company's stockholders including,

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among other things, disclosure of specified information about the noticing stockholder(s), any nominees, and persons acting in concert with them, and information about agreements, arrangements, and understandings between the noticing stockholder(s) and others (including any nominees) relating to AIM or the proposal or nominations; (b) clarify the powers of the Board and the chair of a stockholder meeting to establish rules for the conduct of any meeting of stockholders, as well as the chair's power to convene, recess, or adjourn the meeting; (c) revise procedures related to stockholder and Board actions taken by written consent to more closely reflect delivery mechanisms contemplated by the General Corporation Law of the State of Delaware (the "DGCL"); (d) adopt a forum selection bylaw to provide that the state and federal courts of the State of Delaware shall be the exclusive forum for litigating derivative actions, claims arising under the DGCL, the certificate of incorporation, or the bylaws, breach of fiduciary duty claims against AIM, its directors or officers, or claims relating to AIM's internal affairs, and that the federal courts shall be the exclusive forum for the resolution of claims under the Securities Act of 1933, as amended; and (e) make certain administrative, modernizing, clarifying, and conforming changes, including making updates to reflect recent amendments to the DGCL. Defendants further aver that certain of the amendments were intended to enhance protections for stockholders by requiring certain disclosures, in connection with stockholder notices of nominations and

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proposals of business, so the Board can assess nominations and other stockholder proposals and make voting recommendations based on complete, truthful information, thus better ensuring that stockholders have an opportunity to make well-informed choices about which nominees or proposals to support.

5. The Bylaws were amended to specifically target anyone the Entrenched Directors allege to be connected with past attempts by AIM stockholders to nominate directors to the Board. Specifically, in 2022, the Entrenched Directors rejected two (2) separate attempts by AIM stockholders to nominate candidates for election to the Board.

ANSWER: Defendants deny the allegations in the first sentence of Paragraph 5. Defendants deny the allegations in the second sentence of Paragraph 5, except they admit that, in 2022, the Board rejected a stockholder proposal to nominate two individuals for election to the Board because it failed to comply with the Securities Exchange Act and the Company's Bylaws, and the Board rejected a stockholder notice seeking to nominate two individuals for election to the Board for failure to comply with the Company's Bylaws.

6. Had AIM's stockholders had a choice, the Entrenched Directors would not be in control of the Board. At last year's annual stockholder meeting, only nine (9) percent of the eligible voting shares voted to re-elect Appelrouth and Mitchell, and less than sixteen (16) percent of the eligible voting shares voted to re-elect Equels.

ANSWER: Defendants deny the allegations in Paragraph 6, except they admit that Appelrouth, Mitchell, and Equels were re-elected to the Board at the Company's 2022 annual stockholder meeting. By way of further response, Defendants aver that

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the allegations in Paragraph 6 are also intentionally misleading. Holders of only 25.72% of AIM's outstanding stock voted at the Company's 2022 annual meeting. Of the outstanding shares, only 9.97% withheld votes for Mr. Equels, and only 16.7% withheld votes for Dr. Mitchell and Mr. Appelrouth – a significant portion of which were likely votes cast by Kellner, Deutsch, Franz Tudor, Jonathan Jorgl, and their co-conspirators.

7. The stockholders' lack of support for the Entrenched Directors is well-founded. Under the Entrenched Directors' watch, AIM's stock price has declined by approximately 99 percent. Also during that period, AIM has failed to commercialize its products, or otherwise generate any meaningful revenue streams, resulting in AIM incurring significant losses. Despite these financial straits, the Entrenched Directors have voted again and again to increase their own compensation and have used AIM's cash as a war chest to pay its lawyers millions of dollars to threaten or sue stockholders that voice their concerns about the well-being of AIM.

ANSWER: Defendants deny the allegations in Paragraph 7.

8. The Entrenched Directors adopted the Bylaw Amendments to ensure that for the seventh consecutive year AIM's stockholders will have no choice in the nominees for election to AIM's Board. These entrenchment efforts continued when the Entrenched Directors appointed Nancy K. Bryan to the Board ("Bryan," jointly with other directors, the "Director Defendants").

ANSWER: Defendants deny the allegations in Paragraph 8. By way of further response, Defendants aver that Bryan is a well-qualified, independent director who was appointed to the Board in March 2023.

9. On August 4, 2023, Kellner delivered his nomination notice (the "Notice"), which spans 30 pages (inclusive of exhibits) and which nominates himself, Todd Deutsch ("Deutsch"), and Robert L. Chioini ("Chioini"), for election to AIM's Board at this year's annual stockholder meeting. The detailed Notice

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complies with the Bylaw Amendments and gives AIM's stockholders the choice of voting for three highly successful businessmen with experience serving on boards of directors of publicly traded companies and with proven track records in helping companies, like AIM, reach their potential.

ANSWER: Defendants deny the allegations in Paragraph 9, except they admit only that the Company received a notice from Kellner, which was dated August 4, 2023, and which purported to give notice of his intent to nominate himself, Deutsch, and Chioini for election as directors of the Company at its 2023 annual meeting of stockholders (the "Notice").

10. But Defendants do not want AIM stockholders to have this choice. So, instead on, August 23, 2023, they predictably used the Bylaw Amendments as a sword to unlawfully and inequitably reject the Notice.

ANSWER: Defendants deny the allegations in Paragraph 10, except they admit that the Company subsequently rejected the Notice as not conforming to the requirements of the Company's Bylaws, and the Company sent a letter to Plaintiff's counsel on August 23, 2023 explaining the denial (the "Rejection Letter"). Defendants respectfully refer the Court to the Notice, the Company's Bylaws, and the Rejection Letter for a complete and accurate statement of their contents.

11. The purported deficiencies belatedly identified by the Company provide no basis to prevent Kellner from exercising his right to nominate his slate of candidates for election at the 2023 Annual Meeting. Accordingly, Kellner requests that the Court declare that (i) the Bylaw Amendments are unlawful on their face; (ii) the Defendants' application of the Bylaw Amendments to reject the Notice are inequitable; and (iii) the Director Defendants breached their fiduciary duties by approving and implementing the Bylaw Amendments.

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ANSWER: The allegations in Paragraph 11 contain conclusions of law and Plaintiff's request for relief, to which no response is required. To the extent a response is required, these allegations are denied, and Defendants specifically deny that Plaintiff is entitled to any form of relief.

PARTIES AND RELEVANT NON-PARTIES

12. Plaintiff Kellner is an accomplished businessman and philanthropist with 50 years of investment and financial experience and ample senior management experience. He manages his personal and family investments after retiring in 2017 from his career as a portfolio manager at Fiduciary Management, Inc., an investment management firm that he founded in 1980. Today, Fiduciary Management, Inc. manages almost $14 billion in assets. During his decades-long career, Kellner has served as a director for a many publicly traded and other well-known companies and organizations, including Metavante Technologies, Inc., Marshall & Ilsley Corp., the American Family Mutual Insurance Company, and the Metropolitan Milwaukee Association of Commerce. Kellner is also the Executive Chairman and Treasurer of Fiduciary Real Estate Development Inc., a business he founded in 1984 that owns and manages over $1.8 billion in multi-family residential units. Kellner and his wife are also philanthropists, having donated $2.5 million to Children's Hospital Project Ujima to support mental health, $1 million to the MACC fund (Midwest Athletes Against Childhood Cancer) and $4 million to the Medical College of Wisconsin in support of Milwaukee violence initiatives, health in Milwaukee, and cancer research. Each year, the Kellners' foundation (Kelben Foundation) gives out almost $500,000 in scholarship funds to inner city graduating seniors who plan to attend a four-year college.

ANSWER: Defendants lack knowledge and information sufficient to form a belief as to the truth of the allegations in Paragraph 12 and, therefore, deny those allegations.

13. Kellner, who has owned AIM common stock since 2021, is the record holder of 1,000 shares of AIM common stock and the beneficial owner of 1,443,000 shares of AIM common stock (or approximately 3.0% of outstanding shares).

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ANSWER: Defendants lack knowledge and information sufficient to form a belief as to the truth of the allegations in Paragraph 13 regarding Plaintiff's beneficial ownership of AIM common stock and, therefore, deny those allegations. Defendants admit that Plaintiff is the record holder of 1,000 shares of AIM common stock.

14. On August 4, 2023, Kellner delivered a notice indicating his intent to nominate three individuals for election to the Board at AIM's 2023 Annual Meeting: Kellner, non-party Deutsch, and non-party Chioini.

ANSWER: Defendants admit that Kellner's counsel sent a copy of the Notice to the Company's Secretary via email on August 3, 2023 and that the Notice was delivered to the Company's offices on August 4, 2023.

15. Defendant AIM is a Delaware corporation with its principal place of business at 2117 SW Highway 484 Ocala, Florida 34473. Before September 3, 2019, AIM was known as Hemispherx Biopharma, Inc.

ANSWER: Defendants admit the allegations in Paragraph 15.

16. Defendant Equels has at all relevant times been a Board member as well as AIM's Executive Vice Chairman, Chief Executive Officer, and President. Equels is a lawyer by training with no degrees in business or the natural sciences. Prior to working as general counsel for AIM, Equels never worked in the healthcare, medical, or pharmaceutical industries and had no experience running clinical trials or serving as a director or chief executive of a publicly traded company.

ANSWER: Defendants deny the allegations in Paragraph 16, except admit that Equels currently serves as an AIM Director and its Executive Vice Chairman, Chief Executive Officer, and President, and that he has served as a Director since 2008 and as Executive Vice Chairman, Chief Executive Officer since 2016, and President

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since 2015, but lack knowledge or information sufficient to form a belief as to what Plaintiff means by "all relevant times." Defendants specifically deny Plaintiff's attempts to characterize Equels' experience and qualifications, which description is incomplete and misleading. By way of further response, Defendants respectfully refer the Court to Equels' biographical information available on the Company's website.

17. Defendant Mitchell has at all relevant times been a Board member as well as the Chairman of the Board. Mitchell has spent the majority of his professional life as a university professor.

ANSWER: Defendants admit that Mitchell currently serves as an AIM Director, and as its Chairman of the Board, and that he has served as a Director since 1998 and as Chairman of the Board since 2016, but lack knowledge or information sufficient to form a belief as to what Plaintiff means by "all relevant times." Defendants also admit that Mitchell is a professor of pathology, microbiology and immunology at Vanderbilt University School of Medicine. By way of further response, Defendants respectfully refer the Court to Mitchell's biographical information available on the Company's website.

18. Defendant Appelrouth has at all relevant times been a Board member. Appelrouth is an accountant by training with no specialized degrees in the natural sciences. Prior to joining AIM's Board, Appelrouth never worked in the healthcare, medical, or pharmaceutical industries and had no experience serving on the board of directors a publicly traded company. According to public filings, Appelrouth is Equels's friend and colleague. Before election to the Board, Appelrouth assisted Equels and his wife on their personal tax returns. Appelrouth also served as a

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testifying expert in cases handled by Equels and his wife when they were in private practice. In 2014, the accounting firm that Appelrouth ran at the time was fined, censured, and suspended by the Public Accounting Oversight Board for failing to make timely disclosures.

ANSWER: Defendants deny the allegations in the first two sentences of Paragraph 18, except they admit that Appelrouth currently serves as an AIM Director, has served as a Director since 2016, and that he is a certified public accountant and partner at Citrin Cooperman Advisors, LLC, but Defendants lack knowledge or information sufficient to form a belief as to what Plaintiff means by "all relevant times." Defendants specifically deny Plaintiff's attempts to characterize Appelrouth's experience and qualifications, which description is incomplete and misleading. By way of further response, Defendants respectfully refer the Court to Appelrouth's biographical information available on the Company's website. Defendants deny the allegations in the remainder of Paragraph 18, except they admit that Appelrouth assisted Equels and his wife on their personal tax returns over 7 years ago and before Appelrouth was elected to the AIM Board and that Appelrouth previously served as an expert, also over 7 years ago and before Appelrouth was elected to the AIM Board, in litigation cases handled by Equels and his wife when they were in private practice. By way of further response, Defendants aver that in 2014, the accounting firm, Appelrouth Farah & Co., P.A., was fined $1,000, censured, and temporarily suspended by the Public Company Accounting Oversight Board ("PCAOB") for failure to timely submit annual reports in 2013 and 2014,

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which was due to oversight. The PCAOB Order was entered after the PCAOB determined to accept an offer of settlement from the firm, pursuant to which the firm, without admitting any of the Board's findings except as to jurisdiction, consented to the Order. Defendant Appelrouth was not the managing partner of Appelrouth Farah & Co., P.A. when this occurred and was not involved at that time in the firm's work in auditing companies. Appelrouth Farah & Co., P.A. subsequently determined that since the firm did not provide public company accounting services, it did not need to continue its registration with the PCAOB.

19. Defendant Bryan has been a Board member since March 28, 2023. Bryan is the current President of BioFlorida Inc., a membership association of which AIM is a paying member. Equels is also a director on their Board. As explained below, Bryan is not an independent director.

ANSWER: Defendants admit the allegations in the first, second, and third sentences of Paragraph 19. By way of further response, Defendants aver that Bryan is the current President and CEO of BioFlorida Inc., an industry association supporting the advancement of life sciences in Florida, and respectfully refer the Court to Bryan's biographical information available on the Company's website. The allegations in the fourth sentence of Paragraph 19 contain conclusions of law to which no response is required. To the extent a response is required, Defendants deny the allegations in the fourth sentence of Paragraph 19.

20. Non-party Deutsch is one of Kellner's nominees. Deutsch is a private investor and entrepreneur with extensive financial and business experience, as well

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as valuable insight into managing and overseeing a business. Since 2012, Deutsch has managed his family office. From 2009 to 2012, Deutsch was a Portfolio Manager and Principal at Bascom Hill Partners, a wealth management services company. Prior to running his family office and Bascom Hill Partners, Deutsch spent 20 years as a trader with Goldman Sachs and various hedge funds. Deutsch has been a member of the board of directors of Esquire Financial Holdings, Inc., a publicly traded financial holding company, since 2015 and also serves on its compensation committee. Deutsch is also a stockholder of AIM. He beneficially owns 1,716,100 shares of AIM common stock (or approximately 3.5% of outstanding shares). Based on public filings, the "group" consisting of Kellner and Deutsch would be AIM's largest stockholder with ownership of 6.5% of outstanding shares.

ANSWER: Defendants admit that Deutsch is one of Plaintiff's purported nominees to the Board, but they deny that the Notice satisfied the requirements of the Company's Bylaws or that Deutsch may stand as a candidate for election as a director at the Company's 2023 annual meeting. Defendants lack knowledge and information sufficient to form a belief as to the truth of the remaining allegations in Paragraph 20 and, therefore, deny those allegations.

21. Non-party Chioini is one of Kellner's nominees. Chioini has a proven record in growing companies in the healthcare and pharmaceutical industries, including roles as CEO and Director of SQI Diagnostics, Inc., a publicly traded, vertically integrated diagnostic medical device company, and in his role as Founder, Chairman, and CEO of Rockwell Medical, Inc., a publicly traded medical device and company drug company where he directed multiple clinical studies and obtained multiple new FDA drug approvals resulting in a $980 million valuation. Chioini also runs Bright Rock Holdings, LLC, a consultancy business where he helps medical device and pharmaceutical drug companies on many matters related to management, operations, licensing, clinical drug development, medical device development, and corporate governance financing and public listing. Chioini's experience and success in the healthcare and pharmaceutical industries have led to him being nominated on two (2) separate occasions (once by Walter Lautz ("Lautz") and once by Jonathan Jorgl ("Jorgl")) for election to AIM's Board.

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ANSWER: Defendants admit that Chioini is one of Plaintiff's purported nominees to the Board, but they deny that the Notice satisfied the requirements of the Company's Bylaws or that Chioini may stand as a candidate for election as a director at the Company's 2023 annual meeting. Defendants lack knowledge and information sufficient to form a belief as to the truth of the remaining allegations in Paragraph 21 and, therefore, deny those allegations, except Defendants admit that Walter Lautz and Jonathan Jorgl each attempted to nominate Chioini in 2022 but failed to comply with applicable law and the Company's Bylaws.

JURISDICTION

22. This Court has jurisdiction over this action pursuant to 8 *Del. C.* § 111 and 10 *Del. C.* § 341.

ANSWER: The allegations in Paragraph 22 contain a conclusion of law that does not require a response.

23. This Court has jurisdiction over AIM pursuant to 10 *Del. C.* § 3111.

ANSWER: The allegations in Paragraph 23 contain a conclusion of law that does not require a response.

24. As directors of a Delaware corporation, the Director Defendants have consented to the jurisdiction of this Court under 10 *Del. C.* § 3114.

ANSWER: The allegations in Paragraph 24 contain a conclusion of law that does not require a response.

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FACTUAL BACKGROUND

25. AIM is publicly traded on the NYSE American under the symbol: AIM.

ANSWER: Defendants admit the allegations in Paragraph 25.

26. AIM is an immuno-pharma company that focuses primarily on research and development of therapeutics to treat multiple types of cancer including immune-deficiency disorders.

27. AIM's flagship drug, Ampligen, is an experimental anti-viral, immune system modulating drug that AIM has tried to develop since AIM was founded in 1990. Although AIM has considered Ampligen as a possible treatment for multiple conditions (such as chronic fatigue syndrome (CFS or ME/CFS), HIV/AIDS, certain cancers, coronavirus disease 2019 (COVID 19) and Ebola virus disease), AIM has conducted few clinical trials and Ampligen has not been approved by the U.S. Federal Drug Administration ("FDA") for entry into the marketplace.

ANSWER: Defendants deny the allegations in Paragraph 27, except they admit that the Company's first-in-class investigational drug called Ampligen® (rintatolimod) is a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases, and disorders of the immune system, and that Ampligen® has not been approved by the U.S. Federal Drug Administration for entry into the marketplace.

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The Entrenched Directors Took Complete Control of AIM in September 2016

28. The Entrenched Directors have controlled the Board over the last seven (7) years. Equels joined the Board in 2008. Mitchell joined the Board in 1998. And Appelrouth joined the Board in September 2016.

ANSWER: Defendants deny the allegations in the first sentence of Paragraph 28, except they admit that Equels, Mitchell, and Appelrouth have served on the Board during the past seven years. Defendants admit the remaining allegations of Paragraph 28.

29. From September 2016 to March 2023, the Board has consisted of only three members, *i.e.*, the Entrenched Directors, until Bryan's recent appointment to AIM's Board to further entrench the Board with beholden and interested directors.

ANSWER: Defendants deny the allegations in Paragraph 29, except admit that the Board consisted of Mitchell, Equels, and Appelrouth from September 2016 to March 2023, until Bryan was appointed as a fourth member of the Board in March 2023.

30. At every annual stockholder meeting since 2016, the stockholders have not had an opportunity to elect any individual to the Board other than the Entrenched Directors because the Entrenched Directors have run unopposed each year, including last year, after they rejected two (2) attempts by stockholders to nominate candidates for election to the Board.

ANSWER: Defendants deny the allegations in Paragraph 30, except they admit that the directors have run unopposed and been re-elected at each annual stockholder meeting since 2016 and that, in 2022, the Board rejected a purported stockholder proposal made by Walter Lautz to nominate two individuals for election to the Board because it failed to comply with the Securities Exchange Act and the Company's

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Bylaws, and the Board rejected a purported notice from Jonathan Jorgl seeking to nominate two individuals for election to the Board for failure to comply with the Company's Bylaws. By way of further response, Defendants aver that AIM sought and received affirmation of its rejection of the Lautz notice from the Securities Exchange Commission, and the Delaware Court of Chancery rejected Jorgl's motion for a preliminary injunction, finding, among other things, that the evidence indicated his nomination notice "was – at best – misleading."

AIM Stockholder Value Has Plummeted under the Reign of the Entrenched Directors

31. Under their reign, the Entrenched Directors have overseen an astounding decline in AIM stockholder value and substantial net losses.

<u>ANSWER</u>: Defendants deny the allegations in Paragraph 31.

32. On February 25, 2016, the day that Equels became CEO, AIM's stock closed at almost $90 per share (accounting for subsequent reverse stock splits) on the NYSE MKT.[2] On September 30, 2016, when the Entrenched Directors took control of the Board, AIM's stock closed at approximately $55 per share (accounting for subsequent reverse stock splits) on the NYSE MKT.

<u>ANSWER</u>: Defendants deny the allegations in Paragraph 32, and further respond that AIM's stock closed at approximately USD $0.17 per share on the NYSE MKT on February 25, 2016 and approximately USD $1.26 per share on the NYSE MKT on September 30, 2016.

---

[2] Now referred to as NYSE American

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33. Since September 2016, when the Entrenched Directors assumed control of the Board, AIM's stock has declined in value by approximately 99 percent. As of August 24, 2023, AIM's stock closed at approximately $0.67. This decline in value since 2016 is illustrated in the graph below:

AIM
Last: 0.6687
Volume: 73,616
0.0022 (0.33%)
AIM IMMUNOTECH INC
+ Compare
100
90
80
70
60
50
40
30
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10
0.6665
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2023

<u>ANSWER</u>: Defendants deny the allegations in Paragraph 33, except admit that AIM's stock closed at approximately USD $0.67 per share on the NYSE MKT on August 24, 2023. Defendants respectfully refer the Court to publicly available information regarding AIM's historical stock trading prices.

34. The decline in AIM stockholder value during the Entrenched Directors' reign is unique to AIM and not a trend in the biotechnology sector or in small capitalization stocks.

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$5,000.00
$4,000.00
$3,000.00
$2,000.00
$1,000.00
$0.00
NASDAQ Biotech and Russell 2000 Prices
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
AIM ImmunoTech Inc. Stock Price
January 2016
June 2016
January 2017
June 2017
January 2018
June 2018
January 2019
June 2019
January 2020
June 2020
January 2021
June 2021
January 2022
June 2022
January 2023
June 2023
NASDAQ Biotech Index
Russell 2000
AIM ImmunoTech Inc.

ANSWER: Defendants deny the allegations in Paragraph 34.

35. AIM has suffered cumulative net losses totaling close to $100 million from 2016 to the present.

ANSWER: Defendants deny the allegations in Paragraph 35, except admit that AIM, as a research and development company, has experienced operational losses.

36. The Entrenched Directors have not done anything meaningful to reverse these downward trends since taking control of the Board. For example, in this period, the Entrenched Directors have: (i) failed to market or sell AIM's only FDA-approved drug, Alferon N Injection; (ii) failed to increase AIM's revenue streams or decrease its costs; (iii) failed to consistently hold earnings calls until very recently or otherwise explain to AIM's stockholders their plan, if any, to improve AIM's financial condition; (iv) struggled to conduct FDA-approved clinical trials on AIM's pharmaceutical products; and (v) paid themselves large compensation packages that are outside the compensation for director and executive officers for comparable companies instead of spending significant funds on clinical trials, company-sponsored or otherwise.

ANSWER: Defendants deny the allegations in Paragraph 36.

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37. The Entrenched Directors have also overpromised, underdelivered, and misled investors. For example, in 2020, they publicly announced that Ampligen may be used to treat patients suffering from COVID-19. This announcement led to a temporary rise in AIM's stock price, going from approximately $0.55 per share in January 2020 to over $6.00 per share by March 2020 and hovering around $2.00 per share for the rest of 2020. During this time, AIM sold company shares into the market, via an ATM financial vehicle, for cash, raising approximately $57 million dollars from investors who bought AIM shares based on this "opportunity" as stated in AIM press releases. Since then, however, AIM has not received FDA approval to use Ampligen to treat COVID-19 (or to treat any other disease) and the stock price has now fallen back to where it started before AIM's COVID-related announcement in 2020.

ANSWER: Defendants deny the allegations in the first sentence of Paragraph 37. Defendants deny the remaining allegations of Paragraph 37, except they admit only that the Company disclosed its efforts to establish clinical trials to assess Ampligen as a potential protective and early-onset treatment for COVID-19, and Defendants respectfully refer the Court to the Company's disclosures for a complete and accurate statement of their contents. Defendants also respectfully refer the Court to publicly available information regarding AIM's historical stock trading prices and deny Plaintiff's characterizations to the extent inconsistent with that historical information.

38. AIM's overpromise and underperformance with respect to this venture was forewarned in an article from April 2020 titled "Don't Pull the Trigger on AIM ImmunoTech Stock." That article warned that AIM's COVID-19 announcement had been a "calculated move" by the Entrenched Directors to "cash in" on the public's COVID-19 fears. The article also warned investors not to be "fooled" by AIM's self-serving press releases on this matter and to "do yourself a favor and don't pull the trigger" on AIM stock.

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ANSWER: Defendants deny the allegations in the first sentence of Paragraph 38. The remaining allegations in Paragraph 38 purport to refer to and purport to describe an April 2, 2020 InvestorPlace article, to which Defendants respectfully refer the Court for a complete and accurate statement of its contents. To the extent the allegations in Paragraph 38 are inconsistent with the contents of that article, they are denied.

39. In February 2023, an article from Fierce Biotech titled "'We beg you': Biotechs plead for help and funds to find long COVID treatments" notes that AIM has been unable to test and commercialize Ampligen as a COVID-treatment drug. The article notes that AIM has been unsuccessful in securing the necessary funds to further this effort and includes a quote from Equels where he "beg[s]" investors to provide funding for this venture because AIM as currently constituted does not have the necessary funds to complete the required trials. The article also notes that AIM's inability to attract funding for this effort is due to a market perception that getting FDA-approval to use Ampligen as a COVID and long COVID[3] treatment drug is a "risky" proposition as well as the fact "that federal attention on COVID-19 is winding down" because the disease is no longer as rampant as it was a few years ago, when the COVID-19 pandemic began and when AIM first announced that it would allocate significant resources to test the prospect of using Ampligen as a COVID-treatment drug.

ANSWER: The allegations in Paragraph 39 purport to refer to and purport to describe a February 22, 2023 Fierce Biotech article, to which Defendants respectfully refer the Court for a complete and accurate statement of its contents. To the extent the allegations in Paragraph 39 are inconsistent with the contents of that article and the statements actually made by Equels, they are denied. By way of

[3] Also known as post COVID.

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further response, Defendants state that Plaintiff is knowingly mischaracterizing a statement made by Equels during a seminar titled "Long Covid: What Will It Take to Accelerate Therapeutic Progress" co-hosted by Solve M.E. and Biotechnology Innovation Organization on or about March 2, 2023, in which Equels was pleading the need for sponsorship of important therapeutic research *by industry and government*, not "beg[ing]" for investors to invest in AIM, as Plaintiff falsely suggests.

40. Despite these impediments and the unlikelihood that this venture will increase stockholder value, the Entrenched Directors continue to cause AIM to spend millions of dollars of capital on director and executive compensation at the expense of properly testing Ampligen's efficacy, while still hyping Ampligen as a long[3] COVID treatment drug and continuing to tout this venture to increase stockholder value in the near-term.

ANSWER: Defendants deny the allegations in Paragraph 40.

41. Since 2020, AIM has burned through approximately $46 million from its operating cash flow, as demonstrated in the following graphic,[4] while failing to generate any meaningful revenue to offset these losses.

[4] Approximately $4.5 million of the operating cash flow was used on legal fees in 2022 alone. Fees from litigation with AIM stockholders constituted over $3 million.

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Cash Flow
$75M
50
25
0
-25
2020
2021
2022
2022
Operating -16.8M
Investing 10.99M
Financing 768K

<u>ANSWER</u>: Defendants deny the allegations in Paragraph 41 and respectfully refer the Court to the Company's public filings for a complete and accurate statement of its cash position.

42. The Entrenched Directors' habit of overpromising and underdelivering with respect to Ampligen has not gone unnoticed by AIM's stockholders. Below are some recent examples of message board posts from AIM stockholders on this point.

Falcon888 Aug 16, 2023 2:30 PM
$AIM It's embarrassing to own this stock,but as many here we are stuck because we got sucked in with their COVID hopium.The thought of this stock trading 35000 shares after the CEO and their Chief science officer gave a conference call speaks volumes,so let's vote Tommy out we can't go much lower!

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Letbabyout Jul 27, 2023 6:11 PM
$AIM such a scam, this is nothing more then lining executive pockets and people being suckered into the bogus hype of Ampligen that has gone on for "Decades"... and I do mean decades! Shame on the regulatory system! *Someday regulation will stop the absurd compensation engines that feed this crap.
Bearish
1
1

ANSWER: Defendants deny the allegations in the first sentence of Paragraph 42. Defendants lack knowledge and information sufficient to form a belief as to the truth of the remaining allegations in Paragraph 42 regarding the purported message board posts and as to whether such posts were made by any actual AIM stockholders and, therefore, deny those allegations.

Despite AIM's Poor Financial Performance, the Entrenched Directors Have Increased Their Own Compensation on the Backs of the Stockholders

43. Though AIM's stock price has fallen during their reign, the Entrenched Directors have increased their compensation at the expense of AIM's stockholders.

ANSWER: Defendants deny the allegations in Paragraph 43.

44. Soon after the Entrenched Directors assumed total control of the Board in 2016, public filings with the SEC demonstrate that Appelrouth and Mitchell worked together to raise Equels's salary to $750,000 and his total annual compensation to $1.2 million.

ANSWER: The allegations in Paragraph 44 purport to refer to and summarize the terms of the Company's employment agreement with Equels, as well as the Company's November 12, 2020 10-Q, to which Defendants respectfully refer the

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Court for a complete and accurate statement of their contents. To the extent the allegations in Paragraph 44 are inconsistent with those documents, they are denied.

45. In 2019, Simply Wall St published an article titled "Is Hemispherx Biopharma, Inc.'s CEO Pay Justified?" that compared Equels's yearly compensation with the yearly compensation of CEOs of similar companies in similar markets. The article concludes that AIM was paying Equels "well over the median amount paid" to the similarly situated CEOs.

ANSWER: The allegations in Paragraph 45 purport to refer to and purport to describe an August 8, 2019 Simply Wall St article, to which Defendants respectfully refer the Court for a complete and accurate statement of its contents. To the extent the allegations in Paragraph 45 are inconsistent with the contents of that article, they are denied.

46. Nevertheless, in 2020, even though Equels was in the midst of a multi-year contract, the Entrenched Directors raised Equels's yearly compensation yet again. As seen in the graphic below, which is taken from AIM's Form 10-K for FY2020, under the new 2020 compensation package, Equels received total yearly compensation of $2,663,375, a more than 300 percent increase in total yearly compensation from the year before. This package included a $806,599 base salary and bonus of $652,000, as well as other financial benefits.

Name & Principal Position	Year	Salary / Fees $ (2)	Bonus $	Stock Awards $	Option Awards $ (1)	Incentive Plan Compensation $	NQDC Earnings $	All Other Compensation $	Total $ (1)
Thomas K Equels	2020	806,599	652,000	—	1,139,267	—	—	65,509	2,663,375
CEO & President (2)3	2019	703,125	—	46,875	62,537			70,702	883,239

ANSWER: Defendants deny the allegations in Paragraph 46, which purport to refer to and purport to describe the Company's March 31, 2021 10-K, to which Defendants respectfully refer the Court for a complete and accurate statement of its

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contents. By way of further response, Defendants aver that the allegations in Paragraph 46 are knowingly misleading. Plaintiff knows that Equels agreed to defer his 2019 bonus, which was then paid in 2020 (resulting in both the 2019 and 2020 bonus being paid in 2020). Plaintiff intentionally attempts to mislead the Court by using this to falsely suggest that Equels' annual bonus increased by over $600,000 in 2020. Plaintiff omits that Equels' 2021 bonus was back to approximately $350,000, belying the contention of a $600,000 increase in 2020. Plaintiff's allegations about Equels' total 2020 compensation are also misleading given the SEC rules for how option compensation must be valued, in this case the options generally being "out of the money" having no real value unless and until AIM's stock price increases.

47. AIM is a small company, consisting of about 30 employees, that has not been profitable and that has not generated significant dollars in yearly revenue in any year during the Entrenched Directors' reign. Still, Mitchell and Appelrouth resolved to raise Equels's total yearly compensation while the AIM stock price plummeted.

ANSWER: Defendants deny the allegations in Paragraph 47, except admit that AIM currently has approximately 24 full-time and 3 part-time employees.

48. In the following years, Equels's salary became a point of contention for dissatisfied AIM stockholders. Equels still received a salary of $850,000 and total yearly compensation amounting to $1,352,028 in 2022.[5]

---

[5] Any decline in compensation in 2022 from 2021 was primarily due to a decline in option value caused by a lower stock price.

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ANSWER: Defendants deny the allegations in the first sentence of Paragraph 48. The allegations in the second sentence of Paragraph 48 purport to summarize the executive compensation of officers listed in the Company's March 31, 2023 10-K, to which Defendants respectfully refer the Court for a complete and accurate statement of its contents. To the extent the allegations in the second sentence of Paragraph 48 are inconsistent with that document, they are denied.

49. When given the opportunity to vote on Equels's compensation package, AIM's stockholders have overwhelmingly voted against it. At last year's annual meeting, during the Advisory Vote on Executive Compensation (the "say-on-pay" vote), approximately 84 percent of the votes cast (including abstentions) were in opposition. The year prior, in 2021, the say-on-pay vote also received approximately 16 percent approval.[6]

ANSWER: Defendants deny the allegations in Paragraph 49, except admit that the Company's non-binding stockholder advisory vote on executive compensation did not pass during the 2021 or 2022 stockholder meetings. Defendants further deny the allegations in footnote 6 and aver that AIM's say-on-pay proposal received the support of over 57% of the total shares voting on the proposal at the 2020 annual meeting of stockholders.

[6] Three years ago, AIM's say-on-pay vote also failed, receiving less than 50 percent approval. Having two years with less than 16 percent approval for the say-on-pay vote puts AIM among the very small handful of companies with the very worst results of U.S. public companies conducting such votes.

28

50. Appelrouth and Mitchell have also approved increases to their own total compensation. Last year, they each received a compensation package amounting to $233,165, which included an annual cash compensation of $182,462.

ANSWER: The allegations in Paragraph 50 purport to summarize the compensation of directors listed in the Company's March 31, 2023 10-K, to which Defendants respectfully refer the Court for a complete and accurate statement of its contents. To the extent the allegations in Paragraph 50 are inconsistent with that document, they are denied. By way of further response, Defendants aver that in March 2023, the Board reduced annual cash compensation for directors from $182,462 to $125,000 to make room for more Board members.

51. The contrast between the decline of stockholder value and increase of the Entrenched Directors' compensation in the last seven (7) years is depicted below:

$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
Compensation
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$-
AIM ImmunoTech Inc. Stock Price
2016
2017
2018
2019
2020
2021
2022
Mr. Equel's Compensation
Total Executive Compensation
Total Director Compensation
AIM ImmunoTech Inc. Stock Price

29

ANSWER: Defendants deny the allegations in Paragraph 51. By way of further response, Defendants respectfully refer the Court to their responses to Paragraphs 33 and 46.

Public Documents Show Stockholders Have Been Fighting Back

52. The Entrenched Directors have refused to engage with the stockholders. They did not hold investor calls until recently, when they held an earnings call for the first time in 2023.

ANSWER: Defendants deny the allegations in Paragraph 52, except they admit that the Company held three earnings calls in 2023.

53. According to public court filings, Equels calls disgruntled stockholders "troll[s]" and indicated that stockholders who oppose his vision are not "legitimate stockholder[s]."

ANSWER: Defendants deny the allegations in Paragraph 53, including Plaintiff's characterization of any such public court filings, to which Defendants respectfully refer the Court for a complete and accurate statement of their contents.

54. Kellner and Deutsch, together, are the largest AIM stockholders (jointly holding approximately 6.5 percent of AIM's shares) and yet, to date, the Entrenched Directors have failed to engage with them in any meaningful manner. Rather, the Entrenched Directors have outsourced all investor relations to outside consultants and blocked any negative commentary so that they never have to hear it.

ANSWER: Defendants deny the allegations in the first sentence of Paragraph 54, except Defendants admit that, based on Kellner's and Deutsch's own admissions, they own at least approximately 6.5% of AIM's outstanding common stock (including 1,000 shares held of record by Kellner). Defendants lack knowledge and

30

information sufficient to form a belief as to whether and the extent to which Kellner and Deutsch may own derivative or synthetic interests relating to AIM stock, and Defendants believe Kellner and Deutsch to be part of a group that collectively owns up to 18% of AIM's outstanding stock, based on their own admissions. Defendants deny the remaining allegations in Paragraph 54.

55. The Entrenched Directors' indifference about the decline in stockholder value and their conscious disregard of stockholder concerns has caused stockholders to fight back.

ANSWER: Defendants deny the allegations in Paragraph 55.

56. In 2022, there was a contentious proxy contest litigated in the Delaware Court of Chancery and associated litigation in Florida federal district court between AIM and several stockholders and non-stockholders who at some point exhibited interest in being nominated to the Board. Plaintiff does not seek to relitigate that dispute here, since his Notice is unrelated to the prior attempts to nominate directors and is brought under amended (and drastically more onerous) Bylaws.

ANSWER: Defendants deny the allegations in the first sentence of Paragraph 56, except they admit that (1) Jorgl filed suit against AIM, Equels, Mitchell, and Appelrouth in the Court of Chancery in 2022, the Court denied his motion for a preliminary injunction, finding, among other things, that the evidence indicated his nomination notice "was – at best – misleading," and that AIM has filed a motion seeking fee shifting for Jorgl's bad faith litigation, and (2) AIM filed suit in 2022 in the Middle District of Florida against Jorgl, Kellner, Deutsch, and others seeking relief for violation of federal securities laws. Defendants lack knowledge and

31

information sufficient to form a belief as to the truth of Plaintiff's purported subjective intentions described in the second sentence of Paragraph 56 and, therefore, deny the allegations about those subjective intentions. Defendants deny that Kellner's Notice is unrelated to the prior attempts of Lautz and Jorgl to nominate directors and deny that the requirements of AIM's Bylaws, including the advance notice provisions, are onerous.

57. But, to summarize, AIM rejected former AIM stockholder Jonathan Jorgl's notice nominating Chioini and Michael Rice for election to the AIM Board based on an alleged failure to disclose an "arrangement or understanding" in violation of Section 1.4 of the prior Bylaws. Jorgl therefore filed a preliminary injunction in this Court to protect his inviolable stockholder right to nominate candidates for election to the Board.

ANSWER: Defendants deny the allegations in Paragraph 57, except they admit that AIM's directors rejected Jorgl's attempt to nominate Chioini and Michael Rice in 2022 because Jorgl failed to comply with AIM's advance notice bylaws and that Jorgl filed suit and moved for a preliminary injunction, which motion the Court denied, finding, among other things, that the evidence indicated his nomination notice "was – at best – misleading." By way of further response, the allegations in Paragraph 57 purport to summarize an action styled *Jorgl v. AIM ImmunoTech Inc. et al.*, C.A. No. 2022-0669-LWW (Del. Ch.). Defendants respectfully refer the Court to the docket and filings in that action for a complete and accurate statement of allegations, defenses, and events in that action, including Jorgl's bad faith conduct and discovery abuses.

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58. Before even notifying Jorgl of the rejection of his notice, the Entrenched Directors went on the offensive and filed a lawsuit in Florida federal court, styled *AIM ImmunoTech, Inc. v. Franz Tudor, et al.*, No. 5:22-cv-00323, (M.D. Fla.), in which AIM asked the court to find that AIM stockholders whom Jorgl had not disclosed in his notice were acting in concert with Jorgl as a "stockholder group" to bring a proxy contest (the "Florida Action"). The Florida Action has since failed.[7]

ANSWER: The allegations in Paragraph 58 purport to summarize an action styled *AIM ImmunoTech, Inc. v. Franz Tudor, et al.*, No. 5:22-cv-00323 (M.D. Fla.). Defendants deny Plaintiff's characterization and respectfully refer the Court to the docket and filings in that case for a complete and accurate statement of allegations and events in that action.

59. In October 2022, this Court denied Jorgl's request for a preliminary mandatory injunction, holding that, in light of factual disputes, the Court could not impose such relief without the benefit of a trial. AIM therefore moved forward with its annual stockholder meeting on November 3, 2022 without Jorgl's nominees—Chioini and Rice—on the ballot, and the case was dismissed as moot.

ANSWER: The allegations in Paragraph 59 purport to summarize this Court's October 28, 2022 memorandum opinion on the plaintiff's motion for preliminary injunction and June 20, 2023 order granting the plaintiff's motion to dismiss in the action styled *Jorgl v. AIM ImmunoTech Inc. et al.*, C.A. No. 2022-0669-LWW (Del. Ch.). Defendants deny Plaintiff's characterization, except they admit that this Court

[7] In October 2022, the Florida court dismissed AIM Complaint in its entirety. AIM amended its complaint and reinitiated the litigation. In July 2023, the Florida court dismissed the Amended Complaint in its entirety for a second time. AIM has since filed a motion to alter or amend the judgment and is seeking discovery from Jorgl in this twice dismissed case.

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denied the plaintiff's request for a preliminary mandatory injunction, finding, among other things, that the evidence indicated his nomination notice "was – at best – misleading," and that the Court subsequently dismissed the case as moot, retaining jurisdiction for purposes of any fee applications. Defendants respectfully refer the Court to the memorandum opinion and motion to dismiss order for a complete and accurate statement of the Court's findings and conclusions of law.

60. Although AIM was successful on the preliminary injunction dispute, it nonetheless amended its Bylaws in an attempt to foreclose any future proxy contest. The Entrenched Directors' disproportionate response to a perceived activist shareholder threat is discussed further below.

ANSWER: Defendants deny the allegations in Paragraph 60, except they admit that AIM and the director defendants were successful in defending against Jorgl's bad faith motion for a preliminary injunction.

The Entrenched Directors Were Barely Re-Elected at the 2022 Annual Meeting, even though They Ran Unopposed

61. Because stockholders could not vote for anyone else, the Entrenched Directors were re-elected at the November 3, 2022 stockholder meeting. But the tally confirms that the stockholders want to replace the Entrenched Directors.

ANSWER: Defendants deny the allegations in Paragraph 61, except admit that the directors were re-elected to the Board by AIM's stockholders at the Company's November 3, 2022 annual stockholder meeting.

62. As reported in AIM's November 3, 2022 Form 8-K, which demonstrates that stockholders were unwilling or reluctant to vote for the Entrenched Directors and would have appreciated being permitted to have other

34

candidates on the ballot. Mitchell and Appelrouth, for example, received almost twice as many "Withhold" votes than "For" votes. And of the more than 48 million voting shares that could have been cast at the meeting, only: (i) 8.99 percent of the shares voted "For" Appelrouth; (ii) 9.01 percent of the shares voted "For" Mitchell; and (iii) 15.9 percent of the shares voted "For" Equels. In other words, 84 percent of the shares refused to vote for any of the Entrenched Directors.

ANSWER: The allegations in Paragraph 62 purport to refer to and purport to describe the Company's November 3, 2022 8-K. Defendants deny Plaintiff's characterizations and respectfully refer the Court to that document for a complete and accurate statement of its contents.

63. This conclusion is also evident from the message board posts that AIM stockholders made immediately after casting their votes. Below are some examples:

skepticalbee 11/2/22, 6:47 PM
$AIM Voted my long (too long!) shares against the dirty dogs and their sleazy pay raise. Of course, it won't matter bc their fiefdom is now uncontested. I hope that if/ when we're here a year from now--trials vaguely postponed, data not released, no FDA approved uses, no licensing agreements, no BO on the horizon, Tom and his fake BOD richer at shareholder expense--another slate will enter the race and finally put these scumbags out to pasture.
Paristommy 11/3/22, 1:35 PM
$AIM I don't no wat to say they get rewarded for doing absolutely nothing!! Can we follow suit do we contact SEC ? This will go on for years !!!
2

ANSWER: Defendants lack knowledge and information sufficient to form a belief as to the truth of the allegations in Paragraph 63 regarding the purported message

35

board posts and as to whether such posts were made by any actual AIM stockholders and, therefore, deny those allegations.

The Entrenched Directors Amend AIM's Bylaws to Further Entrench Themselves

64. In response to stockholder frustration, on November 9, 2022, the Entrenched Directors began a public relations campaign that purports to increase stockholder support. In a press release issued that day, they announced two actions that they intended to take to forward this goal: (i) the Board will "add two directors who bring diversity and additional biotechnology commercialization experience to the Board," and (ii) the Board agreed to engage an independent compensation consultant to evaluate the executive compensation plan, including Equels's compensation plan, and "[i]f appropriate, based on these inputs ... will consider adjustments to the compensation structure of AIM's executives."

ANSWER: Defendants deny the allegations in the first sentence of Paragraph 64. The allegations in the second sentence of Paragraph 64 purport to refer to and purport to describe the Company's November 9, 2022 press release, to which Defendants respectfully refer the Court for a complete and accurate statement of its contents. To the extent the allegations in Paragraph 64 are inconsistent with that document, they are denied.

65. The Entrenched Directors have not delivered on the promises stated in the release. For example, the Entrenched Directors have not substantively reduced executive compensation packages, have not shared the results of any compensation consultants' reports, and have said next to nothing with respect to this matter ever since they issued that release more than nine months ago.

ANSWER: Defendants deny the allegations in Paragraph 65.

66. Further, the Entrenched Directors have only filled one of the two vacant board seats with an ally of Equels – Bryan – in what appears to be a *quid pro quo* nomination in return for Bryan's nomination of Equels as Entrepreneur of the Year

36

and nomination to the board of directors for BioFlorida in 2021. Based upon the Entrenched Directors' public actions and statements, it appears that they intend to fill any remaining empty Board seats with individuals they will hand-select that will be sympathetic to their vision for AIM, even if that vision is not shared by a large portion of the stockholders. In other words, the Entrenched Directors will not consider any candidate nominated or suggested by any stockholder who has previously indicated that he or she disagrees with the Entrenched Directors' vision and execution.

ANSWER: Defendants deny the allegations in Paragraph 66, except they admit that Bryan was appointed to the Board in March 2023.

67. For example, after AIM issued its November 9, 2022 press release, counsel for Chioini and Rice submitted a letter to the Entrenched Directors to take them up on their invitation to work with stockholders to identify potential candidates to fill the two empty Board seats.[8] Among other things, the letter suggested that Chioini and Rice should be considered by the Board as possible candidates. In relevant part, the letter states: "[G]iven their ideally suited skill sets, we recommend you appoint Mr. Chioini and Mr. Rice to the Board ... As you know, your stockholders have already expressed very strong support for the election of both of them. The appointments ... would demonstrate to your stockholders that you truly value their clearly expressed views and that you are embarking on a *bona fide* effort to improve governance and performance ... ."[9] But the Entrenched Directors did not substantively respond, despite the massive support those candidates received from stockholders in 2022.

ANSWER: Defendants deny the allegations in the first, second, and third sentences of Paragraph 67, which purport to refer to and purport to describe a letter from Chioini's and Rice's counsel at BakerHostetler to AIM, to which letter Defendants

---

[8] A true and correct copy of the letter is attached as Exhibit D.

[9] *Id.* at 1-2.

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respectfully refer the Court for a complete and accurate statement of its contents. Defendants deny the allegations in the fourth sentence of Paragraph 67.

68. The Entrenched Board has also demonstrated its unwillingness to work with stockholders to fill the empty Board seats through statements made by AIM in its March 30, 2023 Form 10-K for Year End 2022. In that filing, AIM represented that the Entrenched Directors would view any "attempt to effect changes in our governance and strategic direction or to acquire control over the Board" as "disrupt[ive]" and "material[ly] adverse" to AIM. In other words, the Entrenched Directors made it clear that shareholders have no right to partake in their most important role of holding the Board accountable, and forecasted that they will reject any stockholder who dares challenge how they have been running AIM.

ANSWER: Defendants deny the allegations in Paragraph 68, which blatantly and intentionally distort and mischaracterize a risk factor disclosure in the Company's March 30, 2023 10-K. Defendants respectfully refer the Court to that document for a complete and accurate statement of its contents.

69. On March 28, 2023, the Entrenched Directors followed through on their threat to make it harder for a stockholders to nominate a directorial candidate who will not fall in line with the Entrenched Directors' goals. That day, AIM revealed that it had amended its Bylaws to make it harder for AIM stockholders to nominate candidates for election to AIM's Board.

ANSWER: Defendants deny the allegations in Paragraph 69, except they admit that the Company's Restated and Amended Bylaws were made effective as of March 28, 2023. Defendants respectfully refer the Court to that document for a complete and accurate recitation of its contents.

70. The amendments to the Bylaws provide that a stockholder who wishes to nominate a candidate for election to the Board must submit a nominating notice that includes, among other things:

38

a. A "complete and accurate description of all agreements, arrangements or understandings (whether written or oral, and including promises) between or among any two or more of any Holder, any Stockholder Associated Person[10] ... any Stockholder Nominee, any immediate family member of such Stockholder Nominee, any Affiliate or Associate of such Stockholder Nominee, [or] any person or entity acting in concert with any of the foregoing persons of entities ... existing presently or existing during the prior twenty-four (24) months relating to or in connection with the nomination of any Stockholder Nominee or any other person or persons for election or re-election as a director of the Corporation"[11];

b. A disclosure of all arrangements or understandings between the nominee or a Stockholder Associated Person with any publicly listed company "during the past ten (10) years"[12]

c. The "dates of first contact between any Holder and/or Stockholder Associated Person, on the one hand, and the Stockholder Nominee, on the other hand"[13];

d. The "amount and nature of any direct or indirect economic or financial interest ... affiliated with any Holder or Stockholder Associated Person"[14];

e. A 1,000+ word sentence aimed at getting information on financial interests held by the nominee in AIM and requiring disclosure of

---

[10] Defined to mean, as to any Holder, "(i) any person acting in concert with such Holder with respect to the Stockholder Proposal or the Corporation, (ii) any person controlling, controlled by, or under common control with such Holder or any of their respective Affiliates and Associates, or a person acting in concert therewith with respect to the Stockholder Proposal or the Corporation, and (iii) any member of the immediate family of such Holder or an Affiliate or Associate of such Holder." Ex. A at Section 1.4(h)(i)(8).

[11] Ex. A at Section 1.4(c)(1)(D).

[12] *Id.* at Section 1.4(c)(1)(E).

[13] *Id.* at 1.4(c)(1)(H).

[14] *Id.* at 1.4(c)(1)(I).

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interests in AIM's principal competitors (which are not defined and without any *de minimis* limitation)[15];

f. Requirement to disclose compensation, arrangements, understandings, and material relationships for the past three years "between or among any Holder or any Stockholder Associated Person, on the one hand, and the Stockholder Nominee, any member of the immediate family of such Stockholder Nominee, and/or the Stockholder Nominee's respective Affiliates and Associates, on the other hand"[16];

g. The full legal names, any aliases, addresses, and holdings of any other stockholders known by any Holder or Stockholder Associated Person to support the nomination, along with updating requirements; and

h. An obligation to complete a Director Questionnaire that totals 43 pages (before being filled out), includes unnecessary and irrelevant information requests, is not provided until five (5) business days after a request (which must be made by an identified record stockholder),[17] among other things.

ANSWER: The allegations in paragraph 70 purport to summarize certain provisions of the Company's Restated and Amended Bylaws. Defendants deny Plaintiff's summary and characterizations to the extent they are inconsistent with the contents of the Restated and Amended Bylaws and respectfully refer the Court to those Restated and Amended Bylaws for a complete and accurate recitation of their contents.

71. By comparison, before the Bylaw Amendments, the nominating notice provision primarily required disclosure of "arrangements or understandings between

---

[15] *Id.* at 1.4(c)(2)(B).

[16] *Id.* at 1.4(c)(1)(J).

[17] *Id.* at 1.4(e).

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such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made."[18]

ANSWER: Defendants deny the allegations in Paragraph 71, except they admit that the Company's Bylaws in effect at the time Jorgl submitted his purported nomination notice also contained various requirements relating to stockholder nominations of directors, including required disclosures relating to certain arrangements and understandings. Defendants deny Plaintiff's summary and characterizations to the extent they are inconsistent with the contents of those Bylaws and respectfully refer the Court to those Bylaws for a complete and accurate recitation of their contents.

72. A demonstrative showing the dramatic difference between the relevant provisions of Section 1.4 in the original Bylaws and the Amended Bylaws is attached as Exhibit F.

ANSWER: Defendants deny Plaintiff's characterization in Paragraph 72 and Exhibit F and respectfully refer the Court to the prior Bylaws and the Restated and Amended Bylaws for a complete and accurate recitation of their contents.

73. Beyond making it much harder for stockholders to nominate nominees, the March 2023 amendments were designed to target a specific set of stockholders. As noted above, the Entrenched Directors rejected Jorgl's nominations in July 2022 due to their belief that Jorgl was working with undisclosed activist stockholders and others to take over AIM. By adding an ambiguous "Stockholder Affiliated Person" term and expressly extending the disclosure period to 24 months in the advance notice Bylaw provision, the Entrenched Directors have effectively tried to re-litigate the Jorgl notice from 2022.

---

[18] A true and correct copy of the original Bylaws is attached as Exhibit B.

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ANSWER: Defendants deny the allegations in Paragraph 73.

The Entrenched Directors Hand-Select Another Longtime Friend and Colleague of Equels to Add to the Board

74. Not only did the Board change the "rules" for the 2023 proxy contest by amending the Bylaws and making it easier to reject a nomination notice, but they also stacked the deck in their favor.

ANSWER: Defendants deny the allegations in Paragraph 74.

75. On March 30, 2022, AIM announced that the Entrenched Directors had appointed Bryan to fill one of the two available Board seats. This announcement also provided that the Entrenched Directors determined that Bryan was "independent" to the Entrenched Directors.[19]

ANSWER: Defendants deny the allegations in Paragraph 75, except they admit that the Company announced, by press release dated March 30, 2022, the appointment of Bryan to the Board and admit that the Board determined that Bryan meets the independence standards adopted by the Board in compliance with Item 407(a) of Regulation S-K. Defendants respectfully refer the Court to the March 30, 2022 press release for a complete and accurate statement of its contents.

76. That announcement, however, did not disclose that Bryan has a history with Equels. As President and CEO of BioFlorida, Inc., an advocacy membership association that collects dues from medical companies, Bryan named Equels as the "Entrepreneur of the Year" in October 2020 based on his supposed "commitment to find solutions for the treatment of seriously debilitating disorders – including [] work to fight COVID-19" as well as his supposed efforts to "establish[] financial stability at AIM." Nor did AIM's announcement disclose that Bryan nominated Equels to the

---

[19] It is unclear if Board ever subjected Bryan to the onerous disclosure requirements and questionnaires to which they subjected Plaintiff Kellner to just nominate directors.

42

board of directors for BioFlorida, Inc. in 2021 and that Equels has served with her on that board ever since.

ANSWER: Defendants deny the allegations in Paragraph 76, except they admit that, on October 30, 2020, BioFlorida announced that Equels had been named its Weaver H. Gaines Entrepreneur of the Year. Paragraph 76 appears to characterize an October 30, 2020 BioFlorida press release. Defendants deny Plaintiff's summary and characterizations to the extent they are inconsistent with the contents of the press release and respectfully refer the Court to the press release for a complete and accurate recitation of its contents. Defendants further respectfully refer the Court to the Company's March 30, 2022 press release for a complete and accurate statement of its contents.

77. AIM's stockholders have uncovered the years-long ties between Equels and Bryan and have voiced their frustration that Bryan is not an independent director who will bring about positive changes at AIM, as demonstrated in the message board posts below.

RODDesk14 3/30/23, 1:52 PM
$AIM What kind of garbage CEO is this??? Hire another friend/ buddie who can rubber stamp his pay, bonuses and ridicules outrageous spending of shareholder money!!
The USELESS PUMPERS will spin it as some positive for Ampligen theory, Chessdoc, TakeAim, Teleboy, Jasonbush, Wallstfraud, Ultimatefraud and the rest of 's!! Bearish

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Falcon888 3/30/23, 12:47 PM
$AIM This stock goes down 90% of the time they put out news,it's such a disgrace, obviously this person they just hired must not be well known or respected as the stock went down and traded a few thousand dollars as usual!!
3
2
RODDesk14 Mar 31, 2023 8:33 PM
$AIM This scam management shows every day they have no desire to DO ANYTHING to Ampligen other than dangle in front of the stupid longs like us who are stuck and live off us investors everyday…Getting another buddy to the board proves, Tommy boy ain't finding potential buyers to sell this piggy bank he uses to maintain his horse farm!!
Bearish
3

<u>ANSWER</u>: Defendants deny the allegations in Paragraph 77. By way of further response, Defendants lack knowledge and information sufficient to form a belief as to whether the purported message board posts referenced in Paragraph 77 were made by any actual AIM stockholders.

Management Continues to Run AIM into the Ground

78. Since last year's stockholder meeting, AIM continues to underperform and its financial position continues to deteriorate due to corporate mismanagement.

<u>ANSWER</u>: Defendants deny the allegations in Paragraph 78.

79. In December 2022, following the uncontested re-election, AIM's stock price hit a low of $0.31 per share and has largely stagnated since between $0.31 and $0.70.

<u>ANSWER</u>: Defendants deny the allegations in Paragraph 79 and respectfully refer the Court to the historical data of AIM's per share stock price for a complete and accurate recitation of its contents. By way of further response, Defendants aver that

44

AIM's stock price has increased by approximately 100% since the lowest price it traded in December 2022.

80. AIM is also running out of cash. As explained above, this fact is partly due to continued excessive director and executive compensation that costs AIM millions of dollars every year, as opposed to money spent on clinical trials for Ampligen, and small revenue streams that do not come close to offsetting that compensation. In 2022, AIM reported only $141,000 in revenue and nearly $20 million in expenses, resulting in an annual net income of negative $19.45 million.

ANSWER: Defendants deny the allegations in the first and second sentences of Paragraph 80. The allegations in the third sentence of Paragraph 80 purport to refer to and summarize the Company's March 31, 2023 10-K, to which Defendants respectfully refer the Court for a complete and accurate statement of its contents. To the extent the allegations in the third sentence of Paragraph 80 are inconsistent with that document, they are denied.

81. Another reason AIM incurred so many costs last year is that it spent millions of dollars of stockholder capital to pay outside law firms to litigate against its own stockholders, as occurred in the Florida Action that has now been dismissed and for which AIM and its lawyers are facing potential sanctions for bringing repeated frivolous claims as well as before this Court. Indeed, in its Form 10-K for 2022, AIM disclosed that it paid law firms more than $4.5 million in 2022 (with over $3 million going towards the Delaware and Florida litigations alone, in order for the Entrenched Directors to litigate against stockholders in order to preserve their own Board seats).

ANSWER: Defendants deny the allegations in the first sentence of Paragraph 81, except they admit that the bad faith actions of Jorgl and his co-conspirators, including Chioini, Kellner, and Deutsch, their violations of applicable federal

45

securities laws, and Jorgl's bad faith pursuit of litigation and a preliminary injunction in this Court cost AIM millions of dollars in 2022. The allegations in the second sentence of Paragraph 81 purport to refer to and summarize the Company's March 31, 2023 10-K. Defendants deny Plaintiff's characterization and respectfully refer the Court to that document for a complete and accurate statement of its contents. By way of further response, Defendants respectfully refer the Court to the docket and filings in the action styled *Jorgl v. AIM ImmunoTech Inc. et al.*, C.A. No. 2022-0669-LWW (Del. Ch.) and to the docket and filings in the action styled *AIM ImmunoTech, Inc. v. Franz Tudor, et al.*, No. 5:22-cv-00323 (M.D. Fla.) for a complete and accurate statement of allegations and events in those actions.

82. AIM has continued to try and finance the Company to cover up for these self-inflicted losses. Low on cash, and getting lower every quarter, in late April 2023, AIM entered into an Equity Distribution Agreement to sell new common shares into the market at an aggregate offering price of up to $8.5 million, leading to a further drop in the stock price.

ANSWER: Defendant denies the allegations in the first sentence of Paragraph 82. The allegations in the second sentence of Paragraph 82 purport to refer to and characterize an Equity Distribution Agreement between the Company and Maxim Group LLC, dated April 19, 2023. Defendants deny Plaintiff's characterization and respectfully refer the Court to that document for a complete and accurate statement of its contents.

46

83. AIM's second quarter 2023 financial report confirmed that significant operating losses have led to substantial reductions in AIM's cash position—from approximately $37 million at the end of 2022 to only $28.4 million in Q2 2023.

<u>ANSWER</u>: The allegations in Paragraph 83 purport to refer to and characterize the Company's 2023 Q2 financial report. Defendants deny Plaintiff's characterization and respectfully refer the Court to that document for a complete and accurate statement of its contents.

84. This declining cash position directly—and negatively—affects ongoing research and development of Ampligen as a treatment for long COVID (a seemingly significant part of the Board's plan to generate revenue and stockholder value in the future) as well as any other business ventures that AIM has pursued. As detailed above, in February 2023, Equels was quoted as literally "beg[ging]" for outside investments so that AIM could continue running its pre-planned clinical trials for Ampligen over the coming months.

<u>ANSWER</u>: Defendants deny the allegations in the first sentence of Paragraph 84. Defendants deny the allegations in the second sentence of Paragraph 84 and respectfully refer the Court to their response to Paragraph 39 above.

85. The Director Defendants failed to meet some of the promised Ampligen testing and development priorities that AIM set out in its first quarter 2023 investor presentation.[20]

<u>ANSWER</u>: Defendants deny the allegations in Paragraph 85 (including footnote 20).

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[20] For example, one of AIM's clinical trials to study the treatment of COVID-19 in cancer patients (NCT04379518) has been indefinitely suspended. AIM's pancreatic cancer study was expected to launch in Q1 2023, but delays meant patient enrollment did not even begin until Q3 (NCT05494697).

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86. All the while, AIM stockholders continue to express their discontent with management in online message boards, calling AIM a "scam" and complaining about continued loss of stockholder value that does not seem to have an end in sight, as demonstrated in the below posts:

sompscheikhumjadroke 7/6/23, 10:53 AM
$AIM wish could say something positive
this is a 💩 Stock so long
1
micklemas Jul 26, 2023 5:09 PM
$AIM heartbreaking, is not too strong a word to describe this stock.
1

<u>ANSWER</u>: Defendants lack knowledge and information sufficient to form a belief as to the truth of the allegations in Paragraph 86 regarding the purported message board posts and as to whether such posts were made by any actual AIM stockholders and, therefore, deny those allegations.

87. On August 15, 2023, management held an earnings call to discuss the second quarter financial report. During the call, Equels refused to answer questions about AIM's deteriorating financial condition. Instead, Equels proclaimed that AIM had "exceeded expectations" in the first half of 2023 and maintained a "robust" cash position that the Board expects will last through 2024. Equels did not provide proof or support for either of these statements. The investor deck indicated that the cash, cash equivalents, and marketable securities were $28.4 million as of June 30, 2023, and for the three months ending June 30, 2023, the net loss from operations was $4.9 million. In other words, if nothing changes, AIM is losing nearly $5 million every three months, and on that schedule, it will run out of money in less than 18 months.

<u>ANSWER</u>: The allegations in Paragraph 87 purport to refer to, summarize, and characterize the Company's August 15, 2023 earnings call and investor deck, and Defendants respectfully refer the Court to the transcript of that call and the investor

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presentation deck for a complete and accurate recitation of their contents. To the extent the allegations in Paragraph 87 are inconsistent with those documents, they are denied.

88. On the same day of the earnings call, stockholders sold or traded nearly 172,000 AIM shares and caused a drop in AIM's stock price.

ANSWER: Defendants admit that the trading volume of AIM's common stock on August 15, 2023 was approximately 172,124 shares and respectfully refer the Court to the historical data of AIM's per share stock price and trading volume.

Kellner Nominates Three Qualified Directors for Election to AIM's Board at the 2023 Annual Meeting

89. In a new effort to provide AIM stockholders with new representation, on August 4, 2023, Kellner delivered to AIM the Notice, which nominates three (3) individuals—Kellner, Deutsch, and Chioini—for election to the Board at this year's not-yet-scheduled stockholder meeting.[21]

ANSWER: Defendants deny the allegations in Paragraph 89, except admit that the Company received the Notice, which was dated August 4, 2023, purporting to nominate Kellner, Deutsch, and Chioini for election to the Board. Defendants respectfully refer the Court to the Notice for a complete and accurate recitation of its contents.

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[21] A true and correct copy of the Notice is attached as Exhibit C. Redactions have been made for personal identifying information, and the completed Director Questionnaire is not attached. Approximately a week prior to submission of the Notice, on July 27, 2023, Kellner and Deutsch filed a Schedule 13D and announced that they had entered into a group agreement with Chioini.

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90. Kellner had standing to submit the Notice under the Bylaws because he is the record holder of 1,000 shares of common stock.

ANSWER: The allegations in Paragraph 90 contain a legal conclusion to which no response is required. To the extent a response is required, Defendants admit that Kellner was a record holder of 1,000 shares of AIM common stock on August 4, 2023.

91. Kellner's Notice was timely because it was submitted not less than 90 days and not more than 120 days prior to the anniversary of the 2022 annual meeting (*i.e.*, November 3, 2023).

ANSWER: The allegations in Paragraph 91 contain a legal conclusion to which no response is required. To the extent a response is required, Defendants have not taken the position that the Notice was submitted after the time for giving notice of stockholder nominations for the 2023 annual meeting of stockholders expired.

92. In the 30-page, single-spaced Notice Kellner described all "agreements, arrangements or understandings" in accordance with the onerous amended Section 1.4 of the Bylaws. Kellner's excruciating description included, *inter alia*: (i) a disclosure regarding the July 26, 2023 Group Agreement he executed with Chioini and Deutsch to coordinate activities in advance of the 2023 annual meeting; and (iii) detailed statements regarding the individuals whom the Entrenched Directors have erroneously alleged to have been working with Kellner in other proxy contests.

ANSWER: Defendants deny the allegations in Paragraph 92. Defendants respectfully refer the Court to the Notice for a complete and accurate statement of its contents.

93. The Notice sets forth the other categories of information that must be disclosed, including information on each of the nominees, written consents from the

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nominees, and other information that would be required to be disclosed in a proxy statement.

ANSWER: Defendants deny the allegations in Paragraph 93. Defendants respectfully refer the Court to the Notice for a complete and accurate statement of its contents.

The Director Defendants Predictably Deny the Notice

94. On August 23, 2023, three (3) weeks after receiving the Notice, AIM's counsel finally sent its notice of rejection.[22] The Bylaw Amendments were cited as the sole basis for rejection.

ANSWER: Defendants admit that the Company's counsel sent the Rejection Letter to Plaintiff on August 23, 2023. Defendants deny the remaining allegations in Paragraph 94, including Plaintiff's characterization of the Rejection Letter and Plaintiff's statements in footnote 22 regarding the August 7, 2023 filing in the Florida Action. Defendants respectfully refer the Court to the Rejection Letter and the August 7, 2023 filing in the Florida Action for a complete and accurate statement of their contents.

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[22] A true and correct copy of the rejection letter is attached as Exhibit E. Notably, AIM stated in a filing in the Florida Action that the Kellner Notice was insufficient on August 7, 2023. In the intervening two weeks since that filing and AIM sending its rejection of the Kellner Notice, AIM's counsel twice stated in writing that the Board had not made a decision on the Notice and was still deliberating. When confronted by Kellner's counsel about this inconsistency, AIM's counsel refused to address whether the statement in the federal court filing was true and their representation to Kellner's counsel was false, or vice versa.

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95. Specifically, according to AIM's rejection letter, "the Notice fails to describe certain agreements, arrangements and understandings ... with respect to the purported nominations and attempted nominations in 2022."[23] AIM's own definition of "Stockholder Associate Person" is "(i) any person ***acting*** in concert with such Holder. . . ."[24] But AIM predictably converts the present-tense definition into a past-tense definition to reject—by association—Plaintiff's current nominees.[25] Thus, instead of reviewing the Notice on its merits, with an open mind, the Director Defendants are intent on relitigating the 2022 proxy contest. Defendants then further speculate that Chioini must have some undisclosed arrangement given that he owns no AIM stock and "it strains the imagination to accept that Chioini is purely motivated by the promise of directorship."[26]

ANSWER: The allegations in the first and second sentences of Paragraph 95 purport to refer to and purport to characterize the Rejection Letter and the Bylaws. Defendants deny Plaintiff's characterization of the Rejection Letter and the Bylaws and respectfully refer the Court to the Rejection Letter and the Bylaws for a complete and accurate statement of their contents. Defendants deny the remaining allegations in Paragraph 95.

96. The rejection letter goes on to list a litany of additional alleged inaccurate and/or immaterial deficiencies in the Notice, including without limitation:

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[23] *Id.* at 1.

[24] Ex. A at Section 1.4(i)(8) (emphasis added).

[25] Ex. E at 3 ("The Notice omits disclosures and contains misleading and incomplete disclosures about Mr. Chioini's AAU's [agreements, arrangements and understandings], with several persons who ***acted*** in concert with him (as well as Messrs. Kellner and Deutsch) and who are Stockholder Associated Persons (e.g., Jonathan Jorgl, Franz Tudor, Michael Xirinachs, Paul Tusa, River Rock Advisors LLC) ... relating to Mr. Jorgl's attempted nominations of Messrs. Chioini and Rice in 2022, and therefore fails to satisfy the requirements of [the Amended Bylaws].") (emphasis added).

[26] *Id.* at 6.

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a. A purported omission regarding the nominees' qualifications and biographical information based on Defendants' incorrect reading of public information;

b. An alleged failure to fulsomely disclose all "Specified Information"[27] for the Stockholder Associated Persons – including personal economic and financial holdings, full legal names, and/or addresses;

c. A view that Kellner's non-response to inapplicable provisions "fails to satisfy the [Bylaw Amendment requirements] in an incalculable but certainly substantial" way;[28]

d. A purported failure to properly identify the exact date of first contact between Kellner and any Stockholder Associated Person related to this nomination, based on Defendants' speculation and a tortured recitation of facts from the 2022 litigation;

e. An alleged failure to disclose anticipated costs of retaining a proxy solicitor (who Kellner had not yet been retained); and

f. Kellner's purported failure to file a proper Schedule 13D that disclosed all arrangements or understandings.

ANSWER: The allegations in Paragraph 96 purport to refer to and purport to describe and summarize the Rejection Letter. Defendants deny Plaintiff's characterization of the Rejection Letter and respectfully refer the Court to the Rejection Letter for a complete and accurate statement of its contents.

97. The rejection letter uses nearly every Bylaw Amendment to bolster the rejection.

[27] From a 1000+ word definition at Section 1.4(c)(3)(B) of the Amended Bylaws (Ex. A).

[28] Ex. E at 9.

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ANSWER: The allegations in Paragraph 97 purport to refer to and purport to characterize the Rejection Letter. Defendants deny Plaintiff's characterization of the Rejection Letter and respectfully refer the Court to the Rejection Letter for a complete and accurate statement of its contents.

98. The rejection letter also states that since the deadline for submission of nomination notices had passed, "any nominations that purport to be made pursuant to the Notice will be disregarded and will not be considered at the 2023 Annual Meeting."[29]

ANSWER: The allegations in Paragraph 98 purport to refer to and purport to describe the Rejection Letter. Defendants deny Plaintiff's characterization of the Rejection Letter and respectfully refer the Court to the Rejection Letter for a complete and accurate statement of its contents.

99. That same day, AIM issued a public press release lumping together all persons involved in the 2022 nomination efforts and the Kellner's notice as a supposed "Activist Group" and wrongly stating that Kellner's "Notice omits and misrepresents critical information about a range of interconnections between, and agreements, arrangements and understandings among, members of the Activist Group."

ANSWER: The allegations in Paragraph 99 purport to refer to and purport to characterize the Company's August 23, 2023 press release. Defendants deny Plaintiff's characterization of the press release, including Plaintiff's allegation that the press release "wrongly" states that Kellner's "Notice omits and misrepresents

[29] *Id.* at 14.

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critical information about a range of interconnections between, and agreements, arrangements and understandings among, members of the Activist Group." Defendants respectfully refer the Court to that document for a complete and accurate statement of its contents.

Urgent Court Intervention Is Needed to Protect Kellner's Rights

100. The window under the Bylaws for nominating director candidates for consideration in this year's annual stockholder meeting closed on August 4, 2023. AIM will soon file proxy materials that will state that the Director Defendants are running unopposed in the upcoming annual stockholder meeting, which, per Section 1.1 of the Bylaws, can be scheduled for any date and time as determined by the Director Defendants.

ANSWER: With respect to the first sentence of Paragraph 100, Defendants admit that the time for stockholders to submit notices of their intent to nominate director candidates for consideration at AIM's 2023 annual meeting for stockholders has expired. The remaining allegations in Paragraph 100 contain speculation as to future events, to which no response is required, and purport to describe portions of AIM's Bylaws. Defendants respectfully refer the Court to the Bylaws for a complete and accurate statement of their contents, and, to the extent a response to Plaintiff's speculation is required, Defendants state that AIM's proxy materials for the 2023 annual meeting of stockholders will be filed in advance of the annual meeting.

101. Urgent court intervention is needed to resolve the parties' dispute about the validity of the Notice in advance of this year's not-yet-scheduled stockholder meeting. Urgent court intervention is also needed because AIM is making, and will continue to make, misrepresentations about the Notice in the Florida Action.

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ANSWER: The allegations in Paragraph 101 contain conclusions of law to which no response is required. To the extent a response is required, these allegations are denied.

102. Absent a prompt determination by this Court at trial, Kellner, and the other stockholders of AIM, will be denied their voting and governance rights.

ANSWER: The allegations in Paragraph 102 contain conclusions of law to which no response is required. To the extent a response is required, these allegations are denied.

COUNT I

Declaration that Bylaw Amendments Are Unlawful

103. Kellner repeats and realleges each and every allegation set forth in the foregoing paragraphs as if fully set forth herein.

ANSWER: Defendants incorporate herein by reference each response set forth above.

104. The Delaware Declaratory Judgment Act gives courts the "power to declare rights, status and other legal relations whether or not further relief is or could be claimed." 10 *Del. C.* § 6501.

ANSWER: The allegations in Paragraph 104 contain conclusions of law to which no response is required.

105. AIM's stockholders have a fundamental right to vote for the directors whom they want to oversee the company. That fundamental right extends to the right to nominate the candidates whom they wish to have validly stand for election to the Board.

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ANSWER: The allegations in Paragraph 105 contain conclusions of law to which no response is required. To the extent a response is required, Defendants state that the rights of stockholders to vote and nominate candidates for election as directors are subject to compliance with applicable Delaware law and AIM's Bylaws.

106. There is a justiciable controversy regarding the validity of the recent and extensive amendments to Section 1.4 of the Bylaws.

ANSWER: The allegations in Paragraph 106 contain conclusions of law to which no response is required. To the extent a response is required, these allegations are denied.

107. These Bylaw Amendments are unlawful given, among other things, that they (i) unnecessarily infringe upon the ability of stockholders to exercise their fundamental right as owners of AIM without a compelling justification, particularly given that the Bylaws were amended by an interested Board without the approval of stockholders; (ii) were amended for the improper purpose of entrenching the Board; (iii) were amended for the purpose of improperly preventing AIM stockholders from nominating candidates for the Board; (iv) were amended for inequitable purposes, including, but not limited to, targeting specific groups and/or individuals and further entrenching the Board; and (v) are unreasonably vague, unclear, and ambiguous.

ANSWER: Defendants deny the allegations in Paragraph 107.

108. Enhanced scrutiny is the appropriate standard of review to apply to the Defendants' conduct given the inherent conflicts of interest that arise when a board of directors acts to prevent shareholders from effectively exercising their right to vote either contrary to the will of the incumbent board members generally or to replace the incumbent board members in a contested election.

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ANSWER: The allegations in Paragraph 108 contain conclusions of law to which no response is required. To the extent a response is required, these allegations are denied.

109. The enhanced scrutiny standard of review requires a context-specific application of the directors' duties of loyalty, good faith, and care. In adopting the Bylaw Amendments, the Defendants must identify the proper corporate objectives served by their actions and justify their actions as reasonable in relation to those objectives. They cannot justify their adoption, since the Bylaw Amendments were designed to targeted Plaintiff and his nominees.

ANSWER: The allegations in the first two sentences of Paragraph 109 contain conclusions of law to which no response is required. To the extent a response is required, these allegations are denied. The allegations in the third sentence of Paragraph 109 are denied.

110. The Bylaw Amendments are further overbroad and irrational to the extent they bar otherwise qualified candidates who the Defendants deem were associated in the past with individuals that the Defendants disapprove. The Bylaw Amendments have no rational relation to director qualifications and are a blatant defensive measure implemented by an underperforming Board solely to fend off a nomination by the Company's largest stockholders.

ANSWER: Defendants deny the allegations in Paragraph 110.

111. The Defendants to date have failed to proffer a business reason for adopting the expansive Bylaw Amendments or for its irrational provisions targeting Kellner and his nominees, which on their face prohibit an entire group of qualified candidates from being nominated and elected to the Board even if a majority of stockholders determine that such candidates are qualified.

ANSWER: Defendants deny the allegations in Paragraph 111.

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112. Not only are the Bylaw Amendments facially invalid as a restraint on the stockholder franchise that lacks a compelling justification, but the timing, nature, context, and manner of the Bylaw Amendments' adoption confirm that it was implemented for the improper purpose of entrenching the Company's longstanding directors and disenfranchising the Company's largest stockholders.

ANSWER: Defendants deny the allegations in Paragraph 112.

113. Kellner has no adequate remedy at law.

ANSWER: The allegations in Paragraph 113 contain conclusions of law to which no response is required. To the extent a response is required, Defendants deny that Plaintiff is entitled to any form of remedy, either at law or in equity.

COUNT II

Additionally and Alternatively, Declaration that the Defendants' Application of the Bylaw Amendments to Reject the Notice Is Unlawful and/or Inequitable

114. Kellner repeats and realleges each and every allegation set forth in the foregoing paragraphs as if fully set forth herein.

ANSWER: Defendants incorporate herein by reference each response set forth above.

115. Additionally and alternatively, if the Court finds that the Bylaw Amendments are lawful on their face, this Court should find that the Defendants' application of those Bylaw Amendments to reject Kellner's Notice to be unlawful and inequitable.

ANSWER: The allegations in Paragraph 115 contain conclusions of law to which no response is required. To the extent a response is required, these allegations are denied.

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116. Again, the Delaware Declaratory Judgment Act gives courts the "power to declare rights, status and other legal relations whether or not further relief is or could be claimed." 10 *Del. C.* § 6501.

ANSWER: The allegations in Paragraph 116 contain conclusions of law to which no response is required.

117. AIM's stockholders have a fundamental right to vote for the directors whom they want to oversee the company. That fundamental right extends to the right to nominate the candidates whom they wish to have validly stand for election to the Board. And AIM and the Director Defendants must accept a nomination for election as a director when that nomination is made in accordance with the procedures and conditions as set forth under the amended Section 1.4 of the Bylaws.

ANSWER: The allegations in Paragraph 117 contain conclusions of law to which no response is required. To the extent a response is required, Defendants state that the rights of stockholders to vote and nominate candidates for election as directors are subject to compliance with applicable Delaware law and AIM's Bylaws.

118. There is a justiciable controversy regarding the Defendants' inequitable conduct in applying the Bylaw Amendments to reject the Notice.

ANSWER: The allegations in Paragraph 118 contain conclusions of law to which no response is required. To the extent a response is required, these allegations are denied.

119. Defendants' application of the Bylaw Amendments to reject the Notice is unlawful and inequitable and cannot stand. The Defendants applied the Bylaw Amendments to block Kellner's Notice on the basis that Kellner failed to provide sufficient detail so as to comply with the preclusive requirements of the amended Section 1.4. This is despite the fact that Kellner's Notice provides more than sufficient detail for every category and complies with all procedures and conditions set forth in the Bylaw Amendments.

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ANSWER: Defendants deny the allegations in Paragraph 119.

120. Again, enhanced scrutiny is the appropriate standard of review to apply to Defendants' conduct here given the inherent conflicts of interest, as set forth above. Defendants cannot meet their burden to identify a proper corporate objective served by their actions or justify their actions as reasonable in relation to those objectives.

ANSWER: The allegations in Paragraph 120 contain conclusions of law to which no response is required. To the extent a response is required, these allegations are denied.

121. Defendants' pretextual rejection of the Notice reveals the Board's true purpose: to further entrench the Entrenched Directors and to block any nominations that Kellner, or any discontented stockholder, may submit, regardless of whether or not the onerous demands of the Bylaw Amendments have been satisfied.

ANSWER: Defendants deny the allegations in Paragraph 121.

122. The Defendants are thus disenfranchising Kellner's inviolable right to nominate directors for stockholder consideration and entrenching its conflicted leadership, in violation of the Bylaws and Delaware law.

ANSWER: Defendants deny the allegations in Paragraph 122.

123. The Bylaw Amendments are also unreasonably vague, unclear, and ambiguous, making them invalid as applied and subject to abuse as a restraint on the stockholder franchise that lacks a compelling justification.

ANSWER: Defendants deny the allegations in Paragraph 123.

124. The Bylaw Amendments require the disclosure not only of agreements, arrangements or understandings "pursuant to which the nominations are to be made" but also agreements, arrangements or understandings "*relating to or in connection*

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with" the nomination.[30] The provision, as drafted, is so vague and ambiguous that its application is arbitrary and abused by the Director Defendants.

ANSWER: The allegations in the first sentence of Paragraph 124 purport to describe and quote from the Bylaws, to which Defendants respectfully refer the Court for a complete and accurate statement of their contents. To the extent these allegations are inconsistent with the Bylaws or constitute a legal conclusion to which no response is otherwise required, they are denied. The allegations in the second sentence of Paragraph 124 are denied.

125. The Defendants have also abused and misapplied the term "Stockholder Associated Person" for their own benefit by applying it in the past tense and using it as a mechanism to reach back to the 2022 nomination notice litigation with Jorgl, even though it is defined in the present tense.

ANSWER: The allegations in Paragraph 125 are denied.

126. Further, as applied, the amended time periods for disclosure are inequitable, targeted at the perceived "Activist Group," and improperly prevented Kellner from nominating candidates to the Board.

ANSWER: The allegations in Paragraph 126 are denied.

127. The Bylaw Amendments unnecessarily and overly expansively threaten Kellner's fundamental right as an AIM stockholder to nominate any candidate to the Board. Application of the vague Bylaw Amendments to deny Kellner's Notice violated the rule of construction in favor of stockholder rights.

ANSWER: The allegations in Paragraph 127 are denied.

128. Kellner has no adequate remedy at law.

[30] Ex. A at Section 1.4(c)(1)(D).

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ANSWER: The allegations in Paragraph 128 contain conclusions of law to which no response is required. To the extent a response is required, Defendants deny that Plaintiff is entitled to any form of remedy, either at law or in equity.

COUNT III

Declaration that the Director Defendants Breached their Fiduciary Duties

129. Kellner repeats and realleges each and every allegation set forth in the foregoing paragraphs as if fully set forth herein.

ANSWER: Defendants incorporate herein by reference each response set forth above.

130. As Board members, the Director Defendants owe AIM's stockholders (including Plaintiff) the highest duties of care, loyalty, and good faith.

ANSWER: The allegations in Paragraph 131 contain conclusions of law to which no response is required. To the extent a response is required, Defendants admit that the Director Defendants, as directors of a Delaware corporation, owe fiduciary duties to the Company and its stockholders.

131. The Entrenched Directors breached their fiduciary duties by, among other things, knowingly adopting Bylaw Amendments that are inequitable, unlawful, unduly impose upon the stockholder franchise, and an improper entrenchment device. Specifically, the Bylaw Amendments are unlawful because a Board may not amend a corporation's bylaws for inequitable purposes, such as targeting specific groups and/or individuals or further entrenching the Board's power.

ANSWER: The allegations in Paragraph 131 are denied.

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132. Further, all the Director Defendants breached their fiduciary duties to AIM's stockholders by improperly employing the Bylaw Amendments to reject the Notice as set forth above.

ANSWER: The allegations in Paragraph 132 are denied.

133. Kellner has no adequate remedy at law.

ANSWER: The allegations in Paragraph 133 contain conclusions of law to which no response is required. To the extent a response is required, Defendants deny that Plaintiff is entitled to any form of remedy, either at law or in equity.

RESPONSE TO PRAYER FOR RELIEF

Defendants deny that Plaintiff is entitled to the relief requested in the prayer for relief.

DEFENSES

Defendants assert the following defenses with respect to the causes of action alleged in the Complaint, without assuming the burden of proof or persuasion where such burden rests on Plaintiff. Defendants reserve the right to supplement their defenses as discovery progresses.

First Defense

Plaintiff has failed to state a claim upon which relief can be granted.

Second Defense

Plaintiff's claims are barred because the Notice failed to satisfy the requirements of the Company's Bylaws.

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Third Defense

Plaintiff's claims are barred, in whole or in part, by the Company's Bylaws.

Fourth Defense

Plaintiff is not entitled to equitable relief because such relief is barred, in whole or in part, by the improper, inequitable conduct of Plaintiff and his co-conspirators, and unclean hands. This conduct includes, among other things, the collective efforts of Plaintiff and his co-conspirators over the course of two years to conspire to take control of AIM, without paying a control premium to AIM's stockholders, while actively concealing and misrepresenting material information relating to the nomination efforts, the funding of the nomination efforts, the roles and extent of participation of numerous individuals in the nomination conspiracy, and the group's plans for AIM, all as described in more detail in the foregoing responses in this Answer and in the Counterclaim asserted below.

Fifth Defense

Plaintiff's claims are barred because Defendants have not violated the Company's Bylaws or breached any fiduciary duties.

Sixth Defense

Plaintiff's claims are barred, in whole or in part, because Defendants have at all times performed their obligations fairly and in good faith.

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Seventh Defense

Plaintiff's claims in Counts I and III concerning the adoption of the bylaw amendments in March 2023 are barred, in whole or in part, by the doctrines of laches and acquiescence.

Additional Defenses

Defendants presently have insufficient knowledge or information upon which to form a belief as to whether there may be as yet additional, unstated defenses available, and therefore expressly reserve: (i) the right to amend and/or supplement this Answer and their defenses; and (ii) the right to assert (a) any and all additional defenses in the event that discovery indicates such defenses would be appropriate, and (b) any and all counterclaims, cross-claims, and third-party claims when and if they become appropriate.

WHEREFORE, Defendants respectfully request that this Court enter orders as follows:

A. Dismissing the Complaint with prejudice as to all of Plaintiff's claims;

B. Denying all claims for relief asserted by Plaintiff;

C. Awarding Defendants their attorneys' fees, costs, and expenses; and

D. Awarding such other and further relief as the Court may deem appropriate and just.

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VERIFIED COUNTERCLAIM

Counterclaim Plaintiff AIM ImmunoTech, Inc. ("AIM" or the "Company"), for its Verified Counterclaim against Counterclaim Defendant Ted D. Kellner ("Counterclaim Defendant"), upon personal knowledge as to AIM and upon information and belief as to all other matters, hereby alleges as follows:

INTRODUCTION

1. Ted Kellner is a key member of a group of individuals trying to wrest control of AIM's board of directors since early 2022. This is not the group's first or even second attempt to take over AIM, but their ***third***. At the center of the web is Franz Tudor, a convicted felon and AIM investor who has interfered in the Company's business affairs—including contacting AIM's investment banker and investor relations firm—since AIM denied his offer for "business development" consulting in 2020. And, like a typical business protection racket, Tudor ensured that AIM's decision would come at an even greater cost to the business. In early 2022, Tudor assembled a team of individuals with whom he had years-long relationships to make an initial run at hijacking AIM's board with two proposed director nominees. In that first attempt, the group did not make even a superficial attempt to comply with the advance notice provisions of AIM's bylaws. But that first bid put AIM on notice—although Tudor tried to obscure his involvement by

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having another AIM stockholder nominate his two candidates, AIM's board readily determined that Tudor was orchestrating the attempt behind the scenes.

2. Undeterred by their first failure, Tudor and the others regrouped in the summer of 2022 to plan their second attempt at taking control of AIM's board. They found a new "face" for their efforts—Jonathan Jorgl, who purchased AIM stock for the first time solely to make the nominations and conceal the involvement of Tudor and others. Meanwhile, certain group members engaged counsel to assist in drafting the second nomination notice and preparing for a proxy fight, and secured financial backing. The group submitted their second purported nomination notice in July 2022. AIM's board convened, reviewed the purported notice, conducted a preliminary investigation, and determined through investigation that Tudor was behind this second effort to seize control of the Company and that the nomination notice once again contained significant omissions in violation of the advance notice provisions of AIM's bylaws. After careful deliberation, AIM rejected the second nomination notice for, among other things, failing to disclose Tudor and the involvement of his co-conspirators. Specifically, the Board determined that there was a strong likelihood that the second nomination notice was prompted by undisclosed arrangements or understandings involving Tudor, Deutsch, Kellner, Jorgl, Lautz, Chioini, and Rice. The Board voted unanimously to reject the second amended notice.

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3. When the Board rejected Jorgl's nomination notice, he sued AIM and its Board members. Although discovery in the Jorgl litigation confirmed what AIM already knew—that Tudor was involved in the second board nomination attempt—it also revealed what appeared to be the tip of the iceberg. Discovery in the Jorgl litigation exposed what this Court would later describe as a "web of individuals" working together to take over AIM. AIM learned that only a handful of members of this web were actually stockholders of the Company—the rest had no connection to AIM besides their recruitment by Tudor or one of his co-conspirators. In late October 2022, this Court ruled against Jorgl, denying his motion for a preliminary injunction, and in November 2022, AIM's directors were re-elected to serve on the Company's board.

4. After having weathered the group's two covert efforts to take control of AIM's board, AIM amended the advance notice provisions of its bylaws to keep with the state-of-the-art advance notice bylaws adopted by numerous other publicly-traded corporations in recent years. The Board also sought to ensure that future stockholders seeking to nominate directors or propose business could not circumvent the bylaws' disclosure requirements, as the conspirators had tried to do in 2022, to conceal agreements, arrangements, and understandings and other information material to AIM's stockholders and to its Board in making recommendations to the stockholders. For the avoidance of doubt, the amendments to AIM's bylaws were

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not designed to entrench its incumbent directors or discourage stockholders from nominating legitimate director candidates in a manner that is consistent with the Company's bylaws.

5. In August 2023, AIM received another purported nomination notice for a slate of three director nominees: Kellner, Deutsch, and Chioini. AIM was already familiar with these three individuals because they had been involved in the first and second attempts to take control of AIM's board in 2022. Discovery in the Jorgl litigation revealed that Kellner had been contemplating a takeover of AIM's board as early as 2022, when he first tried calculating what percentage of AIM's stock he, his longtime friend and co-investor Deutsch, Tudor, and presumably others working with them owned. And as for Chioini—who still owns no AIM stock—this was the third time in approximately sixteen months that someone had tried to nominate him to AIM's board. After careful deliberation over the course of multiple meetings, the board rejected Kellner's notice for failing to comply with AIM's amended bylaws. Specifically, the board determined that Kellner's purported nomination notice failed to disclose or misrepresented many of the agreements, arrangements, and understandings regarding nominations to which Kellner and his co-nominees were parties, as well as other information required by the amended bylaws. Kellner brought suit challenging the Board's rejection of his nomination notice on August 25, 2023.

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6. Now, in response to the conspirator group's third attempt to gain control of AIM for their own clandestine purposes without paying a control premium to AIM's stockholders, AIM seeks a judicial declaration from this Court that: (i) the amended bylaws are lawful and valid; (ii) Kellner's purported nomination notice did not comply with the amended bylaws; and (iii) AIM's directors did not breach any fiduciary duties in determining that Kellner's purported nomination notice failed to comply with the amended bylaws and rejecting it.

PARTIES AND RELEVANT NON-PARTIES

7. Counterclaim Plaintiff AIM is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases. AIM's common stock is publicly traded on the NYSE American exchange. Before September 3, 2019, AIM was known as Hemispherx Biopharma, Inc. AIM has four directors comprising its Board – Thomas Equels, William Mitchell, Stewart Appelrouth, and Nancy K. Bryan.

8. AIM's lead product is a first-in-class investigational drug called Ampligen. Ampligen is currently in clinical trials for cancers, viral diseases and immune system disorders. Although Ampligen is not yet FDA approved, multiple Ampligen clinical trials are underway, in various phases of development and activity. Notably, in October 2022, AIM received FDA approval to proceed with a Phase 2 study evaluating Ampligen as a therapeutic for patients with post-COVID

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conditions. To enable the potential availability of Ampligen to patients worldwide, AIM is working to license the product and create joint ventures with companies that have demonstrated an ability to successfully gain approval for and commercialize Ampligen in their respective global markets.

9. Counterclaim Defendant Ted Kellner is a retired portfolio manager of an investment management firm he founded in 1980. Kellner is a longtime acquaintance of Franz Tudor and has known Todd Deutsch for over 20 years. Kellner is an AIM stockholder.

10. Non-party Robert Chioini is a co-founder of Rockwell Medical Technologies, Inc. and served as its CEO until he was terminated by the company's board in 2018. Chioini is not an AIM stockholder.

11. Non-party Todd Deutsch is a longtime business acquaintance of Franz Tudor. The two worked at the Galleon Group, a hedge fund management firm that closed in 2009 after the firm's top executives were jailed for their roles in an insider trading scheme. Deutsch ran the Captain's Partners fund and the Captain's Offshore fund—Galleon's most profitable funds during the insider trading period. Deutsch is an AIM stockholder.

12. Non-party Franz Tudor is an AIM stockholder. AIM declined Tudor's offer to act as a business development consultant after learning that in 2009, Tudor had pleaded guilty to securities fraud and conspiracy to commit securities fraud.

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13. Non-party Michael Xirinachs is a longtime business acquaintance of Chioini and co-founder of Rockwell Medical Technologies, Inc. In 2022, Xirinachs pled guilty to two counts of wire fraud. Xirinachs is not an AIM stockholder.

14. Non-party Jonathan Jorgl became an AIM stockholder in June 2022, when he purchased shares in order to attempt to nominate Chioini and David Ring to AIM's Board and conceal the involvement of Tudor and others.

15. Non-party Walter Lautz is an AIM stockholder. Lautz was the "face" of the first attempt by Tudor and his co-conspirators to gain control of AIM's Board.

16. Non-party David Ring is a friend and business acquaintance of Tudor. Tudor selected Ring to be one of Lautz's director nominees in June 2022. Ring is not an AIM stockholder.

17. Non-party Michael Rice is a friend and business acquaintance of Tudor and Chioini. Rice was selected by Chioini and Tudor to be one of Jorgl's director nominees in July 2022. Rice is not an AIM stockholder.

18. Non-party Paul Tusa is a director of River Rock LLC and an acquaintance of Xirinachs. River Rock LLC was identified by Jorgl and his co-conspirators as a potential financial sponsor of Jorgl's nomination attempt. But neither Tusa nor River Rock contributed any funds in connection with Jorgl's nomination efforts. Instead, Xirinachs intended to funnel his own money through

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River Rock to finance Jorgl's nomination attempt and conceal his involvement. Tusa is not an AIM stockholder.

FACTUAL ALLEGATIONS

I. AIM Is Targeted

i. AIM Rejects Franz Tudor's Request for Employment

19. In 2020, AIM stockholder Franz Tudor contacted AIM seeking engagement as an international business development consultant, but AIM declined to retain Tudor after learning that he had a criminal history. Specifically, in 2009, Tudor pled guilty to securities fraud and conspiracy to commit securities fraud in connection with an insider trading scheme. As a result, Tudor was permanently enjoined from, among other things, engaging in certain activities related to "penny stocks," a class of microcaps that includes AIM (the "SEC Injunction").[31]

20. Rebuffed, Tudor began an aggressive campaign of harassment against the Company. He interfered with AIM's business by falsely suggesting to third parties, including principal investigators in clinical trials of Ampligen and an FDA lobbyist, that he was associated with AIM. Tudor even tried to obtain certain

[31] In 2019, the SEC vacated the aspects of the injunction that prevented Tudor from association with any investment advisor, municipal securities dealer, or transfer agent, but otherwise left the injunctions in effect (including the bar on Tudor associating with any broker or dealer and from activity related to penny stock companies).

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confidential and proprietary research information about AIM while falsely putting himself forth as an associate of the Company.

21. In February 2021, AIM brought litigation against Tudor in Marion County, Florida, seeking injunctive relief to stop Tudor's interference with AIM's business. On August 13, 2021, the Florida Court entered a stipulated injunction, which indefinitely enjoined Tudor from contacting any of AIM's business relations (the "Marion County Injunction"). But despite the injunction prohibiting Tudor from further interfering in AIM's business, Tudor continued to harass and disparage the Company. Indeed, Tudor even contacted AIM's investment bank and investor relations firm, claiming to represent holders of significant amounts of AIM stock, in an attempt to further disrupt AIM.

ii. Todd Deutsch and Ted Kellner Join Tudor's Efforts to Interfere with AIM

22. Tudor's harassing behavior towards AIM intensified in 2021 after he enlisted two other AIM stockholders: Todd Deutsch and Ted Kellner. Tudor had worked with Deutsch at the Galleon Group, a hedge fund that closed in 2009 after the firm was at the center of an insider trading scandal which subsequently led to over 50 people being convicted or pleading guilty to charges related to insider trading. Deutsch and Kellner have known each other for years and have invested in more than 20 companies together. The trio worked together, continuing their intrusion into AIM's business and becoming more furtive in their efforts. For

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example, on at least one occasion, Deutsch attempted to have Tudor secretly attend a telephone conference between himself, Kellner, and AIM's investor relations firm.

II. The First Attempt to Gain Control of AIM's Board

A. Lautz's Attempted Nominations

23. Tudor, Kellner, and Deutsch were eventually joined by Walter Lautz, an AIM stockholder Tudor met in late 2020. In late 2021, Lautz, taking a page from Tudor's book, emailed AIM's CEO, Tom Equels, and AIM's investor relations firm, criticizing the Company's performance and commanding that Equels "step up or get out." By December 2021, Tudor and Lautz were exchanging texts discussing their desire that AIM's board (the "Board") be "ousted."

24. By April 2022, interest in ousting AIM's Board had progressed from idle text chitchat to a concerted (but covert) effort—he set out to find potential Board nominees. First, Tudor recruited his longtime business acquaintance, Robert Chioini. Tudor had known Chioini for nearly a decade, as Tudor had worked as a business development consultant for Rockwell Medical Technologies, Inc., a business co-founded by Chioini. Chioini had also served as Rockwell Medical's CEO until he was fired following the company's determination that Chioini "lacked key attributes necessary to oversee the growth and long-term success of the

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[c]ompany."[32] Chioni "refuse[d] to accept the decision" and following his termination, "[took] action purportedly on the [c]ompany's behalf without authorization."[33] Rockwell Medical, "acting in the best interests of the [c]ompany and all its stakeholders" pursued litigation against Chioini in Michigan to stop him from continuing to interfere in Rockwell Medical's business.[34] In settling the Michigan litigation, Chioini agreed not to "directly or indirectly attempt to participate in the management or operations of Rockwell [Medical]" for five years.[35] Tudor's second pick for nomination to AIM's Board was David Ring, a friend and business acquaintance of several years. After Tudor secured Ring's involvement, he texted Deutsch to inform him "[m]y . . . guy can be on the AIM [Board]" but noted that "we will need a shareholder to make the nomination and I will get everything together." Tudor and Deutsch sought to conceal Tudor's involvement in the attempted nominations in view of the Florida injunction AIM had obtained against Tudor, the SEC Injunction, and Tudor's criminal past.

[32] Rockwell Medical Press Statement, May 25, 2018 (Rockwell Medical Issues Statement Regarding Robert Chioini Terminations | American Pharmaceutical Review - The Review of American Pharmaceutical Business & Technology).

[33] *Id.*

[34] *Id.*

[35] https://www.sec.gov/Archives/edgar/data/1041024/000155837018009197/rmti-20180930ex1085aa4f6.htm

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B. Lautz Attempts to Nominate Tudor's Candidates

25. On April 18, 2022, Tudor introduced Chioini and Ring to Lautz via email. Later that day, Tudor sent Lautz a draft nomination notice and Lautz, without editing it or even speaking a single time with Chioini or Ring, submitted the notice to AIM purporting to nominate Chioini and Ring as candidates for election to AIM's Board. On April 28, 2022, AIM rejected Lautz's nomination proposal for failure to comply with the Securities Exchange Act on the bases that Lautz: (i) proposed including his board nominees in AIM's proxy statement, which rendered his proposal excludable under Rule 12-a-8(i)(8)(iv); and (ii) failed to show continuous ownership of the threshold amount of AIM's shares for at least one year, as required under Rule 14a-8(b)(1). AIM sought—and, on June 27, received—affirmation of its rejection from the SEC. At the time, AIM suspected that Tudor and Deutsch were involved in Lautz's nomination efforts given that Lautz's recent communications with the Company seemed conspicuously similar in tone and content to the messages AIM had long been receiving from Tudor and Deutsch.

26. On April 19, 2022, the morning after Lautz submitted his purported nomination notice, Deutsch asked Tudor to draft a brief summary describing AIM and its business. That same day, Deutsch sent Kellner an e-mail titled "For Omega or anyone you want to pitch to" containing an investment analysis written by Tudor (Tudor sent the same analysis to Lautz later the same morning). Among other things,

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Tudor's analysis extolled the "significant opportunity for new investors" in AIM and described Ampligen as a "very safe and efficacious drug with broad potential commercial application in oncology and other indications." Furthermore, the email thesis opined that "AIMs valuation [was] depressed trading at cash [on hand]," or about $48 million at the time. Continuing, Tudor contended that "AIM and Ampligen are well positioned as a potential strategic [acquisition] target for larger players" and that, "[a]t its current stage AIM should be valued closer to $350 [million] . . . ." As to AIM's "[l]onger term value," the analysis concluded that "the stock could easily be valued in the $3-5 bil range or $80-100/share" pending further developments. Closing out, the analysis lauded the efforts of "current management" for "saving the company by saving the balance sheet, refocusing the direction and progressing programs." Kellner marked up the email by hand extensively, including a note to himself regarding the group's collective ownership percentage, "48 million shares. ***What do we own? 15 to 18 percent***".

III. The Second Attempt to Gain Control of AIM's Board – Jorgl's Purported Nomination Notice

27. On April 29 (a day after AIM rejected the Lautz notice), Chioini contacted Rockwell Medical co-founder, Michael Xirinachs, providing him with a copy of AIM's bylaws (the "Bylaws") and flagging the provision requiring a stockholder to notify the Company, before its annual shareholder meeting, of any intent to nominate a board candidate (the "Advance Notice Provision") On May 1,

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Chioini emailed Xirinachs to set up a call among themselves and Tudor regarding the "AIM deal." On May 3, Chioini invited Tudor and Xirinachs to a teleconference with counsel at Baker & Hostetler LLP ("BakerHostetler"), the subject of the call was "Potential Engagement: Proxy Contest." The next day, BakerHostetler forwarded to Tudor and Xirinachs an update reflecting the meeting's new time.

28. In an ominous prelude to the group's second attempt to seize control of AIM's Board, Tudor emailed Equels and AIM's investor relations firm on May 17, relaying that because they had "totally ignore[ed]" him, they would "now get gloves off."

29. In connection with their second attempt at AIM's board, the conspirators' group, now consisting of Tudor, Deutsch, Kellner, Lautz, Chioini, and Xirinachs, dropped Lautz's candidate David Ring, and instead, Chioini proposed Michael Rice as a second nominee. Tudor and Chioini had known Rice for years—Rice was a co-founder of Rockwell Medical's investor relations firm, LifeSci Partners, through which he developed a relationship with Tudor and Chioini. Additionally, following their time working with Rockwell Medical, Tudor and Rice worked at SQI Diagnostics, a company that develops and commercializes medical diagnostic testing.

30. On June 2, 2022, Tudor emailed Deutsch, reporting that he had two "strong candidates to run and get control of the [Board]." Tudor's email continued:

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"I have a shareholder who is will[ing] [*sic*] to have their name as the lead but so far have not been able to find anyone to front the $150k." Deutsch forwarded that email to Kellner that same day. The stockholder Tudor anticipated would try to submit the new nominations was Lautz. Tudor and Chioini tried to get Lautz to submit a second nomination notice, but Lautz balked, concerned that his involvement would not be a "good look," considering that Lautz had been fired from Merrill Lynch and was the subject of a related Financial Industry Regulatory Authority investigation. Eventually, Lautz declined altogether, informing Tudor that he could not "be the face" of his efforts to oust AIM's Board.

31. Between June 2 and July 8, Xirinachs communicated frequently with Chioini and BakerHostetler to plan the anticipated nominations, proxy contest, and overall strategy for the attempted takeover of AIM, including numerous communications as to which Chioini has claimed the attorney-client privilege on the basis of a shared common interest between Chioini and Xirinachs in connection with the anticipated nominations and proxy contest. Rice also communicated with Chioini and BakerHostetler during this period to seek legal advice concerning the anticipated nominations.

32. After Lautz declined to be the "face" of the nominations, however, the conspirators still needed a new "face" to conceal the involvement of (i) Tudor, who was subject to the Florida Injunction and SEC Injunction and is convicted of

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securities fraud; and (ii) Xirinachs, who did not own AIM stock and is was a convicted felon.

33. Rice eventually identified someone to serve as the new "face" for the group: Jonathan Jorgl. Jorgl was an old surfing friend of Rice's with no connection to AIM. Indeed, Jorgl had to purchase shares of AIM's stock (about $800 worth) so that he could nominate Rice and Chioini to the Board. On June 24, shortly after confirming that Jorgl would be the group's new front man, Chioini texted Rice that he was "burning a Cuban [cigar] . . . on his dock . . . ***[t]he same thing we're going to do when we celebrate . . . taking control of the [C]ompany***." With assistance from Rice, Chioini, and Xirinachs, Jorgl transferred his recently purchased AIM shares into his name of record, and the group continued planning their second bid to unseat AIM's Board.

34. When it came time to execute an engagement letter with BakerHostetler for their assistance with Jorgl's nomination, Jorgl wavered, concerned that he would be left responsible for the firm's bill. On July 7, Chioini reassured Jorgl that he "would not be on the hook" for any costs and that "[w]e are paying [the] fees." The "we" included Chioini and Xirinachs, if not other members of the enterprise.

35. On July 8, 2022, Jorgl submitted a notice of intent to nominate Chioini and Rice to AIM's board (the "Jorgl Nomination Notice"). The Jorgl Nomination Notice failed to comply with AIM's bylaws because, among other things, it actively

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concealed and failed to disclose the intricate web of agreements and understandings pursuant to which Jorgl's purported nominations were made and it contained intentionally misleading statements about the funding of the nominations and proxy contest, among other things.

36. In fact, Jorgl's nomination notice not only failed to mention these arrangements and understandings, but Jorgl and his hidden co-conspirators actively worked with counsel to craft a nomination notice that was outright deceptive. The notice falsely represented that, except for arrangements with his nominees, Jorgl "is not party to any agreements, arrangements or understandings with any other stockholders of the Company nor with the Nominees or any other person pursuant to which the nominations are being made." The Jorgl Nomination Notice also inaccurately represented that Chioini and Rice would "pay or contribute to the costs of the solicitation of proxies for their election." But discovery in the Jorgl action confirmed that Rice never agreed to pay, and did not pay, any costs associated with the Jorgl nomination attempt or litigation. As AIM would learn in litigation, the actual funders of the Jorgl nomination attempt were Chioini and Xirinachs.

37. Further confirming one of the real purposes of the scheme was to conceal Tudor's involvement, Tudor communicated to Kellner on July 9 that *he* (Tudor) had nominated two directors to AIM's Board. Days later, Xirinachs wrote to Chioini "the way I hope this all plays out is we get control of AIM—We figure

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out just what they have or don't have, decide if it is something we want to pursue, then hire the right people to move it forward, how much $$ are we throwing at it. In the meantime, we continue to look for opportunities to either acquire, (to spin off at a later time), license technology, or possibly merge with. In 2 ½ short months we should be good to go."

38. On July 11, 2022, Xirinachs contacted an acquaintance, Paul Tusa, of River Rock Advisors LLC, about a supposed investment opportunity. Neither Tusa nor River Rock held AIM stock. Xirinachs, determined to hide his involvement in Jorgl's nomination attempt, wanted to use Tusa and River Rock as fronts that would *appear* to be funding Jorgl's nomination attempt and the eventual proxy fight. In reality though (as AIM would eventually learn in connection with litigation), *Xirinachs* would be the one bankrolling the scheme. To that end, Xirinachs gave Tusa $5,000 to keep River Rock's bank account open, as it was on the verge of being closed for inactivity.

A. Chioini and Xirinachs Intentionally Delay Papering Their Agreements

39. Despite having regularly planned and coordinated their efforts to oust AIM's Board since at least the spring of 2022, including working with counsel to prepare a nomination notice, Tudor, Deutsch, Kellner, Chioini, Rice, Jorgl, and Xirinachs purposefully avoided documenting certain of their arrangements and understandings in writing until after Jorgl submitted his Nomination Notice. The

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first business day after AIM received the Jorgl Nomination Notice, Xirinachs emailed BakerHostetler—which had worked extensively with Chioini and Xirinachs for weeks to prepare the notice—about executing an engagement letter. Communications among BakerHostetler, Chioini, and Xirinachs followed, and it appears Chioini and Xirinachs finally signed an engagement letter with BakerHostetler around August 15, notwithstanding that Chioini, Xirinachs, Tudor, and Rice had been working actively and extensively with BakerHostetler on the nominations and strategy for the proxy contest since early April.

40. Additionally, on July 21, 2022, Jorgl and his co-conspirators put out a misleading press release belatedly identifying River Rock as a "participant[] in the proxy solicitation." The press release failed to note in what capacity River Rock would be "participating" in the Jorgl nomination attempt and intentionally concealed that the entity would be funded by Xirinachs. The conspirators purposefully postponed entering into engagement letters and other agreements and used Tusa/River Rock as a façade to attempt to give a false impression there were no arrangements or understandings with Xirinachs until mid-August 2022. The intentional concealment by the conspirator group of Xirinachs's involvement included misrepresentations made to this Court, including (i) a footnote in Jorgl's complaint stating that, "[s]ince the filing of the [Jorgl Nomination Notice], . . . Jorgl has formed a group with individuals that are non-stockholders (i.e., Chioini, Rice,

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River Rock Advisors LLC). This agreement was formed on July 27, 2022 [the "Group Agreement"], to facilitate payment of certain fees and expenses in connection with the nominations and solicitation of proxies in support of the nominations"; and (ii) interrogatory responses that failed to name Xirinachs as a party with knowledge of the facts alleged in Jorgl's complaint or person providing financing or funding for the Jorgl litigation.

41. Indeed, Jorgl and his co-conspirators did not expressly reveal Xirinachs's involvement or his connection to River Rock until they issued a proxy statement on September 15, 2022—only *after* AIM had finally uncovered Xirinachs's role and connection to Chioini and BakerHostetler during depositions in the Jorgl Action days earlier. Incredibly, the proxy statement claimed that on September 14, the Group Agreement was amended "as a result" of the fact that Xirinachs had "paid certain expenses on behalf of River Rock . . . and agreed to be jointly responsible for expenses [related to the Jorgl nomination attempt] with Mr. Chioini going forward."

42. In other words, Jorgl and his co-conspirators misrepresented to shareholders and this Court that they only formed arrangements as to backing and funding of Jorgl's nomination attempt in late August and early September. But these late-executed agreements merely put into writing—for the apparent purpose of obscuring the real timeline—certain arrangements and understandings between

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Jorgl, Chioini, Rice, Tusa/River Rock, and Xirinachs that were in place well before July 2022.

B. The Conspirators Structure Their Enterprise Using Different Cells in a Further Effort to Conceal Who Was Involved and the Existence of Arrangements and Understandings Concerning the Nominations

43. The conspirators sought to conceal the nature and membership of the overall enterprise, its plan to take control of AIM and the members' various arrangements and understandings among them relating to the nomination efforts. Among other means of concealment, the enterprise operated in siloed cells, where only some members of a cell would communicate with certain members of other cells, and vice versa. For example, Tudor worked closely with Chioini, Rice, and Lautz to plan the nominations, including the second nomination attempt once the Board rejected Lautz's purported nomination notice; Tudor even planned and coordinated with Xirinachs. Tudor separately conspired with Kellner and Deutsch but allegedly kept other members of the enterprise (such as Chioini, Rice, and Xirinachs) from communicating directly with Kellner and Deutsch. Once Rice identified Jorgl as the new "face" of the nominations, Chioini and Rice purposefully avoided telling Jorgl about Tudor's involvement and the extent of Xirinachs's involvement—at least according to their claims. Although they told Jorgl about River Rock/Tusa, that was just a façade to conceal the involvement and funding role of Xirinachs in the enterprise.

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44. The enterprise's cell structure concealed the role of convicted felons Tudor and Xirinachs by design, and also hid the role of Kellner and Deutsch, even though they had been planning the takeover with Tudor for months. The cell structure also provided Jorgl with a false basis to claim plausible deniability regarding his knowledge of others involved in the conspiracy, ostensibly justifying his omission of relevant information in the nomination notice. Jorgl's counsel who prepared the notice with Chioini and Xirinachs, and Jorgl's two nominees (Chioini and Rice), clearly knew about the significant roles of others, having planned and conspired with them for months to take control of AIM before Jorgl even became involved. Jorgl also knew of Xirinachs's involvement and failed to disclose it; and—at the very least—he had good reason to know others were involved in the enterprise and attempted to remain willfully blind. In all events, his counsel and his two nominees knew of the involvement of Tudor and Xirinachs, the efforts to conceal their involvement, and how the whole scheme was going to be funded, even if they claim to have kept Jorgl in the dark.

45. All the while, Tudor kept Kellner and Deutsch in the loop about the progress of the nomination scheme that they planned to support.

C. AIM Rejects Jorgl's Nomination Notice

46. On July 14, 2022, the Board convened a special meeting to consider the Jorgl Nomination Notice. Although the Board did not know at the time about

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Xirinachs or his active and significant involvement in the nomination scheme, it was immediately apparent to the Board that Jorgl's nomination attempt was a second run at the Board by the same group behind Lautz's failed nomination attempt. Specifically, the Board identified that (i) Jorgl had only become an AIM shareholder less than a month before submitting his nomination notice; (ii) Jorgl was renominating one of Lautz's proposed candidates, Chioini; and (iii) a preliminary investigation revealed that Chioini, Rice, and Tudor had a long history of working together. The Board unanimously voted to reject the Jorgl Nomination Notice after determining that the notice failed to disclose the arrangements and understandings that the Board believed were propelling the nomination efforts. The Board informed Jorgl of the rejection on July 19, 2022.

D. Jorgl Initiates—and Loses—Litigation to Compel AIM to Accept His Nomination

47. On July 29, 2022, Jorgl filed suit in the Court of Chancery, alleging that the Company and Board unjustly and unlawfully rejected the Jorgl Nomination Notice. Jorgl sought a preliminary injunction that would compel AIM to accept his nominations of Chioini and Rice as valid and put them on the universal proxy card for AIM's 2022 annual shareholder meeting. Through discovery in Jorgl's case—which Jorgl and his co-conspirators fought at every turn—AIM began to further untangle the many arrangements and understandings underlying Jorgl's nomination attempt that he had failed to disclose and actively conceal in his nomination notice,

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as well as other false and misleading statements in the nomination notice that Jorgl and/or his counsel knew to be false or misleading when made.

i. Discovery Reveals the Real Players in Jorgl's Nomination Attempt

48. Jorgl initially attempted to avoid discovery altogether, arguing that nothing before July 8, 2022, was relevant to his claims. The reason behind his position is now clear: Jorgl, Chioini, and Rice—all represented by the same counsel who had prepared the nomination notice with Chioini and Xirinachs—knew that discovery would finally expose the many arrangements and understandings related to his nomination attempt that Jorgl and Chioini had insisted—and had represented to the Court—did not exist.

49. Specifically, via discovery in the Jorgl Action, AIM confirmed that Jorgl was merely the newest "face" of another intricate plot by Chioini, Tudor, Kellner, and Deutsch to take over AIM's Board. But Xirinachs's involvement was so thoroughly and zealously concealed that AIM did not learn about his role in the scheme until the substantial completion deadline for document production and less than a month before oral argument on Jorgl's motion for preliminary injunction.

50. Discovery in the Jorgl action also confirmed that Tudor, in close coordination with Mr. Deutsch, has been publicly disparaging AIM on retail stock internet message boards, often via the use of alias usernames, with the apparent intent to drive down stock prices.

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ii. The Court Finds Jorgl's Notice Was "at Best, Misleading"

51. Ultimately, the Court denied Jorgl's motion for preliminary injunction, explaining that "the evidence put forward by the defendants indicate[d] that Jorgl's notice was—at best—misleading."[36] "[D]iscovery indicated that a web of individuals had worked together to bring Jorgl's nomination forward."[37] The Court shot down Jorgl's knowingly false contention that the director defendants had "concoct[ed] a conspiracy theory," noting, "the directors concluded a clandestine plan was afoot. I cannot say that they were wrong or that they acted unreasonably."[38]

52. The Court also found that the "extent and subject" of discussions between Chioini, Xirinachs, and their counsel contradicted Jorgl's contention that Xirinachs was just a peripheral figure in Jorgl's nomination efforts.[39] "The evidence also indicates that Tudor's and Xirinachs's actions went beyond loose discussions about the nominations. Their actions appear purposefully directed toward a shared goal of taking control of the Board. They were coordinated and constructed over a period of weeks."[40]

---

[37] *Id*.

[38] *Id*. at *2.

[39] *Id*. at *13.

[40] *Id*.

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53. The Court explained that Jorgl's nomination notice "did not disclose an arrangement pursuant to which Jorgl was asked to purchase AIM shares and put them into record name," nor did it convey "the understanding that Jorgl would not have to pay any expenses if he submitted the notice."[41] Rather, the Jorgl Nomination Notice had falsely represented that Jorgl had no arrangements or understandings pursuant to which he submitted his nomination notice, other than with Chioini and Rice. But as the Court deduced, that narrative was untrue; "Jorgl was part of an overarching arrangement or understanding that formed before July 8."[42]

iii. After Jorgl's Nomination Bid Fails, Counsel Warns of a Third Attempt Coming in 2023

54. After Jorgl's failed nomination attempt, AIM's 2022 directors (Equels, William Mitchell, and Stewart Appelrouth) were reelected to the Board on November 3, 2022.

55. On November 9, AIM announced it was initiating a process to add two additional directors to its Board who will bring diversity and additional biotechnology commercialization experience.

56. Later in November, BakerHostetler sent a letter to AIM on behalf of its clients Chioini and Rice, advocating for the Board to appoint Chioini and Rice as

[41] *Id*. at *14.

[42] *Jorgl*, 2022 WL 16543834, at *14.

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directors. In a follow-up telephone call on December 5, 2022, between BakerHostetler and AIM's counsel, BakerHostetler stated that Chioini and Rice would be amenable to putting mutually agreeable directors on AIM's Board, but that they were "impatient," and if an agreement could not be reached by the end of December, they would be "better organized next year" and were "ready to come out guns blazing." At the time, neither Chioini nor Rice owned AIM stock and could not have nominated director candidates.

iv. AIM Amends Its Advance Notice Provisions

57. Following the conspirator group's efforts to evade and circumvent the requirements of AIM's advance notice bylaws in 2022, including their efforts to actively conceal the significant role and involvement of two felons in the scheme, AIM's Board determined it was advisable to update AIM's Bylaws, including updating the Advance Notice Provision to ensure they were consistent with prevailing norms for publicly traded corporations and were less susceptible to attempts to circumvent the bylaws and conceal material information from AIM's Board and AIM's stockholders (as amended and restated, the "Amended Bylaws"). Specifically, the Amended Bylaws would require stockholders intending to nominate candidates for consideration for election of directors to include in their nomination notice disclosures regarding, among other things, (i) the AIM securities held by (1) the nominating party, (2) other AIM stockholders on whose behalf the

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nominating party was acting, and (3) the nominated candidates; (ii) the agreements, arrangements, and understandings between the nominating party and others related to the nominations, including the funding of the nominations; (iii) information about the nominees; (iv) potential conflicts of interest; and (v) other stockholders known to support the nominations. The Board approved and adopted the Amended Bylaws on March 28, 2023.

IV. The Third Attempt to Gain Control of AIM's Board

A. Kellner's Attempted Nomination

58. On August 3, 2023, one day before the submission deadline, Kellner's counsel at BakerHostetler emailed to AIM a copy of a letter from Kellner, dated August 4, 2023, stating Kellner's intent to nominate himself, Chioini, and Deutsch for election as directors at AIM's 2023 annual stockholder meeting (the "Kellner Nomination Notice").

B. The Board Considers Kellner's Nomination

59. On August 8, 21, and 22, 2023, the Board convened to discuss the Kellner Nomination Notice. The Board noted, among other things, that several individuals referenced in the Kellner Nomination Notice had been engaged in a multi-year effort to disrupt AIM's business, including all three of the proposed director nominees as well as Tudor, Xirinachs, Jorgl, Lautz, Rice, and Tusa.

60. On August 22, 2023, the Board voted unanimously to reject Kellner's Nomination Notice. After careful deliberation, the Board determined that the

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Kellner Nomination Notice failed to comply with the Amended Bylaws in numerous ways. These included (i) failure to disclose, or false or misleading disclosures regarding, agreements, arrangements, and understandings ("AAUs") that Chioini, Kellner, and Deutsch have and had amongst themselves and others, including Tudor, Xirinachs, Lautz, Jorgl, Rice, Tusa, River Rock Associates LLC, and BakerHostetler, relating to (a) the 2022 nomination efforts by the conspirator group, (b) their late 2022 plans to carry out a proxy contest in 2023, and (c) the 2023 nomination efforts; (ii) false statements regarding ISS and Glass Lewis recommendations regarding Deutsch; (iii) failure to provide responsive disclosures about seven categories of specified information regarding the ownership by Kellner, Deutsch, Chioini, and Stockholder Associated Persons (as defined in AIM's Amended Bylaws) of Company securities, through short interests, derivatives, voting arrangements, or other types of synthetic ownership or other ownership interests or interests in contracts with Company competitors; (iv) defective language in the nominee's consents; (v) failure to disclose all SAPs as such and to provide required information about them; (vi) failure to disclose known supporters of Kellner's purported nominations; (vii) failure to disclose, by impermissibly attempting to modify the disclosure requirement, the specific amount and nature of financial or economic interests in funds or vehicles managed by or under common management with or affiliated with Kellner and Deutsch or their SAPs; (viii) failure

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to disclose and misleading disclosures about the dates of first contact between each of the nominees, on the one hand, and any Holder (as defined in AIM's Amended Bylaws) or SAP, on the other hand, relating to the Company and the nominations; (ix) failure to disclose the full legal name and addresses for certain SAPs; (x) defective certification that Deutsch and Kellner and their SAPs have complied with all federal and state laws and other legal requirements in connection with acquiring AIM securities and their acts or omissions as AIM stockholders; (xi) failure to disclose all information required to be set forth in a Schedule 13D for each SAP; and (xii) failure to disclose information required to be disclosed in a proxy statement.

61. Kellner's notice omitted disclosures or contained misleading or inaccurate disclosures regarding AAUs that Chioini, Kellner, and Deutsch had amongst themselves and others relating to the group's nomination efforts in 2022, including (i) AAUs regarding efforts to conceal Tudor's and Xirinachs's involvement and roles, (ii) AAUs to conceal and mislead about the timing of various AAUs themselves (*e.g.*, misleading characterizations about when AAUs were "formalized"), (iii) AAUs regarding the funding of the Jorgl nominations and related litigation, (iv) AAUs pertaining to the group's efforts to identify and select potential nominees, (v) the AAU regarding someone to be the "face" of the nomination to conceal the involvement of others, (vi) AAUs regarding plans to spin out the Company's oncology business or cause the Company to engage in other transactions

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if the group were to acquire control of the Board, and (vii) an AAU to attempt to organize a group of stockholders with aggregate ownership of more than 15% of the Company's shares. Kellner's notice also fails to disclose the AAU among members of the group, including Chioini, to structure the enterprise in cells or pockets of individuals, only some of whom would communicate and coordinate with other members in different pockets or cells, all for the purpose of attempting to conceal who was involved in the overall enterprise and to try to give Jorgl a basis to claim he was not aware of information required to be disclosed in his nomination notice. Overall, the Kellner's notice portrays a false narrative about the number, nature, and scope of the various AAUs relating to nomination efforts in 2022 and the extent of involvement of various individuals and the timing of their involvement.

62. Kellner's notice also omitted disclosure of AAUs that Chioini had with Rice, Kellner, Deutsch, or others in late 2022 to nominate directors in 2023, the existence of which AAUs are demonstrated by, among other things, the threats made by counsel purporting to represent Chioini and Rice at the time that they would "be better organized next year" in mounting a proxy contest and would come out "guns blazing." In fact, Kellner's nomination notice specifically states that Chioini entered into no AAUs regarding the 2023 nominations until July 2023.

63. With regard to the Kellner Nomination Notice's failure to disclose or false or misleading disclosures regarding AAUs that Chioini, Kellner, and Deutsch

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have and had amongst themselves and others relating to nomination efforts in 2023, Kellner's notice omits disclosure of AAUs regarding any contemplated employment or consulting arrangements with Chioini and other plans for AIM if the group were to gain control of AIM's Board. Kellner's notice also states that Tudor is no longer involved in the group's nomination efforts, which is not credible given, among other things, Tudor's historical activities with respect to AIM; his lead role in orchestrating and planning the nomination efforts in 2022, selecting the proposed nominees in 2022, and coordinating with Chioini, Xirinachs, Kellner, Deutsch, and others throughout 2022 in an attempt to take control of AIM's Board; Tudor's long-standing relationships with Chioini, Kellner, and Deutsch; and Tudor's ongoing employment by Deutsch. It also is not credible that Chioini, Kellner, and Deutsch have no current AAU's with Xirinachs regarding the 2023 nominations, given Xirinachs's significant role in orchestrating, planning, and funding the 2022 nomination efforts and the commitment of Chioini, Kellner, and Deutsch to seek to have AIM pay BakerHostetler and/or reimburse Chioini and Xirinachs for the fees and expenses associated with the 2022 nomination efforts and litigation, for which Chioini and Xirinachs are financially responsible.

64. AIM's Board also concluded that Kellner's defective Nomination Notice appears to have been designed to omit and conceal information and to provide incomplete or misleading disclosures that undermine the important disclosure

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function that AIM's Advance Notice Provisions were designed to serve. The material omissions and incomplete, false, and misleading disclosures inhibit the Board from making a recommendation to stockholders based on full and truthful information from Kellner and his nominees and prevent Company stockholders from casting well-informed votes. The Board also discussed that the Board needs to protect the Company and its stockholders from the lack of full and candid information, and also protect them from the coordinated efforts of which Kellner, Deutsch, and Chioini are a part and through which the group is seeking to acquire control of AIM—with the participation of known felons whose significant roles Kellner is still trying to conceal or significantly downplay—all without paying a control premium or disclosing the group's true plans for the Company.

65. On August 23, AIM's counsel sent a letter to Kellner's counsel notifying Kellner that the Board had rejected his Nomination Notice and explaining that the Notice was deficient in numerous material respects under the Amended Bylaws.

66. On August 25, Kellner initiated the suit *Kellner v. AIM ImmunoTech Inc. et al.*, C.A. No. 2023-0879-LWW, alleging that the Amended Bylaws are invalid (or alternatively, were invalidly applied), and that AIM's directors breached their fiduciary duties in adopting the Amended Bylaws and rejecting Kellner's Nomination Notice.

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CAUSES OF ACTION

COUNT I
Request for Declaratory Judgment

67. Counterclaim Plaintiff AIM realleges and incorporates herein by reference the foregoing paragraphs of this Verified Counterclaim.

68. There are justiciable controversies regarding (i) the validity of the Amended Bylaws, (ii) whether the Kellner Nomination Notice complies with the Amended Bylaws; and (iii) whether AIM's directors breached their fiduciary duties by adopting the Amended Bylaws and rejecting the Kellner Nomination Notice for failing to comply with the Amended Bylaws.

69. The Amended Bylaws adopted by the Board are valid and lawful. The Amended Bylaws were adopted to bring AIM's Advance Notice Provisions into alignment with the bylaws of many other public companies and to ensure that the Board and stockholders have material information pertaining to stockholder nominations and business proposals in order to make informed judgments. The Advance Notice Provisions of AIM's Amended Bylaws are reasonable and are neither preclusive nor coercive. Any difficulty Kellner claims to have had in complying with the Amended Bylaws is not the result of the disclosure requirements of the Amended Bylaws. It is the result of the complex web of agreements, arrangements, and understandings of which Kellner, Chioini, Deutsch, Tudor, Xirinachs, and others voluntarily chose to enter into relating to their efforts to take

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control of AIM through attempts to nominate directors to AIM's Board, as well as their extraordinary efforts over the course of two years or more to conceal or paint a materially false narrative concerning numerous aspects of their arrangements, the roles and full extent of participation of various individuals in those efforts, when they became involved, whether they are still involved, and the group's plans for AIM.

70. AIM's directors, Thomas Equels, William Mitchell, and Stewart Appelrouth, did not breach their fiduciary duties to AIM or its stockholders by adopting the Amended Bylaws.

71. The Amended Bylaws were validly and lawfully applied. Kellner's Nomination Notice failed to comply with the Amended Bylaws in numerous ways. The Board carefully considered the Kellner Nomination Notice and determined that the notice contained material deficiencies that rendered it noncompliant with AIM's Amended Bylaws. The Company thoroughly explained the reasons for its rejection of Kellner's Nomination Notice in a letter to Kellner's counsel.

72. AIM's directors, Thomas Equels, William Mitchell, Stewart Appelrouth, and Nancy K. Bryan, did not breach their fiduciary duties in rejecting the Kellner Nomination Notice for its failure to comply with the Amended Bylaws.

73. AIM has no adequate remedy at law.

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PRAYER FOR RELIEF

WHEREFORE, AIM prays for relief as follows:

A. Dismissing Plaintiff's Complaint with prejudice and entering judgment against Plaintiffs and in favor of Defendants/Counterclaim Plaintiff on Plaintiff's Complaint and Defendants' Verified Counterclaim.

B. Declaring that the Amended Bylaws are lawful and valid.

C. Declaring that the Kellner Nomination Notice did not comply with AIM's Amended Bylaws.

D. Declaring that the Kellner Nomination Notice was lawfully and validly rejected for failing to comply with the Amended Bylaws.

E. Declaring that AIM's directors did not breach their fiduciary duties in connection with adopting the Amended Bylaws or rejecting the Kellner Nomination Notice for failure to comply with the Amended Bylaws.

F. Awarding other such relief to Defendants/Counterclaim Plaintiff as the Court deems fair and equitable.

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POTTER ANDERSON & CORROON LLP

OF COUNSEL:

Stefan Atkinson, P.C.
Mary T. Reale
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, NY 10022
(212) 446-4800

Michael F. Williams, P.C.
Don Hong
KIRKLAND & ELLIS LLP
1301 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
(202) 389-5000

/s/ Michael A. Pittenger
Michael A. Pittenger (No. 3212)
William R. Denny (No. 2580)
Matthew F. Davis (No. 4696)
Nicholas D. Mozal (No. 5838)
Caneel Radinson-Blasucci (No. 6574)
Eric J. Nascone (No. 6883)
Hayden J. Driscoll (No. 7042)
1313 North Market Street
Wilmington, DE 19899
(302) 984-6000

Attorneys for AIM ImmunoTech Inc., Thomas K. Equels, William Mitchell, Stewart Appelrouth, and Nancy K. Bryan

Dated: September 11, 2023
11027855

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EX-99.1 2 ex99-1.htm

Exhibit 99.1

Potter Anderson Corroon LLP

1313 North Market Street
P.O. Box 951
Wilmington, DE 19801- 0951
302 984 6000
www.potteranderson.com

Michael A. Pittenger
mpittenger@potteranderson.com
302 984-6136 Direct Phone
302 778-6136 Fax

August 23, 2023

VIA E-MAIL AND FEDEX

John J. Harrington
Baker & Hostetler LLP
Key Tower, Suite 2000
127 Public Square
Cleveland, Ohio 44114-1214

Re: **AIM ImmunoTech Inc.**
Response to Purported Notice of Stockholder Intent to Nominate Individuals for Election as Director at the 2023 Annual Meeting of Stockholders of AIM ImmunoTech Inc.

Dear Mr. Harrington:

On behalf of my client, AIM ImmunoTech Inc., a Delaware corporation (the "***Company***" or "***AIM***"), I am writing in response to the letter from Ted D. Kellner, dated as of August 4, 2023 (the "***Notice***"), purporting to serve as notice to the Company of Mr. Kellner's intent to nominate himself, Todd Deutsch and Robert L. Chioini as nominees to be elected to the Company's board of directors (the "***Board***") at the Company's 2023 annual meeting of stockholders (the "***2023 Annual Meeting***"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Bylaws (as defined below) or, as applicable, the Company's Directors and Officers Questionnaire in the form furnished to Mr. Kellner on July 31, 2023 (the "***Questionnaire***").

Section 1.4 of the Company's Restated and Amended Bylaws (the "***Bylaws***" and such Section 1.4, the "***Advance Notice Bylaw***") sets forth the requirements for nominating persons for election to the Board at a duly held meeting of stockholders of the Company. No stockholder may nominate persons for election to the Board absent compliance with such provisions.

As described in detail in this letter, the Notice does not satisfy the requirements of the Advance Notice Bylaw in numerous respects. Among other things, the Notice fails to describe certain agreements, arrangements and understandings ("***AAUs***") accurately and completely – or omits disclosure of AAUs – required to be disclosed and described under the Advance Notice Bylaws with respect to the purported nominations and the attempted nominations in 2022. In addition, the Notice omits information or includes materially false information regarding nominee qualifications and experience and in numerous cases fails to provide material information required by the Advance Notice Bylaw, including, without limitation, regarding certain Stockholder Associated Persons, ownership information, dates of first contact with Stockholder Nominees, line-item requirements under the federal proxy rules, and Schedule 13D information regarding Stockholder Associated Persons.

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I. ***The Notice Fails to Provide a Complete and Accurate Description of All Agreements, Arrangements or Understandings Required to be Disclosed Under the Advance Notice Bylaw***

The Notice fails to provide a complete and accurate description of all AAUs with respect to Mr. Kellner's purported nominations and the Company (or prior efforts to nominate) that are required to be disclosed under the Bylaws.

Section 1.4(c)(1)(D) of the Bylaws requires that the Notice include "a complete and accurate description of all agreements, arrangements or understandings (whether written or oral, and including promises) between or among any two or more of any Holder, any Stockholder Associated Person (as such terms 'Holder' and 'Stockholder Associated Person' are defined in this Section 1.4), any Stockholder Nominee, any immediate family member of such Stockholder Nominee, any Affiliate or Associate of such Stockholder Nominee, any person or entity acting in concert with any of the foregoing persons or entities with respect to the nominations or the Corporation (including the full legal name (and any alias names) of any such person or entity acting in concert), and/or any other person or entity (including the full legal name (and any alias names) of any such person or entity), existing presently or existing during the prior twenty-four (24) months relating to or in connection with the nomination of any Stockholder Nominee or any other person or persons for election or re-election as a director of the Corporation, or pursuant to which any such nomination or nominations are being made, or relating to or in connection with the funding or financing of any nomination or nominations of any person or persons (including, without limitation, any Stockholder Nominee) for election or re-election to the Board of Directors, including, without limitation, the funding or financing of any proxy solicitation or litigation relating to such nomination or nominations".

Section 1.4(c)(1)(E) of the Bylaws requires that the Notice include "(i) a complete and accurate description of all agreements, arrangements or understandings (whether written or oral, and including promises) between or among each Holder and/or any Stockholder Associated Person (as such terms 'Holder' and 'Stockholder Associated Person' are defined in this Section 1.4), on the one hand, and any Stockholder Nominee, on the other hand, (x) to consult or advise on any investment or potential investment in a publicly listed company (including the Corporation), and/or (y) to nominate, submit, or otherwise recommend the Stockholder Nominee for appointment, election or re-election (or, for the avoidance of doubt, as a candidate for appointment, election or re-election) to any officer, executive officer or director role of any publicly listed company (including the Corporation), in each case, during the past ten (10) years; and (ii) a complete and accurate description of the outcome of any situations described pursuant to the foregoing clause (i)".

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Section 1.4(c)(1)(J) of the Bylaws requires that the Notice include "a complete and accurate description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements or understandings (whether written or oral) existing presently, that existed during the past three (3) years or that were offered during the past three (3) years (whether accepted or declined), and any other material relationships, between or among any Holder or any Stockholder Associated Person, on the one hand, and the Stockholder Nominee, any member of the immediate family of such Stockholder Nominee, and/or the Stockholder Nominee's respective Affiliates and Associates, on the other hand (including the full legal names (and any alias names) of such persons) and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K ('Regulation S-K') under the Securities Act of 1933 (the 'Securities Act') (or any successor provision), if any Holder or any Stockholder Associated Person were the 'registrant' for purposes of such rule and such Stockholder Nominee were a director or executive officer of such registrant."

Section 1.4(i)(6) of the Bylaws defines "Holder" as "the Noticing Stockholder [(*i.e.*, Mr. Kellner)] and each beneficial owner [(*e.g.*, Mr. Deutsch)], if any, on whose behalf the nomination is made or other business is being proposed." Section 1.4(i)(8) defines "Stockholder Associated Person," in relation to any Holder, as "(i) any person acting in concert with such Holder with respect to the Stockholder Proposal or the Corporation, (ii) any person controlling, controlled by, or under common control with such Holder or any of their respective Affiliates and Associates, or a person acting in concert therewith with respect to the Stockholder Proposal or the Corporation, and (iii) any member of the immediate family of such Holder or an Affiliate or Associate of such Holder." It also defines the terms "Affiliate" and "Associate" as having the meanings attributed to them under Rule 12b-2 of the Securities and Exchange Act of 1934 (as amended, the "***Exchange Act***").

AAUs Regarding the 2022 Annual Meeting

The Notice omits disclosures and contains misleading and incomplete disclosures about Mr. Chioini's AAUs with several persons who acted in concert with him (as well as with Messrs. Kellner and Deutsch) and who are Stockholder Associated Persons (*e.g.*, Jonathan Jorgl, Franz Tudor, Michael Xirinachs, Paul Tusa, River Rock Advisors LLC ("***River Rock***")) relating to Mr. Jorgl's attempted nominations of Messrs. Chioini and Rice in 2022, and therefore fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws. As the Delaware Court of Chancery explained in its October 28, 2022 opinion denying Mr. Jorgl's motion for a preliminary injunction, the discovery in the 2022 litigation confirmed that "a web of individuals had worked together to bring Jorgl's nomination forward." *Jorgl v. AIM ImmunoTech Inc.*, 2022 WL 16543834, at *1 (Del. Ch. Oct. 28, 2022). Mr. Chioini had AAUs with Messrs. Jorgl, Tudor, Xirinachs, Tusa, and Mr. Tusa's entity River Rock, among others, to, among other things, conceal the significant involvement of Messrs. Tudor and Xirinachs in the 2022 nomination efforts, including (x) Mr. Tudor's significant role in initiating, planning,[1] and developing legal strategies for the nomination process, selecting the nominees, searching for and identifying stockholders to be the "face" of the nominations, and otherwise coordinating with Messrs. Chioini and Xirinachs in relation to the nomination efforts, and (y) Mr. Xirinachs' significant role in planning and developing legal strategies for the nomination process,[2] conspiring with Messrs. Chioini, Tudor, and Rice on plans for AIM if the nominations were successful, promising to finance the nominations and related litigation, and holding out Mr. Tusa and River Rock as the named funding source to conceal Mr. Xirinachs' involvement and his funding commitment, even though there was never an intent (or ability) for Mr. Tusa and River Rock to provide the financing. As the Court of Chancery found, "it appears that Tudor and Xirinachs were working with Chioini and others to devise legal strategies and formulate a plan for the proxy contest. They engaged in advance planning towards a common end: to find an AIM stockholder who would transfer shares into record name and serve as the 'face' of their nomination. That stockholder was Jorgl." *Jorgl*, 2022 WL 16543834 at *13. The Court also explained that the actions of Mr. Tudor and Mr. Xirinachs "appear purposefully directed toward a shared goal of taking control of the Board." *Id*. The conspirators also had an AAU to structure the enterprise to involve different cells of individuals, with only certain participants in each cell communicating with participants in other cells, in a further effort to conceal the involvement of Messrs. Tudor, Xirinachs, Kellner, Deutsch, and others in the nominations and to attempt to justify Mr. Jorgl's feigned ignorance of certain information required to be disclosed in his nomination notice (the "***Cell Structure AAU***"). *See*, *e.g.*, *id*. at *1 ("a web of individuals had worked together to bring Jorgl's nomination forward.").

[1] *See*, *e.g.*, *id*. at *13 ("Tudor launched the effort in the spring, leading to Lautz's nomination of Chioini and Ring. When that failed, Tudor tried again. Chioini put Tudor in touch with Rice as a possible nominee, and Rice asked Jorgl to become a stockholder and serve as the nominator. Tudor went dark around the time Jorgl entered the picture in late June, though Kellner's contemporaneous notes the day after the Notice was submitted make clear that Tudor maintained some involvement."); *id*. at *7 ("Kellner's handwritten notes of the call state: 'Franz [Tudor] submitted 2 new directors on Friday July 8th: 1. Mike Rice 2. Rob Chioini.' Jorgl's nomination was not yet public.").

[2] *See*, *e.g.*, *id*. at *13 ("Behind the scenes, Xirinachs was working with counsel and Chioini to put the 'AIM process in[to] full swing.'").

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Most of these AAUs are not mentioned or acknowledged at all in the Notice. As to those that are mentioned or alluded to, the Notice provides information that is, at best, misleading. For example, it contains false and misleading statements about when Mr. Xirinachs first had AAUs regarding the nominations with Messrs. Chioini, Tudor, and others, claiming he only reached an AAU with any other party shortly after Mr. Jorgl submitted a nomination notice on July 8, 2022. However, Mr. Xirinachs had long been working with Messrs. Chioini and Tudor (since at least April 2022) on the nomination conspiracy; Messrs. Xirinachs, Chioini, and Tudor had one or more AAUs in place regarding the planned nominations well before July 8, 2022. These AAUs are evidenced by, among other things, the "common interest" privilege that Messrs. Chioini and Xirinachs asserted in the 2022 litigation with respect to numerous pre-July 8 communications they had with counsel to craft and plot the nomination process, including commenting on the draft Jorgl nomination notice. *Id.* at *13 n.152 (noting that Chioini's and Xirinachs's "assertion of the common interest privilege implie[d] that the parties . . . were working together towards a shared objective"). The Notice falsely portrays the nature, scope, and significance of Mr. Xirinachs' pre-July 8 role in the 2022 nomination process and omits the existence of Mr. Chioini's and Mr. Tudor's pre-July 8 AAUs with him concerning the nominations. *Id*. at *7 ("The extent and subject of these communications seem to belie Jorgl's position that Xirinachs remained on the periphery through July 8."). The Notice also provides a knowingly false narrative regarding AAUs concerning the funding of Mr. Jorgl's 2022 nominations, including untruthful statements concerning the timing of Mr. Xirinachs' commitment to fund the nominations (and related litigation) and a false narrative concerning the role of Mr. Tusa and River Rock in funding the 2022 nominations. The Notice omits that the conspirators (including Messrs. Chioini and Xirinachs) never truly intended that River Rock would be a funding source; rather, the plan all along was for Mr. Xirinachs to secretly channel funds through River Rock in order to conceal his involvement and funding commitment, given that he had recently pled guilty to wire fraud and had been found liable for securities law violations in a civil suit. The Notice also fails to acknowledge the Cell Structure AAU among Mr. Chioini and other members of the conspiracy. Mr. Chioini was also involved in AAUs to avoid or postpone formalization of nomination-related AAUs to conceal the involvement of participants in the conspiracy and to concoct a justification for Mr. Jorgl's feigned ignorance of certain information required to be disclosed in his nomination notice. That too is not disclosed in the Notice.

The Notice also contains misleading and inaccurate disclosures about Mr. Chioini's AAUs with Messrs. Lautz, Tudor, and Daniel Ring in 2022 relating to Lautz's failed nominations of Chioini and Ring and therefore fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws. It intentionally downplays Mr. Chioini's role in that effort and omits mention of any AAUs reached with Messrs. Tudor, Lautz, and Ring in connection with that effort.

The Notice also omits and contains misleading and incomplete disclosures about Messrs. Deutsch's and Kellner's involvement in the 2022 nominations and their AAUs with Mr. Tudor and other individuals acting in concert with them. This includes their AAUs with Mr. Tudor to locate director candidates for the 2022 nominations, to identify a "face" to make the 2022 nominations (initially, Mr. Lautz and ultimately, Mr. Jorgl), to structure a group of stockholders with aggregate ownership of more than 15% of AIM shares (by Mr. Kellner's estimation) to support the dissident nominees, to spin out AIM's oncology business as a separate company if Mr. Tudor's chosen nominees obtained control of the Board, and to knowingly participate in an enterprise structured to involve different cells, as explained above, in order to evade detection of the full scope of their group, the identity of its participants, and the involvement of felons.

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AAUs Regarding the 2023 Annual Meeting

The Notice also fails to disclose AAUs reached in November or December 2022 among Messrs. Chioini, Rice, Kellner, and Deutsch regarding their collective action and planning toward the shared goal of nominating persons for election to the Board in 2023 and it inaccurately and misleadingly portrays the scope of their existing AAUs at that time, and therefore fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws. These deficiencies are evidenced by, among other things, communications by Baker & Hostetler LLP ("***BakerHostetler***") to AIM's counsel in November and December, on behalf of BakerHostetler's clients Mr. Chioini and Mr. Rice. In November 2022, BakerHostetler sent a letter to AIM advocating for the Board to appoint Mr. Chioini and Mr. Rice to the Board. In a follow up discussion on December 5, 2022, again on behalf of Mr. Chioini and Mr. Rice, BakerHostetler stated that they would be amenable to putting mutually agreeable directors on the AIM Board, but that they were "impatient" and if an agreement could not be reached by the end of December, they would be "better organized next year" and were "ready to come out guns blazing." As Messrs. Chioini and Rice have both represented that they do not own any AIM stock, that threat could be made only because Messrs. Chioini and Rice had one or more undisclosed AIM stockholders backing them or planning with them toward their shared goal at the time. Messrs. Kellner and Deutsch are now represented by the same counsel who made those threats, and they, together with Mr. Chioini, are carrying through with the threats. The Notice discloses that Messrs. Kellner and Deutsch were discussing nominations with Mr. Chioini in late 2022, but fails to provide specific dates and is vague on the details. That timeframe corresponds with the time that BakerHostetler was making the "guns blazing" threat and, likely not coincidently, is shortly after Mr. Deutsch hired Mr. Tudor in October 2022. Yet the Notice not only fails to disclose any AAUs among Messrs. Kellner, Deutsch, Chioini, Rice, and Tudor in late 2022, it falsely suggests Messrs. Kellner and Deutsch did not enter into any AAU with Mr. Chioini regarding the 2023 nominations until July 2023.

The Notice also omits and contains false, misleading, and incomplete disclosures about Messrs. Kellner, Deutsch, and Chioini's AAUs with each other and with their other collaborators, including Messrs. Xirinachs and Tudor, relating to the 2023 nominations, and therefore fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws. Given that Mr. Chioini owns no AIM stock but has nevertheless been planning with Messrs. Tudor and Xirinachs and others to take over AIM for well over a year, it is not credible that he has no AAUs (and has had no such AAUs in the past 24 months) concerning an employment, advisory, or consulting role with AIM or transactions involving AIM in the event the group obtains control of the Board. Moreover, Mr. Chioini is already on the hook, jointly with Mr. Xirinachs, for approximately $2.0 million in expenses related to the 2022 nomination efforts at AIM—with $1.3 million still outstanding—and has now agreed to bear a share of the potentially significant additional expenses in connection with the 2023 nominations. As Mr. Chioini has represented that he does not own any AIM shares and the AIM non-employee director compensation is set at $125,000/year, it strains the imagination to accept that Chioini is purely motivated by the promise of a directorship at AIM and has no AAUs beyond seeking reimbursement of all 2022–23 expenses. Yet no such AAUs are disclosed in the Notice. Equally not credible are the statements in the Notice contending that none of Messrs. Chioini, Kellner, or Rice has any ongoing or new AAUs with Mr. Xirinachs regarding the 2023 nominations. This is implausible, particularly given Mr. Xirinachs significant role in planning, funding, and developing legal strategies (along with Mr. Chioini and others) for the 2022 nominations and the commitment of Messrs. Chioini, Kellner and Deutsch, if elected in conjunction with Mr. Kellner's attempted 2023 nominations, to seek to cause AIM to reimburse the fees and expenses associated with Mr. Jorgl's failed 2022 nomination efforts and related litigation, for which Messrs. Chioini and Xirinachs are both responsible. Likewise, the Notice's statement that there are no AAUs with Mr. Tudor "with regard to the instant nomination notice and related efforts" is not credible, given Mr. Tudor's prominent role in initiating and planning the 2022 nomination efforts, selecting the nominees, and coordinating with Messrs. Chioini, Deutsch, and Kellner, as well as his current employment by Mr. Deutsch.

* * *

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The failure by Mr. Kellner to provide truthful and full disclosure of the foregoing matters clearly fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws and appears designed to mislead AIM's stockholders and deprive them of information needed to make fully informed decisions should Messrs. Kellner, Deutsch, and Chioini stand for election. An important purpose of advance notice bylaws, including the Advance Notice Bylaw, is to ensure that stockholders seeking to nominate persons for election as directors cannot mislead their fellow stockholders in this manner.

II. ***The Notice Contains Materially False Information Regarding Nominee Qualifications and Experience and in Numerous Cases Fails to Provide Other Material Information Required by the Advance Notice Bylaw***

In addition, the Notice fails to satisfy the requirements of the Advance Notice Bylaw in numerous other ways, including, without limitation, by providing materially false information regarding nominee qualifications and experience and in numerous cases failing to provide material information required by the Advance Notice Bylaw.

Materially False Information Regarding Nominee Qualifications

Section 1.4(c)(1)(L) of the Bylaws requires that the Notice include among other information, a completed and signed Questionnaire from each Stockholder Nominee. Section 1.4(c)(5) of the Bylaws requires a representation by the Noticing Stockholder as to the accuracy of the information set forth in the Notice (and Mr. Kellner made such representation in the Notice). Question 1(g) of the Questionnaire is "[i]f you ever served on the board of directors of a publicly traded company, has any proxy advisory firm (including Institutional Shareholder Services or Glass, Lewis & Co. or their respective affiliates) issued an adverse recommendation regarding your candidacy as a director? If yes, please identify the company, year and reasons for the adverse recommendation, to the extent known." Each of Messrs. Kellner, Deutsch and Chioini checked "No" and provided no response to the "If yes" prompt. However, each of these responses is categorically false. A basic search of recommendations presently available on the databases of Institutional Shareholder Services ("ISS") and Glass, Lewis & Co. ("Glass Lewis") reveals at least nine adverse recommendations with respect to the three proposed nominees. With respect to Mr. Kellner, Glass Lewis recommended that stockholders "withhold" votes regarding his re-election at the 2010 annual meeting of Marshall & Ilsley Corporation (formerly NYSE: MI). Likewise, with respect to Mr. Deutsch, ISS recommended that stockholders "withhold" votes regarding his re-election to the board of directors of Esquire Financial Holdings, Inc. (Nasdaq: ESQ) in each of 2019 and 2022—the only years in which Mr. Deutsch has stood for re-election to ESQ's board and where ISS has issued a related voting recommendation. Finally, with respect to Mr. Chioini, ISS recommended that stockholders of Rockwell Medical, Inc. (Nasdaq: RMTI) "withhold" votes on his re-election in each of the last five annual meetings at which he stood for re-election (i.e., at the 2003, 2006, 2009, 2012, and 2015 annual meetings); similarly, Glass Lewis recommended that stockholders "withhold" on Mr. Chioini's re-election to the Rockwell Medical board in 2012. The fact that each of the three proposed nominees concealed material information required to be truthfully disclosed in the Notice is (1) a clear and material violation of the Advance Notice Bylaw, (2) constitutes, in each case, an independent basis to disqualify each of Messrs. Kellner, Deutsch and Chioini as a proposed nominee, and (3) in each case, makes Mr. Kellner's representation as to the accuracy of the information set forth in the Notice as required by Section 1.4(c)(5) of the Bylaws materially false. Moreover, while the Company was able to objectively determine the falsity of these response based on a review of available ISS and Glass Lewis reports, these blatantly false disclosures appear to be part of a pattern of false, misleading, or incomplete disclosures intended to mislead stockholders and raise the question of what other information furnished in the Notice may be false or otherwise misleading.

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Material Omission of Nominee Biographical Information

Section 1.4(c)(1)(B) of the Bylaws requires for each Stockholder Nominee disclosure of "a complete biography and statement of the Stockholder Nominee's qualifications, including the principal occupation or employment of the Stockholder Nominee (at present and for the past five (5) years)." The Notice fails to satisfy this requirement with respect to Mr. Chioini as it fails to describe Chioini's business experience—that is, his principal occupation or employment—during at least the time period spanning from five years prior to the date of the Notice (August 4, 2018) through the founding of his consultancy business Bright Rock Holdings, LLC at some point in 2019. This omission is particularly noteworthy in light of the contentious circumstances of Mr. Chioini's departure from Rockwell Medical in 2018. The Notice fails to mention that Mr. Chioini was terminated by the board of directors of Rockwell Medical and then reportedly refused to accept such determination and purportedly issued an unsanctioned Form 8-K from Rockwell Medical with assertions about certain members of such board of directors. [3] Accordingly, an understanding of the nature of Mr. Chioini's principal occupation or employment during the intervening period is highly material, and the omission of this material information both clearly fails to satisfy the requirements of the Advance Notice Bylaw and also represents another example of false, misleading or incomplete disclosures intended to deceive stockholders.

Failure to Disclose Certain Stockholder Associated Persons

Section 1.4(c)(3)(A) of the Bylaws requires disclosure of "the full legal name (and any alias names used) and address of each Holder . . . and the full legal name (and any alias names used) and address of each Stockholder Associated Person, if any." The Notice fails to satisfy this requirement in a number of respects. First, the Notice fails to provide the full legal names of at least 10 family members who are listed as "Other Stockholder Associated Persons" on Exhibit B of the Notice. Further, the Notice fails to disclose the addresses and certain full names (and any alias names used) for Stockholder Associated Persons Tudor, Xirinachs, Tusa, River Rock, and Looking Glass Capital Consultants Inc. While Mr. Kellner's family office is listed on Exhibit B, Mr. Deutsch does not list the full name of his family office or explicitly state its address despite it appearing to be an Associate or Affiliate of his, and therefore, a Stockholder Associated Person. Upon a cursory review of Form Ds and Form ADVs available on EDGAR, Mr. Kellner appears to own more than 10% of other entities that are not disclosed on Exhibit B as Stockholder Associated Persons. For example, Mr. Kellner appears to own 10% or more of entities such as Lakeview Equity Partners, LLC, FM Qualified Opportunity Fund LLC, and Coyote Fund, LLC. While it is possible some of these entities may have been wound down or may no longer be affiliated with Mr. Kellner, we raise them to underscore that the list of Stockholder Associated Persons is materially incomplete, and, to the extent there are Stockholder Associated Persons that are not named, numerous other disclosures are rendered defective by not responding with respect to the appropriate set of Stockholder Associated Persons.

---

[3] See "Rockwell Medical Issues Statement," May 24, 2018, available from: https://www.prnewswire.com/news-releases/rockwell-medical-issues-statement-300654699.html.

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Failure to Disclose Certain Ownership Information

Section 1.4(c)(3)(B) of the Bylaws requires disclosure of the Specified Information (as defined therein) with respect to the Holders, and Section 1.4(c)(1)(C) requires disclosure of the Specified Information with respect to each Stockholder Nominee and any member of such Stockholder Nominee's immediate family or any person acting in concert with such Stockholder Nominee. The Notice purports to set forth responses to some of the required items of Specified Information on pages 15–16 of the Notice—specifically, clauses (i), (viii), (ix) and (xi) of Section 1.4(c)(3)(B)—but omits any affirmative or negative response to clauses (ii)–(vii) and (x) of Section 1.4(c)(3)(B) for each Holder and each Stockholder Nominees (and his immediate family members and any persons acting in concert with him). We note that the Notice does not provide any indication as to how non-responses to a particular disclosure requirement should be treated. Accordingly, by not responding to seven clauses for all of the Holders and Stockholder Nominees (and certain related persons), the Notice fails to satisfy this requirement in an incalculable but certainly substantial number of ways. This deprives the Company and its Board (and later, the other stockholders) from understanding whether any Holders, Stockholder Associated Persons or Stockholder Nominees (or their immediate family members or other persons acting in concert), for example, (1) hold any short positions or other Derivative Instruments with respect to the Company or (2) have any voting arrangements or Short Interests, any proportionate interests in the Company's securities through any entities, or any contracts with any principal competitors of the Company. These omissions are particularly concerning because, as just one example, the ownership of Derivative Instruments or Short Instruments could be used to profit at the same time that a Holder or Stockholder Associated Person was disparaging the Company (*e.g.*, when Mr. Tudor was disparaging the Company and its personnel on stock message boards).

Failure to Disclose Dates of First Contact with Stockholder Nominees

Section 1.4(c)(1)(H) of the Bylaws requires, for each Stockholder Nominee, disclosure of "the dates of first contact between any Holder and/or Stockholder Associated Person, on the one hand, and the Stockholder Nominee, on the other hand, with respect to (i) the [Company] and (ii) any proposed nomination or nominations of any person or persons (including, without limitation, any Stockholder Nominee) for election or re-election to the Board of Directors." However, the disclosure set forth on page 11 of the Notice in apparent response to this requirement plainly fails to satisfy this requirement as it does not provide the specific dates when each of the three Stockholder Nominees first had contact with any Holder or Stockholder Associated Person with respect to the Company or any proposed nominations. Instead of specific dates of first contact, the Notice merely provides generalizations, such as references to "late 2021." Through text messages, emails and/or call records, many of the dates of first contact would have been easily discernible, and yet there is no responsive disclosure provided in respect to this requirement nor any effort to explain why specific dates of first contact could not be discerned with any certainty in certain cases. We note that Mr. Chioini was proposed as a nominee on three occasions (first by Lautz in April 2022, then by Mr. Jorgl in July 2022, and now by Mr. Kellner in August 2023), but the Notice fails to disclose any specific date of first contact with any Holder and/or Stockholder Associated Person (which includes Messrs. Tudor, Xirinachs, Lautz, Tusa, and others) for any of his proposed nominations (despite the fact that he purports not to be an AIM stockholder and a record holder of AIM stock must necessarily be involved to make nominations). The Notice also fails to provide the dates of first contact among each Stockholder Nominee and other Stockholder Associated Persons. For example, there is no disclosure describing when Messrs. Deutsch and Kellner first were in contact with each other about proposing nominations for the Board (let alone for the 2023 Annual Meeting) or with respect to the Company. The Notice also omits any disclosure regarding first contacts involving Messrs. Deutsch and Kellner with Stockholder Associated Person Franz Tudor regarding the Company or Mr. Tudor's extensive efforts to nominate director candidates, including his roles in the Lautz attempted nomination and the Jorgl attempted nomination.

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Failure to Disclose Information Required by the Proxy Rules

Section 1.4(c)(1)(K) of the Bylaws requires a Noticing Stockholder to provide "any other information relating to Stockholder Nominee that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such Stockholder Nominee's written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serving as a director if elected)." Further, Section 1.4(c)(3)(E) of the Bylaws requires any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Notice fails to satisfy these requirements in numerous ways by failing to provide the information required by the following Items in Exchange Act Rule 14a-101 ("***Schedule 14A***"):

(a) Stockholder Nominee Consents: The Stockholder Nominees each executed a nominee consent attached to the Notice as Exhibit A; however, the nominee consents only include the consent of each Stockholder Nominee to "being named as a nominee in any proxy statement filed by the Nominating Stockholder . . ." Thus, the nominee consents do not comply with Section 1.4(c)(1)(K) of the Bylaws, which requires a Notice to include each "Stockholder Nominee's written consent to being named in ***proxy statements*** as a proposed nominee of the Noticing Stockholder…." (emphasis added) The consent requirement in Section 1.4(c)(1)(K) tracks revisions to Rule 14a-4(d)(1)(i) made by the SEC in connection with the adoption of the universal proxy card rules (Rule 14a-19). As part of the SEC's universal proxy rulemaking, Rule 14a-4(d)(1)(i) was revised to change the requirement that a nominee consent to being named in "the" proxy statement of the party nominating the nominee—which is what the nominee consents in Exhibit A do—to a more general requirement that a nominee consent to being named in "a" proxy statement, meaning the proxy statements of any side in the proxy contest. This revision was necessary to facilitate the ability of every contestant in a proxy contest to name all nominees, without regard to whom nominated them, on a universal proxy card. This defect is especially consequential not only because it fails to satisfy the clear requirement of the Advance Notice Bylaw, but also because, if the Company were to determine it is required to use a universal proxy card for the 2023 Annual Meeting, the Company does not have the consent of Messrs. Chioini, Deutsch and Kellner to name them on its universal proxy card because of the deficient nominee consents included in the Notice do not give the Company consent to name them in the Company's proxy statement.

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(b) Item 4(b)(1) requires a statement of the person by whom the solicitation is made and a description of the methods employed and to be employed to solicit security holders. The Notice provides no response to this requirement. By failing to state who the participants (as defined in Instruction 3 to Item 4 of Schedule 14A) in the Holders and/or Stockholder Associated Persons' solicitation will be, the Notice fails to respond to several other requirements under Schedule 14A or provides incomplete and misleading disclosure resulting in defective responses to the requirements of the Advance Notice Bylaw. If accurate, the Notice could have simply included a statement about who the Holders and/or Stockholder Associated Persons expected would be the participants in their solicitation or otherwise noted that the participants were not yet all known. Instead, the Notice simply decided to ignore this requirement entirely, thereby omitting material information required by the Advance Notice Bylaw.

(c) Items 4(b)(2)–(3)(iii) require disclosures about whether any regular employees or other participants are to be employed to solicit security holders of the Company or any specially engaged employees, representatives or other persons have been or are to be employed to solicit security holders of the Company. The Notice provides no response to this requirement. In connection with the 2022 solicitation, Alliance Advisors, LLC was retained as a proxy solicitor for the Jorgl nominations, and the Notice states in a separate section that "[we] also expect to engage a proxy solicitor firm in connection with [our] efforts." However, in contravention of this requirement, the Notice fails to disclose the anticipated cost of retaining such a proxy solicitor and certain other information relating to the solicitation if a regular employee of any participant (*e.g.*, Mr. Deutsch's part-time employee Mr. Tudor) is to be employed in the solicitation of proxies.

(d) Item 4(b)(4) requires a statement of the total amount estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of security holders of the Company. The Notice omits this information, which is of particular relevance for AIM stockholders and the Company considering Messrs. Kellner, Deutsch, and Chioini are seeking reimbursement not only for all expenses related to their 2023 nominations but also for all expenses related to the 2022 Jorgl nominations and related litigation (and do not intend to submit the question of such reimbursement to a vote the AIM stockholders).

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(e) Item 5(b)(1) requires a description of any substantial interest, direct or indirect, by security holdings or otherwise, of each participant, in any manner to be acted upon at the meeting, and is also required to include, with respect to each participant, the following information, or a fair and accurate summary thereof:

(i) Item 5(b)(1)(i) requires the name and business address of each participant. The Notice fails to name the expected participants in the proxy solicitation, and therefore fails to satisfy the requirements of Item 5(b)(1)(i).

(ii) Item 5(b)(1)(ii) requires the participant's present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on. The Notice fails to name the expected participants in the proxy solicitation, and therefore fails to satisfy the requirements of Item 5(b)(1)(ii).

(iii) Item 5(b)(1)(vii) requires that if any part of the purchase price or market value of any of the shares purchased or sold within the past two years by any participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the participant must disclose the amount of the indebtedness as of the latest practicable date. If such funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, it also requires a description of the transaction and the names of the parties. The Notice omits reference to these requirements in their entirety. To the extent that the Stockholder Nominees, Holders, Stockholder Associated Persons or expected participants in their solicitation borrowed or otherwise obtained funds to acquire or hold securities of the Company, the Notice fails to satisfy this disclosure requirement.

(f) Item 401(a) of Regulation S-K requires certain information regarding any arrangement or understanding between the nominees and any other person(s) (naming such person(s)) pursuant to which the nominee was or is to be selected as a director or nominee. The Notice fails to satisfy this requirement for the reasons set forth in Part I of this letter.

Failure to Disclose Schedule 13D Information Regarding Stockholder Associated Persons

Section 1.4(c)(3)(D) of the Bylaws requires the disclosure of "all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and ***each Stockholder Associated Person***, if any" (emphasis added). In response to this requirement, the Notice incorporates by reference that certain Schedule 13D filed by Messrs. Kellner and Deutsch on July 27, 2023 (the "***July 2023 13D***") in response to this requirement. However, this response fails to satisfy the Advance Notice Bylaw, as the July 2023 13D fails to disclose information for each Stockholder Associated Person, as required by the Advance Notice Bylaw, and this information is not otherwise included in the Notice. For example, the Notice fails to disclose, for each other Stockholder Associated Person, among other things, the economic ownership (including certain derivatives) of such person, the source of funds and, importantly, the purpose of the transactions underlying the Schedule 13D filing. These purposes could include, among other things, extraordinary corporate transactions such as mergers, material asset divestitures or changes to the composition of the Board. This information is critical for the Board and AIM stockholders to appropriately assess any nominations and the interests and/or motives of those with whom they associate or have acted in concert in seeking a change in control of the Company.

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Inaccurate Certification Regarding Compliance with Legal Requirements

Section 1.4(c)(3)(G) of the Bylaws requires "a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Company and/or such person's acts or omissions as a stockholder of the Company." The July 2023 13D discloses an incomplete account of the plans and proposals of the reporting persons Deutsch and Kellner and omits material information about contracts, arrangements, understandings and relationships with respect to the securities of the Company. With respect to the foregoing, Part I of this letter is hereby incorporated by reference. Further, the July 2023 13D omits plans and proposals related to fundamental matters of corporate policy including, among other things, mergers and separations of material portions of the Company's underlying business. The Holders' prior and ongoing violations of Section 13(d) have not been remedied and other stockholders are likely to be misled as to the intentions of the Holders. As the Company has detailed in its papers filed in the United States District Court for the Middle District of Florida against Messrs. Tudor, Deutsch, Kellner, Jorgl, and Lautz and MCEF Capital LLC, including a complaint filed on July 15, 2022, the Holders and certain Stockholder Associated Persons have violated the requirements of Section 13(d) of the Exchange Act by failing to timely file (and amend) a non-misleading Schedule 13D (the "Florida Litigation"). On August 7, 2023, the Company filed a motion for the Court to reconsider its dismissal of the Florida Litigation.

* * *

For each of the reasons set forth above, the Notice fails to satisfy the requirements set forth in the Advance Notice Bylaw. Accordingly, the Notice does not constitute a valid notice of nominations for the 2023 Annual Meeting, and as the deadline for providing timely and proper notice of nominations to be considered at the 2023 Annual Meeting has passed, any nominations that purport to be made pursuant to the Notice will be disregarded and will not be considered at the 2023 Annual Meeting.

The Company expressly reserves any right or claim that it may have with respect to the Notice and the matter of nominations with respect to the 2023 Annual Meeting. This letter should not be construed by any person as confirmation that the Notice otherwise complies with the Bylaws or applicable law, including, without limitation, the Exchange Act.

Sincerely,

/s/ Michael A. Pittenger

Michael A. Pittenger

cc: John M. Seaman
Abrams & Bayliss LLP

Peter Rodino, Chief Operating Officer, Executive Director for Governmental Relations, General Counsel, and Secretary
AIM ImmunoTech Inc.

Shaun J. Mathew, P.C.
Kirkland & Ellis LLP

https://www.sec.gov/Archives/edgar/data/946644/000149315223029891/ex99-1.htm 13/13

11/3/24, 4:22 PM AIM ImmunoTech Announces Corporate Governance Enhancements | AIM Immunotech

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https://aimimmuno.com/aim-immunotech-announces-corporate-governance-enhancements/ 1/3

11/3/24, 4:22 PM AIM ImmunoTech Announces Corporate Governance Enhancements | AIM Immunotech

Nov 9, 2022

AIM ImmunoTech Announces Corporate Governance Enhancements

Board Plans to Initiate Process to Add Two Additional Directors with Focus on Diverse Candidates who Possess Biotechnology Commercialization Experience

Compensation Committee to Engage Nationally Recognized Independent Compensation Consultant to Evaluate Current Executive Compensation Plans

OCALA, Fla. –
AIM ImmunoTech Inc. (NYSE American: AIM) ("AIM" or the "Company") today announced the following corporate governance enhancements:

- The Governance and Nominating Committee of the AIM Board of Directors (the "Board") has initiated a process to add two directors who bring diversity and additional biotechnology commercialization experience to the Board.
- The Compensation Committee of the Board will engage a nationally recognized independent compensation consultant to evaluate the compensation plans currently in place for the Company's executives. If appropriate, based on these inputs, the Compensation Committee will consider adjustments to the compensation structure of AIM's executives.

William Mitchell, M.D., Ph.D., Independent Chairman of the AIM Board, stated: "We are taking these important steps in response to the feedback we have received from shareholders in connection with the recent 2022 Annual Meeting. We value engagement with our shareholders and their thoughtful and constructive input, and we intend to continue these discussions in the year ahead. The corporate governance enhancements we are announcing today are designed to further strengthen our Board through the addition of new independent directors with in-depth knowledge of biotechnology commercialization and diverse backgrounds, and to further align the Company's leadership with AIM's performance and the best interests of all shareholders. We have heard what shareholders have to say – including their lack of support for the advisory vote on the approval of executive compensation at the past two Annual Meetings – and we are taking action to address their concerns."

Mitchell continued: "Over the past year AIM ImmunoTech has made significant progress achieving multiple clinical and regulatory advances. Clinical milestones include the publication in *Cancers* of an early access program sponsored by the Dutch government which showed improvement in survival of locally advanced and metastatic pancreatic cancer patients with Ampligen as a single agent maintenance therapy following standard of care FOLFIRINOX; an abstract published at the American Association for Cancer Research Annual Meeting 2022 of positive data from a Phase 1 study in patients with metastatic triple-negative (TN) breast cancer using chemokine modulation therapy, which includes Ampligen as a key component, and Keytruda®; the publication of an abstract at the American Association for Cancer Research Annual Meeting 2022 of positive interim data from a Phase 2 study, which indicates significant survival advantage when Ampligen is combined with Cisplatin and Keytruda® in advanced recurrent ovarian cancer; and regulatory advances including the Food and Drug Administration's ("FDA") authorization of Ampligen in a Phase 2 study (AMP-270) of locally advanced pancreatic cancer following FOLFIRINOX, FDA authorization of an Ampligen study (AMP-518) for post-COVID conditions / persistent ME/CFS-like symptoms often referred to by patients as "long hauler syndrome", and the FDA's granting of Orphan Drug Designation to Ampligen for the treatment of both pancreatic cancer and Ebola virus disease."

Mitchell concluded: "Moving forward, AIM will continue to work hard to build on these accomplishments and reach successive milestones in the commercial development of our pipeline. We remain convinced of the excellent potential of the Company to benefit patients and deliver value for shareholders."

About AIM ImmunoTech Inc.

Ampligen is currently being used as a monotherapy to treat pancreatic cancer patients in an Early Access Program (EAP) approved by the Inspectorate of Healthcare in the Netherlands at Erasmus Medical Center and AIM has commenced a Phase 2 clinical study in 2022. The Company also has multiple ongoing clinical trials to evaluate Ampligen as a combinational therapy for the treatment of a variety of solid tumor types both underway and planned at major cancer research centers. Additionally, Ampligen is approved in Argentina for the treatment of severe chronic fatigue syndrome (CFS) and is currently being evaluated in many aspects of SARS-CoV-2/COVID-19 myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS) and post-COVID conditions.

https://aimimmuno.com/aim-immunotech-announces-corporate-governance-enhancements/ 2/3

11/3/24, 4:22 PM AIM ImmunoTech Announces Corporate Governance Enhancements | AIM Immunotech

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believes," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates" and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The Company's forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements due to risks, uncertainties and other factors. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company does not undertake any responsibility to update any forward-looking statements to take into account events or circumstances that occur after the date of this press release.

View source version on businesswire.com: https://www.businesswire.com/news/home/20221108006269/en/

Investor:

JTC Team, LLC

Jenene Thomas

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AIM@jtcir.com

Media:

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IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

JONATHAN THOMAS JORGL, Plaintiff, v. AIM IMMUNOTECH INC., THOMAS K. EQUELS, WILLIAM MITCHELL, and STEWART APPELROUTH, Defendants.	)	C.A. No. 2022-0669-LWW

MEMORANDUM OPINION

Date Submitted: October 6, 2022
Date Decided: October 28, 2022

Jeffrey J. Lyons, BAKER & HOSTETLER LLP, Wilmington, Delaware; Teresa Goody Guillén, BAKER & HOSTETLER LLP, Washington, D.C.; Marco Molina, BAKER & HOSTETLER LLP, Costa Mesa, California; *Counsel for Plaintiff Jonathan Thomas Jorgl*

Michael A. Pittenger, William R. Denny, Matthew F. Davis, Nicholas D. Mozal, Laura G. Readinger, Carson R. Bartlett, & Shelby M. Thornton, POTTER ANDERSON & CORROON LLP, Wilmington, Delaware; *Counsel for Defendants AIM ImmunoTech Inc., Thomas K. Equels, William Mitchell, and Stewart Appelrouth*

WILL, Vice Chancellor

The plaintiff in this matter, Jonathan Thomas Jorgl, has been a stockholder of AIM ImmunoTech, Inc. since June 27, 2022. Jorgl first learned of AIM just days before buying stock when his surfing buddy Michael Rice, who desired a seat on AIM's board, asked Jorgl to buy shares for the purpose of nominating him. Jorgl bought about $800 worth of AIM stock and transferred the shares into his name of record with the guidance of Rice, Rice's former colleague Robert Chioini who also wished to be a board candidate, and Chioini's business associate Michael Xirinachs. None of Rice, Chioini, or Xirinachs were AIM stockholders.

On July 8, Jorgl (working with Rice, Chioini, and counsel) submitted a notice to AIM that proposed the nominations of Rice and Chioini to AIM's board of directors. The board suspected that Jorgl's nomination was not submitted out of the blue given that another stockholder, Walter Lautz, had tried to nominate Chioini in April.

The board deduced that Lautz had been working on behalf of stockholder Franz Tudor, who had been vexing AIM since 2020 with threatening emails and interference with AIM's business contacts. Tudor's actions had led AIM to seek injunctive relief against him in Florida and to send cease-and-desist letters requesting that Tudor comply with federal securities laws. The quick succession and commonalities between the failed Lautz nomination and the Jorgl nomination prompted the board to investigate.

After reviewing information showing that Rice and Chioini also had ties to Tudor, the board came to believe that Jorgl's notice omitted to mention arrangements or understandings with an undisclosed group. Such disclosure was required by AIM's advance notice bylaw. The board voted to reject Jorgl's notice and to commence litigation against Jorgl, Chioini, Rice, Tudor, and others for potential violations of federal securities laws.

Jorgl responded by filing litigation in this court, seeking a preliminary mandatory injunction requiring the board to accept his nomination and include his nominees on a universal proxy card. Despite Jorgl's insistence that no discovery was necessary to prove his claim, expedited discovery ensued. That discovery indicated that a web of individuals had worked together to bring Jorgl's nomination forward.

The facts read like a game of telephone. Tudor, desiring to take control of the board, asked Lautz to nominate Chioini (and another individual). When Lautz failed, Tudor, Chioini, and Xirinachs regrouped to find another stockholder to be the public face of their effort. Chioini asked Rice to run alongside him, and Rice asked Jorgl to become a stockholder. Jorgl then bought shares and transferred them into record name with the help of Xirinachs. Rice promised Jorgl he would not be on the hook for any expenses, and Jorgl submitted his nomination notice to AIM. Xirinachs

2

and Chioini then formally engaged counsel and Xirinachs officially agreed to provide funding.

Other than describing a potential agreement for Chioini and Rice to reimburse certain costs, Jorgl did not mention any arrangements or understandings with Tudor or Xirinachs in his nomination notice. Jorgl argues that his notice was compliant because he knew nothing about the involvement of Tudor or Xirinachs at the time he submitted it. Maybe so. But the evidence put forward by the defendants indicates that Jorgl's notice was—at best—misleading.

Jorgl also asserts that the board's rejection of his notice was inequitable, requiring this court to step in. He argues that the board sought to entrench itself at the expense of his rights as a stockholder. The limited record before me, however, suggests that the directors concluded a clandestine plan was afoot. I cannot say that they were wrong or that they acted unreasonably.

At bottom, there are myriad factual disputes that make the imposition of mandatory relief impossible. Without the benefit of a trial, I cannot resolve these questions of fact. And—in light of the evidence presented by the defendants—I certainly cannot find that Jorgl is entitled to a judgment as a matter of law.

Jorgl's motion for a preliminary mandatory injunction is therefore denied.

3

I. FACTUAL BACKGROUND

This background is drawn from the undisputed facts in the plaintiff's Verified Complaint and the record developed in connection with the plaintiff's motion for a preliminary injunction.[1] The record includes over 100 exhibits and the deposition testimony of 12 witnesses.[2] Based on the current record, the following facts are those that I conclude are likely to be found after trial.[3]

A. AIM and Its Board

AIM ImmunoTech, Inc. ("AIM" or the "Company") is an immuno-pharma company focused on the research and development of therapeutics to treat cancers, immune disorders, and viral diseases.[4] Its common stock is publicly traded on the NYSE American exchange.[5] AIM has three directors: defendants Thomas Equels, Dr. William Mitchell, and Stewart Appelrouth.[6]

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[1] *See* Dkt. 1 ("Compl.").

[2] Citations in the form "PX__" refer to exhibits to the Transmittal Affidavit of Jeffrey J. Lyons to Plaintiff's Motion for Preliminary Injunction. Dkt. 114. Citations in the form "DX__" refer to exhibits to the Transmittal Affidavit of Shelby M. Thornton in Support of Defendants' Answering Brief in Opposition to Plaintiff's Motion for Preliminary Injunction. Dkt. 130. Deposition transcripts are cited as "[Name] Dep."

[3] *See In re Dollar Thrifty S'holder Litig.*, 14 A.3d 573, 578 (Del. Ch. 2010).

[4] Compl. ¶ 15.

[5] *Id.*

[6] *Id.* ¶¶ 12-14, 18.

4

In 2015, AIM's board of directors (the "Board") was composed of its then-Chief Executive Officer Dr. William Carter, Peter Rodino, Iraj Kiani, Equels, and Mitchell. In February 2016, the Board removed Carter from his position as CEO, and Carter resigned from the Board.[7] The remaining directors resolved to appoint Equels (a lawyer by training) as CEO and Mitchell (an academic with experience overseeing clinical trials) as Chairman.[8]

In June 2016, Kiani resigned from the Board, leaving Equels, Mitchell, and Rodino as its sole members.[9] Rodino then resigned from the Board to become AIM's General Counsel.[10] Appelrouth, who had previously performed accounting and investigatory services for AIM, was nominated and elected as the third Board member at the 2016 annual stockholder meeting.[11]

The Board has been composed of Equels, Mitchell, and Appelrouth ever since. They have been reelected in unopposed elections each year through the present.[12] At AIM's 2021 annual meeting, the incumbent directors received slight majorities

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[7] DX 4; DX 100 ("Equels Dep.") 46-51; DX 98 ("Mitchell Dep.") 23-24; DX 96 ("Rodino Dep.") 106.

[8] PX 4; PX 5.

[9] PX 6.

[10] Rodino Dep. 10, 62-65. Rodino took on other executive roles as well. *Id.*

[11] PX 7; PX 8; Equels Dep. 79-80; DX 5 at 73.

[12] Compl. ¶ 19.

5

"for" their unopposed reelection bids, with each director receiving about 79% support excluding abstains.[13]

B. Tudor's Outreach

Franz Tudor is an AIM stockholder who made himself known to AIM and its directors in 2020. At first, Tudor sought to become AIM's business development consultant.[14] AIM's executives felt it would be problematic for Tudor to serve in that role after learning that Tudor had been "convicted of insider trading."[15] In 2009, Tudor pleaded guilty to securities fraud and conspiracy to commit securities fraud. He was enjoined from, among other things, engaging in certain activities related to "penny stocks."[16]

After AIM declined to offer Tudor a consulting role, a "barrage of activity" followed.[17] For example, Tudor reached out to AIM's business contacts and to a

---

[13] *See* PX 22 Ex. A at 7.

[14] Equels Dep. 124.

[15] *Id.* at 124-25; *see also id*. at 103-04, 117-18; Rodino Dep. 180-82; DX 18. Equels, who was deposed in this action, submitted an affidavit detailing his interactions with Tudor. *See* DX 85. I attribute little weight to his "non-adversarial proffer[]." *In re W. Nat. Corp. S'holders Litig.*, 2000 WL 710192, at *19 (Del. Ch. May 22, 2000) (describing witness affidavits and explaining that the court will "ordinarily attach little if any weight to such inherently self-serving and non-adversarial proffers"). I take the same approach to the affidavit of Robert Chioini submitted by the plaintiff. PX 22. I focus, instead, on the contemporaneous documents and deposition testimony.

[16] *See* DX 85 Ex. A; DX 18.

[17] Equels Dep. 125.

6

lobbyist who then purportedly contacted the FDA.[18] These interactions prompted AIM to send a cease-and-desist letter to Tudor.[19]

In February 2021, AIM commenced litigation against Tudor in Florida state court, seeking injunctive relief. On August 13, 2021, the Florida court entered a stipulated injunction indefinitely enjoining Tudor from contacting AIM's business relations.[20] Tudor subsequently contacted AIM's financial advisor and its investor relations firm.[21] At times, Tudor has made varying representations about his own stockholder status and claimed that he represents stockholders holding more than one million shares of AIM stock.[22]

AIM stockholder Todd Deutsch—who had worked with Tudor at Galleon Group[23]—also engaged in outreach to AIM and its investor relations consultant to express his concerns with and criticisms of the company. In a May 2022 email,

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[18] DX 14; DX 15; DX 17; *see also* DX 19.

[19] *See* DX 16; Equels Dep. 104; Rodino Dep. 181-83; *see also* Mitchell Dep. 58-59.

[20] *See* PX 34; PX 35.

[21] *See* Rodino Dep. 183; DX 55.

[22] *See* DX 10 (Tudor writing, "I now represent over 1 mil shares btwn the various funds i consult and my own ownership. Why do you think stock didn't break 2.65 today? That was us buying every share sub 2.70."); DX 12 (Tudor stating, "I am an AIM shareholder and represent some of AIMs largest shareholders"); DX 13 (Tudor describing himself as "a shareholder of record and speaking for multiple large shareholders of record" he was "in direct contact with"); *but see* Tudor Dep. 64 (saying that he made these representations to get AIM's attention).

[23] Equels Dep. 107, 182 (testifying that Tudor and Deutsch were "part of" and "testified" in connection with an insider trading probe concerning Galleon Group).

7

Deutsch represented to AIM that he owned about 2 million shares of AIM stock.[24] In June, he wrote that he owned 4.9% of AIM and "5 plus times the amount of stock" owned by Equels.[25] Deutsch was communicating with Tudor, and Ted Kellner—another AIM stockholder—about AIM during this time.[26]

C. The Lautz Nomination

In late 2021, Walter Lautz, who also claimed to be a "significant shareholder of AIM," emailed Equels and AIM's investor relations firm, critiquing the company's performance and telling Equels to "[s]tep up or get out."[27] Lautz had been introduced to Tudor in late 2020. By December 2021, they were communicating about AIM's performance and the need to have an "activist . . . come in" and to "oust[]" the Board.[28]

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[24] DX 54.

[25] DX 57.

[26] *See* DX 59 (Deutsch emailing Tudor and Kellner, inadvertently copying AIM and its investor relations firm, asking Tudor to participate in a call).

[27] DX 24.

[28] *See* DX 23 ("Aim needs an activist to come in now."); *see also* DX 21 ("We need to find a way to get [T]om [Equels] ousted."); DX 22 ("[T]his board needs to be ousted."); Tudor Dep. 35-36, 44-46. The plaintiff objects to the defendants' introduction of DX 21, DX 22, and DX 23 (among others) on hearsay grounds. *See* Pl.'s Reply Br. 5. But these documents are not being offered to prove the truth of the matter asserted. They are offered to prove that Tudor made statements to Lautz. *See Saudi Basic Indus. Corp. v. Mobil Yanbu Petrochemical Co.*, 866 A.2d 1, 21 (Del. 2005) ("A statement is not hearsay if offered only to prove that the statement was made, rather than for the truth of any matter asserted." (citing D.R.E. 801(c))); *Hunt v. State*, 1987 WL 36369, at *2 (Del. Feb. 11, 1987) (TABLE) (explaining that testimony was not hearsay when it was "not being offered to prove the truth of any matter asserted, but rather to prove that the statement was made" (citing D.R.E.

8

In April 2022, Lautz and Tudor discussed the possibility of Lautz nominating two candidates for the AIM Board. Tudor set out to find potential nominees.[29] Tudor contacted Robert Chioini, who he had known since 2011 or 2012 when Tudor had worked as "a business development consultant for [Chioini]" with Rockwell Medical Technologies, Inc.[30] Chioini was a founder of Rockwell Medical and served as its CEO until he was terminated in 2018.[31] Tudor also reached out to his friend Daniel Ring about serving as a Board candidate.[32] Tudor relayed to Deutsch that Ring could "be on the AIM B[oard]" and wrote "[w]e will need a shareholder to make the nomination and [I] will get everything together."[33]

On April 18, Tudor introduced Ring and Chioini to Lautz.[34] Tudor also sent Chioini an email with the subject line: "Rob Chioini – AIM BOD Nomination Acceptance Letter."[35] Later that day, Lautz submitted a letter to AIM purporting to

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801(c))). This is likewise the case for other exhibits that are the subject of the plaintiff's hearsay objection: DX 30, DX 31, DX 32, DX 33, DX 50, DX 55, DX 56, DX 58, DX 60, DX62, DX 63, DX 65, DX 67, DX 71, DX 79, and DX 80.

[29] *See* Tudor Dep. 46-47.

[30] *Id.* at 38-39. Tudor had ongoing business ties to Chioini until March 2021. *Id.*

[31] *Id.*

[32] *Id.* at 48; DX 101 ("Ring Dep.") 7-10.

[33] DX 30.

[34] DX 31; DX 33; *see* DX 97 ("Chioini Dep.") 28-29; Ring Dep. 8; DX 103 ("Lautz Dep.") 47-48.

[35] DX 32.

9

nominate Ring as a candidate for the Chairman of the Board and Chioini as a director candidate.[36]

On April 25, Chioini sent the 2021 AIM proxy statement to his business associate, Michael Xirinachs.[37] Xirinachs was, like Chioini, a founder of Rockwell Medical.[38] Chioini and Xirinachs had partnered on various endeavors regarding medical device and drug companies.[39] Chioini hoped that Xirinachs would work with him on the AIM "opportunit[y]."[40] Xirinachs was facing legal trouble at the time of Chioini's outreach (and recently pleaded guilty to two counts of federal wire fraud).[41] Xirinachs and Chioini continued to engage over the ensuing weeks.

D. The Renewed Nomination Effort

On April 28, AIM rejected Lautz's proposal to nominate Chioini and Ring as Board candidates. AIM's letter to Lautz explained that the proposal failed to comply with the Securities Exchange Act.[42] AIM then obtained confirmation of its rejection

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[36] DX 37; Lautz Dep. 29-30 (testifying that Tudor drafted the nomination letter and that Lautz reviewed but made no changes to it).

[37] DX 43; *see* Chioini Dep. 71-74.

[38] DX 1 at 7-8.

[39] Chioini Dep. 73-74.

[40] *Id.* at 74.

[41] DX 91 at 19.

[42] *See* DX 48.

10

from the SEC.[43] Equels and others suspected that Tudor was involved with the Lautz nomination.[44]

After the failed Lautz proposal, Chioini continued to seek a path onto the Board.[45] On April 29, Chioini sent AIM's bylaws to Xirinachs, pointing out the advance notice provision and timing considerations to submit a director nomination.[46] The next day, Chioini emailed Xirinachs about setting up a call with Tudor regarding the "AIM deal."[47] On May 3, Tudor and Xirinachs were invited to a call with Chioini and counsel from Baker & Hostetler LLP with the subject "Potential Engagement: Proxy Contest."[48]

On May 17, Tudor sent an email to AIM's outside investor relations firm, copying Equels. Tudor expressed frustration at being rebuffed, writing: "By totally ignoring me and not acting professionally you now get gloves off. . . . This is just

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[43] DX 85 Ex. C.

[44] *See* Equels Dep. 174-75, 215-17; Mitchell Dep. 54; Appelrouth Dep. 99.

[45] *See* Chioini Dep. 30-33.

[46] DX 49 ("The window to submit a director nomination is 90-120 days prior to the anniversary of last year's annual meeting. . . . The bylaws with some relevant provisions highlighted are attached.").

[47] DX 50 ("I also want to have a call with [Tudor] today re AIM deal, preferably before 6PM because I am supposed to speak with the lawyer afterward tonight, so let [m]e know what time you can do the call.").

[48] DX 52; *see also* DX 51.

11

[d]isgusting."[49] Equels assumed that Tudor's email was prompted by the rejection of the Lautz proposal.[50]

AIM's outside counsel subsequently sent letters to Deutsch, Kellner, and Tudor's counsel highlighting "a series of actions about which [AIM] ha[d] serious concerns."[51] The letters asked Deutsch, Kellner, and Tudor to comply with the requirements of Section 13(d) of the Exchange Act.[52] AIM anticipated that Tudor and others would commence a proxy contest.[53]

On June 2, Tudor emailed Deutsch to report that he had "2 strong candidates to run and get control of the BOD" and "a shareholder who [wa]s will[ing] to have their name as the lead" but had been unsuccessful in finding "anyone to front the $150K" of associated costs.[54] Tudor and Chioini asked Lautz if he would launch a second nomination effort.[55]

Lautz initially considered it, though he questioned whether his involvement would be a "good look" since he had been the subject of a FINRA investigation.[56]

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[49] DX 55.

[50] *See* Equels Dep. 180-82.

[51] DX 61.

[52] *Id.*; DX 66; *see also* DX 92 at 19.

[53] Equels Dep. 179-80.

[54] DX 56.

[55] DX 58; Tudor Dep. 45, 47-50.

[56] DX 60.

12

Tudor forwarded Lautz's email to Chioini, who added Xirinachs to the chain. Chioini responded that he would "have the attorney look at it."[57]

Lautz subsequently declined to submit another nomination, writing that he "c[ould] not be the face of this partaking" given the risks to his reputation.[58] A few days later, Lautz asked if Tudor had been "able to find someone to be the face of the activist[.]"[59] Tudor responded: "We are still looking."[60]

In mid-to-late June, Chioini contacted Michael Rice, whose investor relations firm had served Rockwell Medical while Chioini was CEO, to ask if Rice would consider being a Board nominee.[61] Rice agreed.[62] Chioini sent Rice's contact information to Tudor, and Tudor sent Rice a write-up about AIM.[63] The three subsequently had a call about AIM.[64]

E. The Jorgl Nomination

In late June, Rice asked plaintiff Jonathan Jorgl, with whom he had a longstanding personal relationship, to purchase AIM stock in order to submit the

---

[57] *Id.*

[58] DX 62.

[59] *Id.*

[60] *Id.*

[61] *See* Chioini Dep. 33; DX 94 ("Rice Dep.") 34-35.

[62] *See* Rice Dep. 46-47.

[63] DX 63; DX 64.

[64] Rice Dep. 37.

13

nomination.[65] Jorgl agreed.[66] On June 23, Chioini texted Xirinachs and Rice saying: "Let's talk in the morning regarding 1000 share purchase and what needs to be done. The most critical part will be to get the shares once they're purchased sent to the shareholder[']s physical address immediately by DTC or the transfer agent."[67]

The next day, Chioini emailed Rice instructions that detailed how Jorgl would buy 1,000 AIM shares and move them into Jorgl's name of record.[68] Rice then texted the instructions to Jorgl.[69] Meanwhile, Tudor forwarded Chioini an email from Tudor's counsel concerning AIM's assertion that Tudor breached the Florida injunction.[70]

On June 27, after texting with Rice, Jorgl bought 1,000 shares of AIM stock.[71] Separately, Chioini and Xirinachs exchanged emails about AIM titled "AIMNominationLetter" and "SummaryofRequiredInfoandDefinitions."[72]

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[65] *See* Compl. ¶ 43; Rice Dep. 78-80 (explaining that Rice met Jorgl "on the beach surfing").

[66] *See* Compl. ¶ 43; Rice Dep. 80-82.

[67] DX 65.

[68] DX 67.

[69] DX 70.

[70] DX 68.

[71] DX 71; DX 95 ("Jorgl Dep.") 178-79.

[72] *See* DX 93 at 4-5. The contents of those emails were withheld from production on the basis of a common interest privilege. *Id.* The plaintiff objects to the defendants' citations to Chioini's privilege log and argues that the log constitutes inadmissible hearsay. *See* Pl.'s Reply Br. 23 n.3. This court regularly considers privilege logs, where appropriate, in making fact findings. *See e.g.*, *In re Cogent, Inc. S'holder Litig.*, 7 A.3d 487, 512 n.91

14

Efforts then began to move Jorgl's shares into record name. On July 5, Chioini copied Xirinachs on an email with Baker Hostetler titled "1000 share trade."[73] Xirinachs was assisting with the transfer of Jorgl's shares from street name into record name because "every minute counted" and Xirinachs "had experience . . . and offered to help."[74] Xirinachs called Jorgl to provide guidance on how to complete the transfer over the July 4th holiday weekend.[75]

Having successfully transferred the 1,000 shares into his name, Jorgl hesitated when it came time to sign an engagement letter with Baker Hostetler. He texted Chioini: "Sorry not trying to be difficult just not comfortable taking on that obligation."[76] He asked Chioini and Rice to include language in the letter making "it clear [Jorgl] was not responsible for the retainer or the fees" but that the fees

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(Del. Ch. 2010) (looking to privilege log entries to assess the timing of communications); *Bandera Master Fund LP v. Boardwalk Pipeline P'rs*, 2021 WL 5267734, at *46 (Del. Ch. Nov. 12, 2021) (discussing that a privilege log revealed heavy involvement of certain individuals). Jorgl cites no authority demonstrating that doing so is improper. As for his hearsay objection, it is once again overruled. The defendants offer the log to demonstrate that a communication occurred and the basis on which it was withheld. It is difficult to understand how they could offer the log for the communication's truth or substance when that communication was withheld entirely. *See supra* note 28.

[73] DX 73.

[74] Chioini Dep. 106-07.

[75] Jorgl Dep. 66-68; DX 72 (Chioini to Jorgl: "His name is Michael and he should be calling you now.").

[76] DX 76. Jorgl objects to the introduction of this communication on hearsay grounds. But the statement is admissible under Delaware Rule of Evidence 801(d)(2)(A). The same is true regarding DX 75 and DX 77, which are also subjects of the plaintiff's hearsay objection.

15

"would be paid by a third party."[77] Chioini assured Jorgl multiple times in writing that Jorgl "would not be on the hook," emphasizing "[w]e" (i.e., not Jorgl) "are paying [the] fees."[78]

On July 8, Jorgl's notice of intent (the "Notice") to nominate Chioini and Rice as candidates for election at AIM's 2022 annual meeting was delivered to AIM.[79] It was drafted by Baker Hostetler with input by Chioini, Rice, and Jorgl.[80] The Notice represented that Jorgl owned 1,000 shares of AIM common stock, that he purchased the shares on June 27 for $0.87 per share, and that he had not purchased or sold any other shares of AIM common stock in the preceding two years.[81] Jorgl also disclosed that his nominees, Chioini and Rice, did not own any shares of AIM common stock.

The following day, Tudor had a call with Kellner about the nominations.[82] Kellner's handwritten notes of the call state: "Franz [Tudor] submitted 2 new

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[77] DX 77; *see also* Chioini Dep. 210-12.

[78] DX 75; DX 77; Chioini Dep. 111-12, 207-11. Insofar as the messages are introduced to demonstrate that communications occurred (or the frequency by which they were made), such use is also permissible. *See supra* note 28.

[79] DX 84 Ex. C ("Notice").

[80] Jorgl Dep. 145-46.

[81] Notice at 4.

[82] DX 78. The plaintiff objects to the introduction of Kellner's notes on hearsay grounds. But the notes are admissible under Delaware Rule of Evidence 803(1). They are also admissible under Rule 801(d)(1)(A) insofar as the notes are inconsistent with Kellner's deposition testimony. *See* Kellner Dep. 10 ("That was incorrect. I learned later, when I got information from the attorneys, it was not [Tudor], but it was a gentleman named Jorgl.").

16

directors on Friday July 8th: 1. Mike Rice 2. Rob Chioini."[83] Jorgl's nomination was not yet public.

On July 11, Xirinachs wrote to Chioini about the "AIM process," which he described as being in "full swing."[84] He wrote: "The way I hope this all plays out is we get control of AIM . . . we continue to look for opportunities to either acquire, (to spin off at a later time), license technology, or possibly merger with."[85] He twice referred to Jorgl's slate as "our slate."[86]

F. Formal Agreements Are Reached.

Despite Chioini and others having communicated with Baker Hostetler about the nominations since April 28, no engagement letter was executed before Jorgl's Notice was submitted.[87] On July 11—the first business day after the Notice was submitted—Xirinachs emailed Baker Hostetler with the subject "Engagement

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[83] DX 78.

[84] DX 79. The plaintiff objects to the introduction of this communication on hearsay grounds. Insofar as the document is relied upon to show that the communication was made to Chioini, it is not hearsay. *See supra* note 28. To the extent that it is relied upon for the truth of the matter (if at all), it would be admissible under Delaware Rule of Evidence 804(b)(3) as a statement against interest. Xirinachs was unavailable to testify, and the defendants were unable to procure his attendance by reasonable means.

[85] DX 79.

[86] *Id.*

[87] *See* Chioini Dep. 50-53 ("[A]n engagement letter actually was . . . executed after the Jorgl notice went in on July 8th.").

17

Letter."[88] A slew of communications among Baker Hostetler, Chioini, and Xirinachs followed.[89] On July 15, an email with the subject "Completed: Please DocuSign: Engagement Letter (Baker Hostetler)" was sent to Chioini.[90] The date of Xirinachs' execution is unknown because he did not respond to the subpoenas served on him in connection with this litigation.[91]

Efforts to confirm funding arrangements were also made. On July 11,

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[88] DX 93 at 7.

[89] *Id.* at 7-8.

[90] *Id.* at 8.

[91] The defendants have also moved for adverse inferences arising from what they allege to be Jorgl's "intentional refusal to disclose highly relevant information" and concealment of "the involvement of Michael Xirinachs." *See* Mot. to Compel and for Adverse Inferences 1 (Dkt. 110). The defendants' motion was prompted by Jorgl's failure to disclose Xirinachs in his interrogatory responses concerning: the identities of persons with knowledge of the facts alleged in the Complaint; the identity of individuals or entities providing financing or funding for the litigation; and communications with any person about his nomination effort. *See id.* at 3; *id.* Ex. 2. The defendants argue that Jorgl's incomplete responses left them unable to learn the extent of Xirinachs' involvement until documents including Xirinachs were produced late in discovery. This gave the defendants limited time to serve subpoenas on Xirinachs, which he ultimately did not respond to.

The fact that the defendants learned about Xirinachs late in the game is not ideal. Nonetheless, I decline to impose an adverse inference. That sanction "is appropriate where a litigant intentionally suppresses or destroys pertinent evidence." *Sears, Roebuck and Co. v. Midcap*, 893 A.2d 542, 552 (Del. 2006); *see also Triton Constr. Co., Inc. v. E. Shore Elec. Servs., Inc.*, 2009 WL 1387115, at *7 (Del. Ch. May 18, 2009) (issuing an adverse inference when, knowing that litigation was imminent, the defendant intentionally or recklessly deleted thousands of electronic files that were largely irretrievable); *Kan-Di-Ki, LLC v. Suer*, 2015 WL 4503210, at *30 (Del. Ch. July 22, 2015) (granting an adverse inference where the plaintiff recklessly failed to preserve potentially responsive information on his cell phone). Even if Jorgl was not forthcoming, his conduct does not rise to the level that would justify an adverse inference. He has not destroyed evidence and I lack grounds to conclude that he intentionally or recklessly concealed it. The defendants' motion is therefore denied.

18

Xirinachs contacted Paul Tusa of River Rock Advisors LLC about a "potential consulting agreement that involved AIM."[92] On July 12, Xirinachs introduced Tusa to Chioini, telling Chioini that Tusa was "aware of our plans regarding AIM and will add valuable assistance in this process."[93]

Xirinachs also told Tusa there would be "an investment opportunity" requiring Tusa to pay certain expenses, though they "never really discussed . . . what the expenses would be."[94] Tusa was interested in investing, but River Rock was struggling. River Rock's bank account was about to close due to inactivity before Xirinachs gave Tusa $5,000 to keep the account open.[95] Tusa later changed his mind and never made a contribution concerning AIM.[96]

The proxy statement subsequently filed by Jorgl, Chioini, and Rice stated that Xirinachs "paid certain expenses on behalf of River Rock [] and agreed to be jointly responsible for expenses with Mr. Chioini going forward."[97]

---

[92] PX 88 ("Tusa Dep.") 48; *see also* Rice Dep. 153-55 (testifying that Tusa was involved in the nomination because he was contributing part of the fees).

[93] DX 80.

[94] Tusa Dep. 49-50.

[95] *See id.* at 30-33.

[96] *Id.* at 71-72, 103.

[97] DX 91 at 19.

19

G. The Board Rejects Jorgl's Proposal.

The Board was suspicious upon receiving Jorgl's notice. It seemed strange that Jorgl had recently purchased a small number of shares and that neither of his nominees were stockholders. It was also striking that he had nominated Chioini, who Lautz sought to nominate a few months earlier.[98]

Equels and Rodino decided to investigate. Their research of publicly available information revealed ties among Tudor, Chioini, and Rice. In particular, they learned that Tudor and Chioini had worked together at Rockwell Medical before Chioini was terminated, that Rice had served as an advisor to Rockwell Medical, and that Chioini and Tudor had also worked together at SQI Diagnostics.[99]

On July 14, the AIM Board met to consider whether the Notice complied with the advance notice provisions in AIM's bylaws.[100] The Board discussed, among other things, the Jorgl Notice, the prior Lautz proposal, and Tudor's interactions with AIM. The directors considered Jorgl's recent stock purchase and Chioini's role in both the Lautz and Jorgl nominations. They also assessed "various information and

---

[98] *See, e.g.*, Appelrouth Dep. 93; Mitchell Dep. 54; Equels Dep. 209 ("[T]he idea that Jonathan Jorgl woke up 10 days before this nomination, ran out to buy a thousand shares of AIM, which is exactly the same number as Walter Lautz in his proxy proposal, and then . . . nominated Mr. Chioini, who is the same person that was nominated by Walter Lautz, struck me as not only implausible but impossible.").

[99] *See* Rodino Dep. 216-17.

[100] *See* DX 81 at 2.

20

evidence" suggesting that a nameless group was working together "with the intent o[f] taking control of the company and potentially raiding it or taking other action adverse to the stockholders."[101]

The Board determined there was a strong likelihood that the Notice was prompted by undisclosed arrangements or understandings.[102] The individuals identified as potential participants were Tudor, Deutsch, Kellner, Jorgl, Lautz, Chioini, and Rice based on "both information publicly available and e-mails that the Company received from a number of th[o]se players."[103] The Board voted unanimously to reject the Notice.[104]

The Board also authorized AIM to file a complaint in the United States District Court for the Middle District of Florida against Jorgl, Chioini, Rice, Tudor, Deutsch, Kellner, and Lautz for failing to file a Schedule 13D notice reflecting that they were a group for purposes of federal securities laws.[105] That complaint was filed on July 15, 2022.[106]

---

[101] Equels Dep. 229; *see* DX 81; Mitchell Dep. 54-55; *see also* DX 92 at 20-21.

[102] Mitchell Dep. 55; Appelrouth Dep. 98-100; Equels Dep. 229-232.

[103] DX 81 at 3.

[104] *Id.* at 1-2.

[105] DX 85 ¶ 25.

[106] *See* PX 43; *see also* DX 87.

21

On July 19, Jorgl was notified that his Notice had been rejected.[107]

H. This Litigation

Jorgl filed his Verified Complaint in this court on July 29.[108] The Complaint advances a single count seeking a declaration that the defendants have not complied with AIM's advance notice bylaw.

On August 1, Jorgl filed a Motion for Preliminary Injunction.[109]

On August 19, the court granted an order governing expedited discovery and briefing in advance of a preliminary injunction hearing.[110]

After briefing on the preliminary injunction motion was completed, oral argument was held on October 5.[111]

II. LEGAL ANALYSIS

"The extraordinary remedy of a preliminary injunction is granted sparingly and only upon a persuasive showing that it is urgently necessary, that it will result in comparatively less harm to the adverse party, and that, in the end, it is unlikely to be shown to have been issued improvidently."[112] To obtain a preliminary injunction,

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[107] DX 84 Ex. D.

[108] Dkt. 1.

[109] Dkt. 5.

[110] Dkt. 30.

[111] *See* Dkts. 164, 201.

[112] *Cantor Fitzgerald, L.P. v. Cantor*, 724 A.2d 571, 579 (Del. Ch. 1998) (citation omitted).

22

Jorgl must demonstrate: "(1) a reasonable probability of ultimate success on the merits at trial; (2) that the failure to issue a preliminary injunction will result in immediate and irreparable injury before the final hearing; and (3) that the balance of hardships weighs in the movant's favor."[113]

There is no fixed approach to how the court should weigh these elements relative to one another. "A strong showing on one element may overcome a weak showing on another element."[114] But a failure to prove any of the three elements defeats the application.[115]

The first element of the injunction test requires Jorgl to establish a reasonable probability of success on the merits of his claim. That showing "falls well short of that which would be required to secure final relief following trial, since it explicitly requires only that the record establish a reasonable probability that this greater showing will ultimately be made."[116] Jorgl's sole claim seeks a declaration that the defendants have not complied with AIM's bylaws regarding director nominations.

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[113] *La. Mun. Police Empls.' Ret. Sys. v. Crawford*, 918 A.2d 1172, 1185 (Del. Ch. 2007).

[114] *Cantor Fitzgerald*, 724 A.2d at 579.

[115] *Id.*

[116] *Id.*

23

But, as Jorgl recognizes, a higher merits standard applies.[117] He asks that the court enjoin the defendants from "refusing to acknowledge the July 8, 2022 notice" and from "preventing" Chioini and Rice from being "voted on at the annual meeting and included in AIM's proxy materials."[118] In effect, he is asking the court to order the defendants to acknowledge his nominees as valid, permit his nominees to stand for election, and include his nominees on a universal proxy card.[119] That amounts to a request for mandatory injunctive relief.[120]

"[I]t is a well settled principle of equity that a preliminary mandatory injunction will not issue unless the legal right to be protected is clearly established."[121] To obtain mandatory relief, Jorgl must make the more onerous

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[117] Pl.'s Suppl. Opening Br. 33 ("Although Jorgl submits this brief in support of his Motion for a Preliminary Injunction, he recognizes that when a plaintiff seeks the same relief through a preliminary injunction that he hopes to receive through a final decision on the merits, then a higher mandatory injunction standard is proper."); Pl.'s Reply Br. 17.

[118] *See* Dkt. 5 ¶ 1; Dkt. 4.

[119] Pl.'s Suppl. Opening Br. 34. Jorgl initially also asked that the court enjoin the defendants from disparaging him or his nominees during the proxy contest. His preliminary injunction brief no longer seeks that relief and his request for a preliminary injunction on that basis is waived. *See Emerald P'rs v. Berlin*, 726 A.2d 1215, 1224 (Del. 1999) ("Issues not briefed are deemed waived.").

[120] *See Rosenbaum v. CytoDyn Inc.*, 2021 WL 4775140, at *12 (Del. Ch. Oct. 13, 2021) (declaring that an order forcing a board to include on the ballot the nominees from the rejected nomination notice amounted to mandatory injunctive relief); *AB Value P'rs, LP v. Kreisler Mfg. Corp.*, 2014 WL 7150465, at *3 (Del. Ch. Dec. 16, 2014) (explaining that where the plaintiff requested injunctive relief allowing it to run a dissident slate, it effectively sought a mandatory injunction requiring the board to waive the company's advance notice bylaw).

[121] *Steiner v. Simmons*, 111 A.2d 574, 575 (Del. 1955).

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"showing that [he] is entitled as a matter of law to the relief [he] seeks based on undisputed facts."[122] That is, he must "make a showing sufficient to support a grant of summary judgment."[123]

My analysis of the merits of Jorgl's claim proceeds in two steps. I begin by considering whether he has demonstrated that the Board breached the bylaws when it rejected the Notice. Because my inquiry does not end there, I then consider whether the defendants' rejection of the Notice was unreasonable or inequitable.

I conclude that Jorgl has not satisfied the applicable standard. It is doubtful that he could show a reasonable probability of success on the merits—much less that he is entitled to a judgment as a matter of law. Moreover, given the number of important factual disputes that were raised during this proceeding, it would be inappropriate for this court to award a mandatory injunction.

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[122] *Alpha Nat. Res., Inc. v. Cliff's Nat. Res., Inc.*, 2008 WL 4951060, at *2 (Del. Ch. Nov. 6, 2008); *see also BlackRock Credit Allocation Income Tr. v. Saba Cap. Master Fund, Ltd.*, 224 A.3d 964, 976-77 (Del. 2020) ("There is a 'higher mandatory injunction standard where, instead of seeking to preserve the status quo as interim relief, [plaintiffs], as a practical matter, seek the very relief they would hope to receive in a final decision on the merits." (quoting *Alpha Builders, Inc. v. Sullivan*, 2004 WL 2694917, at *3 (Del. Ch. Nov. 5, 2004))).

[123] *Saba Cap.*, 224 A.3d at 977; *see also C & J Energy Servs., Inc. v. City of Miami Gen. Empls.*, 107 A.3d 1049, 1053-54 (Del. Ch. 2014) ("To issue a mandatory injunction requiring a party to take affirmative action . . . the Court of Chancery must either hold a trial and make findings of fact, or base an injunction solely on undisputed facts.").

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A. Whether the Notice Complied with the Bylaws

"The bylaws of a Delaware corporation constitute part of a binding broader contract among the directors, officers and stockholders formed within the statutory framework of the Delaware General Corporation Law."[124] The court is bound by principles of contract interpretation when assessing them.[125] The terms of the bylaws will be "given their commonly accepted meaning."[126] If a bylaw is unambiguous, the court "need not interpret it or search for the parties' intent."[127] Any ambiguity in an advance notice bylaw is resolved "in favor of the stockholder's electoral rights."[128]

Section 1.4 of AIM's bylaws describes the requirements for providing advance notice of the nomination of individuals to stand for election as directors.[129] The nominating stockholder must be a stockholder of record at the time the notice is delivered. The notice must be filed "not less than ninety (90) nor more than one

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[124] *Hill Int'l, Inc. v. Opportunity P'rs L.P.*, 119 A.3d 30, 38 (Del. 2015).

[125] *Brown v. Matterport*, 2022 WL 89568, at *3 (Del. Ch. Jan. 10, 2022) ("When construing a corporation's bylaws, the court is bound by the principles of contract interpretation."), *aff'd*, 2022 WL 2960331 (Del. July 27, 2022) (ORDER).

[126] *Hill Int'l*, 119 A.3d at 38 (quoting *Airgas, Inc. v. Air Prods. & Chems., Inc.*, 8 A.3d 1182, 1188 (Del. 2010)).

[127] *Gentile v. SinglePoint Fin., Inc.*, 788 A.2d 111, 113 (Del. 2001).

[128] *Saba Cap.*, 224 A.3d at 977 (quoting *Hill Int'l*, 119 A.3d at 38).

[129] DX 84 Ex. B ("Bylaws") Art. I § 1.4.

26

hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of the stockholders."[130]

The bylaws also set out categories of information that must be disclosed by the nominating stockholder. Relevant here, Section 1.4(c) provides:

> For any Stockholder Proposal that seeks to nominate persons to stand for election as directors of the Corporation, the stockholder's notice also shall include (i) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made.[131]

That provision further requires the disclosure of information relating to the nominating stockholder or the nominees "that would be required to be disclosed in a proxy statement . . . pursuant to Section 14 of the Securities Exchange Act[.]"[132]

For Jorgl to prevail on his claim that the Board violated Section 1.4(c) when it refused to accept his nominations (without regard to whether the Board acted inequitably), he must first demonstrate that his Notice satisfied that provision. "Clear and unambiguous advance notice bylaw conditions act, in some respects as conditions precedent to companies being contractually obligated to take certain actions."[133] Jorgl has failed to show that his Notice undisputedly the bylaw's terms.

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[130] *Id.* § 1.4(a)(2).

[131] *Id.* § 1.4(c).

[132] *Id.*

[133] *Strategic Inv. Opportunities LLC v. Lee Enters., Inc.*, 2022 WL 453607, at *13 n.142 (Del. Ch. Feb. 14, 2022); *see also Saba Cap.*, 224 A.3d at 979-81 (holding that a

27

1. <u>The Arrangement or Understanding Disclosure Requirement</u>

The Company's letter rejecting Jorgl's Notice stated that he failed to provide the information required by Article I, Section 1.4, subsection (i).[134] That subsection requires the disclosure of "a description of all arrangements or understandings" between the nominating stockholder "and each proposed nominee and any other person or persons . . . pursuant to which the nomination(s) are being made."[135]

The terms "arrangement" and "understanding" are not defined in AIM's bylaws. In such circumstances, Delaware courts "look to dictionaries for assistance in determining the plain meaning" of contractual terms.[136]

An "arrangement" is defined by Black's Law Dictionary as "a measure taken or plan made in advance of some occurrence sometimes for a legal purpose; an agreement or settlement of details made in anticipation."[137] An "understanding" is defined as an "an agreement, especially of an implied or tacit nature."[138] Other

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stockholder was not excused from its failure to comply with the letter of an advance notice bylaw, thus giving the board grounds to reject its nomination).

[134] DX 84 Ex. D.

[135] Bylaws § 1.4(c).

[136] *Lorillard Tobacco Co. v. Am. Legacy Found.*, 903 A.2d 728, 738 (Del. 2006).

[137] *Arrangement*, Black's Law Dictionary (11th ed. 2019).

[138] *Understanding*, Black's Law Dictionary (11th ed. 2019). An "agreement" is a "mutual understanding between two or more persons about their relative rights and duties regarding past or future performances; a manifestation of mutual assent by two or more persons"; and the "parties' actual bargain as found in their language or by implication from other circumstances, including course of dealing, usage of trade, and course of performance." *Agreement*, Black's Law Dictionary (11th ed. 2019) (first and second definitions).

28

definitions of those terms are similar.[139] The definitions of "arrangement" and "understanding" are consistent with the interpretation of the phrase "agreement, arrangement or understanding" in other corporate and securities law contexts.[140]

Giving the terms "arrangement" and "understanding" their commonly accepted meanings, Section 1.4(c) required Jorgl to disclose any advance plan, measure taken, or agreement—whether explicit, implicit, or tacit—with any person towards the shared goal of the nomination. At one extreme, a quid pro quo was not (as Jorgl argues) required.[141] Although an "arrangement" can be shown by an

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[139] *See Arrangement*, Merriam-Webster Dictionary, https://www.merriam-webster.com/dictionary/arrangement (last visited Oct. 26, 2022) ("something arranged: such as [] a preliminary measure . . . [or] an informal agreement or settlement especially on personal, social, or political matters"); *Arrangement*, Oxford English Dictionary (2d. ed. 1989) ("Disposition of measures for the accomplishment of a purpose; preparations for successful performance."); *Understanding*, Merriam-Webster Dictionary, https://www.merriam-webster.com/dictionary/understanding (last visited Oct. 26, 2022) ("[A] mutual agreement not formally entered into but in some degree binding on each side."); *Understanding*, Oxford English Dictionary (2d. ed. 1989) ("A mutual arrangement or agreement of an informal but more or less explicit nature.").

[140] *See, e.g.*, *Totta v. CCSB Fin. Corp.*, 2022 WL 1751741, at *24-25 (Del. Ch. May 31, 2022) (discussing the definition of "acting in concert" as tracking "the general corporate law understanding that persons act in concert when they have an agreement, arrangement, or understanding regarding the voting or disposition of shares"); 17 C.F.R. § 240.13d-5 (discussing when individuals form a group for purposes of federal securities laws); 8 *Del. C.* § 203(c)(9)(iii); *Chesapeake Corp. v. Shore*, 771 A.2d 293, 353 (Del. Ch. 2000) (discussing, in the context of Section 203, that the terms "agreement," "arrangement," or "understanding" "permit a fairly high degree of informality in the form in which the parties come together" but "presuppose[] a meeting of the minds"); *see also* Modernization of Beneficial Ownership Reporting, 87 Fed. Reg. 13873-72 (proposed Mar. 10, 2022) (proposing amendments to Rule 13D that would broaden the SEC's view of when persons should be treated as a "group").

[141] The plaintiff relies on then-Vice Chancellor Strine's decision in *Yucaipa American Alliance Fund* in arguing that an "arrangement" may indicate a "back and forth" that results

29

"agreement," for example, it can also take the form of a "measure" or "plan" before an event.[142] At the other extreme, the occurrence of discussions, a prior business or personal relationship, or an exchange of information is not alone sufficient to show an "arrangement or understanding."[143]

That description is "not odd or technical, but common sense."[144] Nor is the phrase "arrangement or understanding" ambiguous, making the canon of construction resolving ambiguities in favor of stockholders' rights inapt.[145]

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in some type of "quid pro quos." *See* Pl.'s Suppl. Opening Br. 42 (quoting *Yucaipa Am. All. Fund II, L.P. v. Riggio*, 1 A.3d 310 (Del. Ch. Aug. 12, 2010)). His reliance on *Yucaipa* is misplaced. The passage relied upon is discussing whether a rights plan left the board free to enter into "understandings" and notes that it is "possible to think that the [] board might engage in back and forth with holders during the proxy solicitation process that would raise the potential for improper quid pro quos." *Yucaipa Am. All. Fund*, 1 A.3d at 357 n.245; *see also Portnoy v. Cryo-Cell Int'l, Inc.*, 940 A.2d 43, 66, 71 (Del. Ch. 2008) (discussing an "arrangement" in the context of illegal vote-buying). It does not indicate that the court must find a quid pro quo to conclude that an arrangement or understanding was reached.

[142] *See supra* note 137 and accompanying text.

[143] *See Totta*, 2022 WL 1751741, at *25 (discussing, in the context of an "acting in concert" provision, that a showing that "the stockholder plans to vote the same way as another stockholder, is acquainted with another stockholder, or even has a business relationship with another stockholder" is insufficient to demonstrate a group).

[144] *CytoDyn*, 2021 WL 4775140, at *18.

[145] *See Saba Cap.*, 224 A.3d at 977 ("If charter or bylaw provisions are unclear, we resolve any doubt in favor of the stockholder's electoral rights." (quoting *Hill Int'l*, 119 A.3d at 38)).

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2. Jorgl's Notice

The clear language of the bylaws obligated Jorgl to disclose any arrangements or understandings pursuant to which his nomination was made. Jorgl's Notice stated, in relevant part:

> Although the Nominating Stockholder and the Nominees do not have a formal agreement as of the date of this Notice, it is expected that the Nominees will pay or contribute to the costs of the solicitation of proxies for their election, including the costs and expenses of the Nominating Stockholder. Except for the foregoing, as of the date of this Notice, the Nominating Stockholder is not party to any agreements, arrangements or understandings with any other stockholders of the Company nor with the Nominees or any other person pursuant to which the nominations are being made.[146]

Jorgl maintains that this narrative satisfied the requirements of Section 1.4(c). The defendants disagree, arguing that it failed to disclose arrangements or understandings with Xirinachs and Tudor.[147]

Based on the limited factual record before me, it appears that Tudor and Xirinachs were working with Chioini and others to devise legal strategies and formulate a plan for the proxy contest. They engaged in advance planning towards

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[146] Notice at 3.

[147] The defendants point to other so-called conspirators that they say were parties to arrangements or understandings, such as Deutsch. I decline to address every potentially involved person given that the roles of Tudor and Xirinachs are most apparent (despite the dearth of discovery about Xirinachs).

31

a common end: to find an AIM stockholder who would transfer shares into record name and serve as the "face" of their nomination. That stockholder was Jorgl.

The evidence also indicates that Tudor's and Xirinachs's actions went beyond loose discussions about the nominations. Their actions appear purposefully directed toward a shared goal of taking control of the Board. They were coordinated and constructed over a period of weeks.

Tudor launched the effort in the spring, leading to Lautz's nomination of Chioini and Ring. When that failed, Tudor tried again. Chioini put Tudor in touch with Rice as a possible nominee, and Rice asked Jorgl to become a stockholder and serve as the nominator. Tudor went dark around the time Jorgl entered the picture in late June,[148] though Kellner's contemporaneous notes the day after the Notice was submitted make clear that Tudor maintained some involvement.[149]

Xirinachs's direct contact with Jorgl before July 8 was focused on helping Jorgl transfer his shares into record name—a measure necessary for the nomination to succeed. Behind the scenes, Xirinachs was working with counsel and Chioini to put the "AIM process in[to] full swing."[150] He joined discussions with counsel about

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[148] *Cf.* Tudor Dep. 60, 119 (testifying that he "had no idea" the Jorgl nomination "was happening" until he "got sued or [] saw the press releases").

[149] DX 78.

[150] DX 79.

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the "nomination, proxy contest, and strategy" before the Notice was submitted.[151] Between June 2 and July 8, Xirinachs appears on Chioini's privilege log 37 times.[152] The extent and subject of these communications seem to belie Jorgl's position that Xirinachs remained on the periphery through July 8.

Irrespective of this evidence, Jorgl insists that the information he provided in the Notice was truthful and to the best of his knowledge at the time. He contends that there was no arrangement or understanding with Tudor to disclose because he does not know Tudor and never communicated with him.[153] As to Xirinachs, Jorgl asserts that they only reached an arrangement or understanding *after* the Notice was submitted. Setting aside that Jorgl's argument would require me to overlook questions of fact without the benefit of live testimony to resolve them, I cannot accept it for several reasons.

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[151] DX 93; *see also* DX 50; DX 52; DX 65.

[152] *See* DX 93. These communications were also withheld on the basis of a common interest privilege. *Id.* The assertion of the common interest privilege implies that the parties to the communication were working together towards a shared objective. *See Jedwab v. MGM Grand Hotels, Inc.*, 1986 WL 3426, at *2 (Del. Ch. Mar. 20, 1986) ("Rule 502(b) is a recognition that a disclosure may be regarded as confidential even when made between lawyers representing different clients if in circumstances, those clients have interests that are so parallel and non-adverse that, at least with respect to the transaction involved, they may be regarded as acting as joint venturers."); *Titan Inv. Fund II, LP v. Freedom Mortg. Corp.*, 2011 WL 532011, at *4 (Del. Super. Feb. 2, 2011) (describing common interest privilege as applying to "parties engaged in a common enterprise").

[153] *See* Jorgl Dep. 71; Tudor Dep. 44, 113-14.

33

First, if Jorgl was uninformed about the extent of Tudor's and Xirinachs's involvement, that would not necessarily mean that his Notice was complete. The statement that Jorgl was not a "party to any agreements, arrangements or understandings" essentially told AIM and its stockholders that Jorgl was working alone (except for some informal agreement that Chioini and Rice would pay Jorgl's costs and expenses).[154] The evidence suggesting that Jorgl was part of an overarching arrangement or understanding that formed before July 8 puts the veracity of that statement in doubt.

Second, the communications that Jorgl was a party to suggest that his disclosure about "arrangements or understandings" was at least misleading. The Notice did not disclose an arrangement pursuant to which Jorgl was asked to purchase AIM shares and put them into record name. It did not disclose the understanding that Jorgl would not have to pay any expenses if he submitted the notice.[155] And it disclosed that Rice might provide some funding, which is contradicted by the record.[156]

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[154] Notice at 3.

[155] To the extent that a quid pro quo is required to demonstrate an arrangement or understanding, as the plaintiff contends, this could be it.

[156] Rice Dep. 121, 156-57.

34

Third, even if Jorgl did not know the extent of Tudor's and Xirinachs' roles in the nomination, Chioini knew. Chioini had direct involvement in the preparation of the Notice. But he, too, stayed silent.[157]

Jorgl has therefore failed to show that the Notice complied with the bylaws. Section 1.4(c) unambiguously required him to disclose any "arrangements or understandings" pursuant to which his nomination was submitted. I cannot conclude, on this record, that Jorgl's Notice provided all such information. Accordingly, Jorgl is not entitled to a judgment as a matter of law that the Board breached the bylaws by refusing to accept his nomination.

B. Whether the Board's Rejection of the Notice Was Equitable

The fact that the Notice did not satisfy the unambiguous requirements of the bylaws is not the end of my inquiry. The Board's technical entitlement to reject the Notice does not necessarily mean that equity will allow it to stand. The court must go on to consider whether the directors' actions comport with the overarching principles of *Schnell* that "inequitable action does not become permissible simply because it is legally possible."[158] Here, too, Jorgl cannot demonstrate his entitlement to a judgment as a matter of law.

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[157] *See* Pl.'s Suppl. Opening Br. 19-21.

[158] *Schnell v. Chris-Craft Indus., Inc.*, 285 A.2d 437, 439 (Del. 1971); *Lee Enters.*, 2022 WL 453607, at *15 ("Delaware law necessarily leaves room for assessing whether a board's actions in enforcing a clear advance notice bylaw were justified, consistent with the doctrine of *Schnell*.").

35

1. Standard of Review

The parties agree that some form of enhanced scrutiny must guide the court's review of the Board's enforcement of the bylaw. They disagree on the standard's label and requirements. Jorgl asserts that the defendants must show a "compelling justification" for their actions as set forth in *Blasius*.[159] The defendants, for their part, assert that enhanced scrutiny review—"[w]hether labeled as *Unocal* or *Blasius*"—that looks to the reasonableness of the Board's actions should apply.[160]

"*Blasius* does not apply in all cases where a board of directors has interfered with a shareholder vote."[161] If the court were required to make a "find[ing] that the board acted for the primary purpose of disenfranchisement to trigger a more stringent review, it will have already made a normative judgment about whether the board engaged in manipulative conduct requiring judicial intervention."[162] Delaware courts apply that exacting review "sparingly, and only in circumstances in which self-interested or faithless fiduciaries act to deprive stockholders of a full and fair opportunity to participate in the matter."[163]

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[159] *See* Pl.'s Suppl. Opening Br. 38; *Blasius Indus., Inc. v. Atlas Corp.*, 564 A.2d 651, 661 (Del. Ch. 1988).

[160] *See* Defs.' Answering Br. 52 (quoting *Lee Enters.*, 2022 WL 453607, at *15).

[161] *State of Wis. Inv. Bd. v. Peerless Sys. Corp.*, 2000 WL 1805376, at *9 (Del. Ch. Dec. 4, 2000); *see also CytoDyn*, 2021 WL 4775140, at *1.

[162] *Lee Enters.*, 2022 WL 453607, at *14.

[163] *In re MONY Grp. Inc. S'holder Litig.*, 853 A.2d 661, 674 (Del. Ch. 2004).

36

Still, this court must "reserve[] space for equity to address the inequitable application of even validly-enacted advance notice bylaws."[164] Its careful scrutiny of directorial actions that affect the stockholder franchise "cannot appropriately be confined to the sort of blunt efforts to disenfranchise stockholders confronted in *Blasius*."[165] In such circumstances, enhanced scrutiny supplies a framework to assess whether directors acted in compliance with their fiduciary duties in applying an advance notice bylaw.[166]

Enhanced scrutiny requires a "context-specific application of the directors' duties of loyalty, good faith, and care."[167] The Board must "'identify the proper corporate objectives served by their actions' and 'justify their actions as reasonable in relation to those objectives.'"[168] If the Board's actions function as a reasonable limitation on the rights of stockholders to nominate directors, those actions "will generally be validated."[169] The court must, however, keep a "gimlet eye out for

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[164] *CytoDyn*, 2021 WL 4775140, at *15 (emphasis removed).

[165] *Lee Enters.*, 2022 WL 453607, at *15.

[166] *Id.* at *14-15; *see also CytoDyn*, 2021 WL 4775140, *18, *22 (discussing whether the board's actions were "reasonable").

[167] *Lee Enters*., 2022 WL 453607, at *16.

[168] *Id.* (quoting *Mercier v. Inter-Tel (Del.) Inc.*, 929 A.2d 786, 810 (Del. Ch. 2007)).

[169] *Id.*

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inequitably motivated electoral manipulations or for subjectively well-intentioned board action that has preclusive or coercive effects."[170]

2. Application of Enhanced Scrutiny

Advance notice bylaws are "commonplace" tools for public companies to ensure "orderly meetings and election contests."[171] They serve two primary functions. "The first is to set a time period by which stockholders must give notice of their intention to nominate director candidates in advance of an annual meeting. The second is an informational requirement that serves an important disclosure function, allowing boards of directors to knowledgably make recommendations about nominees and ensuring that stockholders cast well-informed votes."[172]

The defendants maintain that the requirements of Section 1.4(c) are intended to serve the latter function. Jorgl does not question the Board's intentions in adopting its advance notice bylaw. The bylaw was adopted on a clear day in 2017—long before Tudor, Xirinachs, or Jorgl entered the picture.[173] The Board did not change its policies or its interpretation of the bylaws to make compliance

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[170] *Chesapeake Corp.*, 771 A.2d at 323.

[171] *Lee Enters.*, 2022 WL 453607, at *9.

[172] *Id.*

[173] *See CytoDyn*, 2021 WL 4775140, at *14 (discussing bylaws adopted "years before th[e] putative proxy contest was conceived").

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challenging.[174] The requirements of Section 1.4(c) are not unusual or difficult to comply with.[175]

Rather, Jorgl questions the provision's potential breadth and inequity in application. By his logic, if the phrase "arrangements or understandings" is not limited to circumstances where exchanges of promises are made, the standard becomes unworkable.

One can envision an advance notice bylaw with so broad a reach that it mandated the disclosure of mere discussions among stockholders. But I need not decide whether such a bylaw would have a legitimate corporate purpose or if a board's enforcement of it in rejecting a stockholder nomination would be reasonable. As previously discussed, the plain language of the bylaw at issue is not so sweeping.[176]

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[174] *See Hubbard v. Hollywood Park Realty Enters., Inc.*, 1991 WL 3151, *12 (Del. Ch. Jan. 14, 1991) (finding that a board had a duty to waive an advance notice bylaw because a "radical shift in position, or a material change in circumstances" occurred after the deadline for nominations passed).

[175] *See CytoDyn*, 2021 WL 4775140, at *19 (explaining that advance notice bylaw "provisions asking stockholders to disclose supporters are . . . ubiquitous"); *AB Value P'r*, 2014 WL 7150465, at *3 ("The clearest set of cases providing support for enjoining an advance notice bylaw involves a scenario where a board, aware of an imminent proxy contest, imposes or applies an advance notice bylaw so as to make compliance impossible or extremely difficult, thereby thwarting the challenger entirely.").

[176] *See supra* note 143 and accompanying text.

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By its terms, Section 1.4(c) required the disclosure of information about "arrangements or understandings"—that is, agreements, measures, or plans taken towards a common end.[177] That mandate was not unreasonable. There are legitimate reasons why the Board would want to know whether a nomination was part of a broader scheme relating to the governance, management, or control of the Company. More critically, that information would have been important to stockholders in deciding which director candidates to support.[178]

The parties clash over whether the Board's rejection of the Notice was a reasonable response in relation to these corporate purposes. The defendants assert that the current record shows the Board surmised, based on the information available to it, that the Notice was part of a scheme involving undisclosed arrangements and understandings and acted accordingly. Jorgl disagrees, pointing to facts that he says show the Board acted to entrench itself at the expense of his right to nominate directors.

This factual dispute alone makes an award of a mandatory injunction unattainable. Yet, Jorgl argues that the court can find the Board was unquestionably

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[177] *See supra* notes 140-43 and accompanying text.

[178] *See Hubbard*, 1991 WL 3151, at *6 ("As the nominating process circumscribes the range of the choice to be made, it is a fundamental and outcome-determinative step in the election of officeholders."); *CytoDyn*, 2021 WL 4775140, at *21 (discussing a nomination notice that failed to provide information that would have been material to stockholders in voting on director nominees).

40

motivated by ill intent or acted manipulatively. Making that determination would ignore several issues that seem to undermine his position.

To start, the context in which the Board received and considered Jorgl's Notice cannot be ignored.[179] The Board knew that Tudor had previously been convicted of securities fraud, was the subject of an SEC injunction, and had interfered with AIM to the point that AIM sought injunctive relief in Florida.[180] The Board also understood that AIM management suspected Tudor was behind the defective Lautz nomination and that, after the Lautz nomination was rejected, Tudor had threatened to take the "gloves off."[181]

The Board had grounds to question Jorgl's motives when he emerged on the scene—having purchased shares just 10 days before submitting his Notice—to nominate two individuals (who owned no AIM stock) including Chioini, who Lautz had attempted to nominate.[182] Of course, stockholders can buy shares just before making a nomination and can nominate whomever they like. The confluence of information the directors had after receiving the Notice would, however, have piqued their suspicions. The July 14 Board minutes explain that the directors

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[179] *See CytoDyn*, 2021 WL 4775140, at *16 (discussing the "context" in which a notice was "submitted and then considered by the incumbent Board").

[180] *See supra* notes 15-16, 20 and accompanying text; Equels Dep. 215-16.

[181] DX 50; Equels Dep. 216-17.

[182] *See* Equels Dep. 209.

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rejected the Notice based on "information the Company and its advisors had learned to date regarding the group of individuals behind the nomination notice."[183]

Jorgl argues that the Board cannot justify its rejection of the Notice based on after-discovered information, such as the role of Xirinachs, that the defendants uncovered during this litigation. That is true. But genuine suspicions based on known facts that are later corroborated can be a basis for a board to act.[184] Here, the directors assert that they were concerned Tudor and other undisclosed participants were acting "with the intent o[f] taking control of the Company and potentially raiding it or taking other action adverse to stockholders."[185] The evidence obtained through discovery prevents me from rejecting that concern out of hand.

That is not to say that the plan conceived of by those behind Jorgl's nomination is bad for AIM or its stockholders or that Chioini and Rice would not be worthy director candidates. Ideally, the stockholders—not the Board or this court—should decide the path for AIM. But if the nomination played a role in a broader scheme led by undisclosed supporters, that information would have been necessary for stockholders to make an informed choice on the matter.

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183 DX 81 at 1.

184 *See CytoDyn*, 2021 WL 4775140, at *21 (explaining that the board's rejection of the notice was appropriate where it "legitimately suspected" that undisclosed motivations were behind a nomination and evidence discovered in litigation corroborated those suspicions).

185 Equels Dep. 229; *see, e.g.*, DX 79.

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If such arrangements or understandings were concealed, the sanctity of the stockholder franchise would not be furthered by this court invalidating the Board's actions. In that case, those working through Jorgl—not the Board—would be the ones engaging in manipulative conduct. Equity cannot bless the perverse incentives that would be created if nominating stockholders could avoid disclosure requirements through purposeful ignorance.

Ultimately, these are matters that I need not presently decide. The swirl of lingering factual questions prevents me from granting judgment as a matter of law in Jorgl's favor. He has simply not proven his entitlement to mandatory injunctive relief.

III. CONCLUSION

For the reasons stated above, the plaintiff's Motion for a Preliminary Injunction is denied.

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Exhibit 4

Timeline OF Events

The summary below details the significant contacts between AIM ImmunoTech Inc. (the “Company” or “AIM”) and members of the dissident group beginning in 2022 through the date hereof. This summary does not purport to catalogue every conversation of or among members of the Company’s board of directors (the “Board”), the Company’s management, the Company’s advisors and representatives of the dissident group and their advisors relating to the dissident group’s solicitation.

In connection with the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) and 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), a group of individuals, including at least two convicted felons, attempted to replace a majority of the Board. These efforts were unsuccessful. In each instance, the dissidents’ purported attempts to make nominations were found by the Company to have failed to adhere to the Company’s bylaws and presented misleading and incomplete information about the group and its members in order to conceal the group’s true intentions with respect to the Company. As a result, the Company rejected the dissidents’ purported nominations. Although the dissidents challenged these rejections in court, neither the Delaware Court of Chancery nor the Delaware Supreme Court disturbed the Company’s rejection of the purported attempts to make nominations.

Now, in connection with the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), members of the same dissident group are once again seeking to replace the entire Board. Ted D. Kellner, the latest public face of the dissident group, has submitted a notice of intent to nominate himself, Todd Deutsch, Robert Chioini and Paul W. Sweeney for election to the Board.

The Board strongly urges you to vote on the Company’s WHITE universal proxy card “FOR ALL” of the Board’s four proposed nominees, Nancy K. Bryan, Thomas K. Equels, William M. Mitchell, and Stewart L. Appelrouth, to safeguard the Company and its promising clinical trials from disruption by the group currently being led by Messrs. Kellner, Deutsch, Chioini and Sweeney. As the timeline of events discussed below demonstrates, the current dissident group is the outgrowth of efforts of individuals with a history of criminal conduct and corporate misbehavior that, in the Board’s view, should disqualify anyone associated with this group from seizing control of the Board. Voting for the Board’s nominees will help prevent the dissident group from capturing Board control and ensure that the current Board will be able to both continue to act in the best interests of all AIM stockholders and be positioned to capitalize on important upcoming clinical milestones. Ultimately, we believe that supporting the Board’s nominees is the best way to protect your investment.

The Initial Formation of the Dissident Group

The dissident group’s efforts ultimately trace back to July 2020, when an AIM stockholder named Franz Tudor requested a call with AIM’s Chief Executive Officer, Thomas K. Equels, and pressed to obtain a position as an international business development consultant for AIM. Mr. Equels then researched Mr. Tudor and learned that Mr. Tudor had a criminal background, having been convicted of securities fraud in 2009. Upon learning of Mr. Tudor’s history of criminal securities fraud, AIM declined Mr. Tudor’s overtures.

Mr. Tudor then began what the Company views as a campaign of disruption and harassment. For example, he interfered with AIM’s business by falsely suggesting to third parties—including an FDA lobbyist and principal investigators in clinical trials for AIM’s lead product—that he was associated with AIM. In addition, he tried to obtain confidential research information about AIM by falsely claiming that he was an associate of AIM. Mr. Tudor’s conduct became so disruptive that AIM sought and obtained injunctive relief against him in Marion County, Florida (the “Florida Injunction”), which indefinitely enjoined Mr. Tudor from contacting AIM’s business relations.

This was not Mr. Tudor’s first injunction. On August 2, 2011, the Honorable Richard J. Sullivan of the United States District Court for the Southern District of New York, entered a final judgment against Mr. Tudor (the “SEC Injunction”) in an insider trading case that the Securities and Exchange Commission (“SEC”) brought against him. The SEC Injunction permanently enjoined Mr. Tudor from violations of Section 10(b) of the Securities and Exchange Act of 1934 (the “Exchange Act”), and ordered him to pay over $70,000 in disgorgement penalties. The SEC Injunction further barred Mr. Tudor from association with any investment advisor, broker, dealer, municipal securities dealer or transfer agent. Mr. Tudor also pleaded guilty to charges of securities fraud and conspiracy to commit securities fraud in a related criminal case.

We believe Mr. Tudor’s later conduct demonstrated that he largely flouted the Florida Injunction. He contacted AIM’s investment bank and continued to contact its investor relations firm in what, in the Company’s view, amounted to an ongoing effort to disrupt AIM. The Company believes that the injunction, along with Mr. Tudor’s prior criminal conviction, may explain why Mr. Tudor preferred to work behind the scenes with other individuals with respect to his various later efforts to gain a majority of the seats on the Board.

In those subsequent efforts to take control of the Board, two of the individuals Mr. Tudor worked with were Mr. Kellner and Mr. Deutsch. Mr. Tudor had worked with Mr. Deutsch at the Galleon Group (“Galleon”), a hedge fund that closed in 2009 after an insider trading scandal led to over 50 convictions or guilty pleas. Mr. Deutsch and Mr. Kellner have invested in more than 20 companies together, and Mr. Deutsch introduced Mr. Kellner to Mr. Tudor. By late 2021, Mr. Tudor also recruited Walter Lautz, another AIM stockholder, to join his campaign.

After assembling this group in late 2021, Mr. Tudor and Mr. Deutsch began sending AIM and its investor relations firm increasingly aggressive communications. At one point, Mr. Deutsch attempted to have Mr. Tudor secretly attend a call between himself, Mr. Kellner and AIM’s investor relations firm.

By April 2022, Mr. Tudor was identifying potential Board nominees. The first was Mr. Tudor’s longtime business acquaintance, Robert Chioini. Mr. Tudor had known Mr. Chioini for nearly a decade, having worked together at Rockwell Medical Technologies, Inc. (“Rockwell Medical”), a business co-founded by Mr. Chioini. Mr. Chioini was fired as Rockwell Medical’s CEO because, according to Rockwell Medical, he “lacked key attributes necessary to oversee the growth and long-term success of the [c]ompany.” Rockwell Medical ultimately sued Mr. Chioini, stating that he “refuse[d] to accept the decision” and, following his termination, took “action purportedly on the [c]ompany’s behalf without authorization.”

April 2022 Nomination Efforts

On April 18, 2022, Mr. Lautz submitted a Rule 14a-8 stockholder proposal (the “Lautz Proposal”) to the Company purporting to nominate Mr. Chioini and Daniel Ring for election to the Board.

The Company rejected the Lautz Proposal because Rule 14a-8 of the Exchange Act explicitly states that a basis for excluding a stockholder proposal is if the proposal “[s]eeks to include a specific individual in the company’s proxy materials for election to the board of directors.” The Company later sought and obtained a no-action letter from the SEC affirming that the Board had a lawful basis for excluding the Lautz Proposal.

The Company subsequently learned that Mr. Tudor and Mr. Deutsch were behind the Lautz Proposal and had initiated the April 2022 nomination efforts. Mr. Tudor informed Mr. Deutsch in April 2022 that Mr. Ring was willing to be nominated but that they would need a stockholder to make the nomination. Mr. Tudor was the one who suggested to Mr. Lautz that Messrs. Chioini and Ring would be interested in being nominated for election to the Board at the 2022 Annual Meeting. In fact, the defective Rule 14a-8 proposal that Mr. Lautz sent purporting to nominate Messrs. Chioini and Ring was drafted by Mr. Tudor, and Mr. Lautz did not make any revisions before delivering it to the Company. Mr. Lautz’s nomination proposal did not mention Mr. Tudor or his involvement in orchestrating the attempted nominations.

By late April 2022,1 Mr. Chioini had contacted his Rockwell Medical co-founder, Michael Xirinachs, regarding the nomination efforts. The inclusion of Mr. Xirinachs added yet another felon to the group, as he pleaded guilty in 2022 to criminal charges involving fraudulent securities trading and promotion, material misrepresentations to investors, and misuse of funds, and, previously, had been found to have committed wire fraud, with the SEC obtaining a judgment against him and his company, Emerald Asset Advisors, LLC.

July 2022 Nomination Efforts

In mid-June 2022, Mr. Lautz declined Mr. Tudor’s offer to participate in a second attempt at nominating director candidates, telling Mr. Tudor that he “can’t be the face of this partaking.” Messrs. Tudor and Chioini thus needed to find a new “face,” and, the Company believes, was motivated to conceal the involvement of (i) Mr. Tudor, who was subject to the Florida Injunction and SEC Injunction; and (ii) Mr. Xirinachs, who did not own AIM stock and was a convicted felon.

Soon thereafter, Messrs. Tudor and Chioini identified Jonathan Jorgl to serve as the new “face” of the nomination efforts. The Company believes that Mr. Jorgl was recommended by Michael Rice, an individual the Delaware Court of Chancery later described as Mr. Jorgl’s “surfing buddy.” Mr. Rice had served as an advisor to Rockwell Medical during Mr. Chioini’s tenure there as CEO and replaced Mr. Ring on the group’s nominee slate.

On June 27, 2022, the same day that the SEC confirmed AIM had a basis for excluding the Lautz Proposal, Jonathan Jorgl acquired 1,000 shares of AIM common stock. He had not previously owned any AIM stock. Messrs. Chioini, Rice and Xirinachs advised Mr. Jorgl regarding the purchase of his shares and transferring them into record ownership.

On July 7, 2022, after Mr. Jorgl expressed concern about the costs associated with the nominations and proxy contest, Mr. Chioini sent a text to Mr. Jorgl to reassure him that he “would not be on the hook” for any costs and that “[w]e are paying [the] fees.” AIM believes the “we” referred to Messrs. Chioini and Xirinachs.

On July 8, 2022, Mr. Jorgl, who held 1,000 shares, delivered to the Company a notice (the “Jorgl Notice”) of his intention to nominate his director candidates, Messrs. Chioini and Rice, to replace a majority of the Board at the 2022 Annual Meeting. The Jorgl Notice made no reference to the involvement of Messrs. Tudor or Xirinachs and, among other false statements, indicated that Mr. Jorgl would be sharing in the expenses of the nominations and proxy contest with Messrs. Chioini and Rice, even though just the day before, Mr. Jorgl had received confirmation from Mr. Chioini that Mr. Jorgl would not be responsible for any of the costs. Mr. Rice also denied he had ever agreed to pay any of the expenses.

On July 11, 2022, Mr. Xirinachs emailed Mr. Chioini to discuss his intentions regarding his 2022 nomination efforts, noting “[t]he way I hope this all plays out is we get control of AIM … [In the meantime,] we continue to look for opportunities to either acquire, (to spin off at a later time), license technology, or possibly merge with.”

1 On April 25, 2022, Mr. Chioini sent AIM’s proxy statement relating to the Company’s 2021 Annual Meeting of Stockholders to Mr. Xirinachs.

The Board rejected the Jorgl Notice for failing to comply with AIM’s bylaws, and Mr. Jorgl sued the Company in the Delaware Court of Chancery, seeking a preliminary injunction and a finding that the Jorgl Notice and Mr. Jorgl’s purported nominations were valid. In the case Jonathan Thomas Jorgl v. AIM ImmunoTech Inc., 2022 WL 16543834 (Del. Ch. Oct. 28, 2022) (the “2022 Delaware Litigation”), the Court denied Mr. Jorgl’s motion for a preliminary injunction, ending the July 2022 nomination efforts. In the Court’s memorandum opinion, the Court stated that the Jorgl Notice “was—at best—misleading” and that the associated discovery process (the ““2022 Discovery Process”) “indicated that a web of individuals had worked together to bring Jorgl’s nomination forward.”

The Company held the 2022 Annual Meeting as scheduled on November 3, 2023, where all members of the Board were re-elected.

Through the 2022 Delaware Litigation and the 2022 Discovery Process, the Company learned about a number of significant arrangements and understandings among many individuals, including members of the dissident group, to, among other things, conceal the identity and role of certain individuals who were heavily involved in orchestrating or supporting the July 2022 nomination efforts.

For example, the Jorgl Notice failed to disclose the involvement of Mr. Chioini’s long-time business associate, Mr. Xirinachs, or that Mr. Xirinachs had been sentenced to three years of probation and ordered to pay $353,000 in restitution after he pleaded guilty in June 2022 to wire fraud charges involving fraudulent securities trading and promotion, material misrepresentations to investors and the misuse of funds.

In addition, on July 11, 2022, Mr. Xirinachs contacted an acquaintance, Paul Tusa, seeking to use his entity, River Rock Advisors (“River Rock”), as a front that would appear to fund Mr. Jorgl’s nomination attempt. Mr. Xirinachs gave Mr. Tusa $5,000 to keep River Rock’s bank account open. On July 21, 2022, the group2 put out a press release belatedly identifying River Rock as a “participant[ ] in the proxy solicitation.” But the Company’s understanding is that neither Mr. Tusa nor River Rock contributed any funds to the nomination efforts, rendering the press release misleading.

The Company believes that the failure of Messrs. Jorgl, Chioini and Rice to candidly disclose these facts was motivated by a desire to hide that Mr. Xirinachs—a convicted felon—and Mr. Chioini—an individual who had been fired by a company he co-founded for alleged misconduct— were the financial forces behind the July 2022 nomination efforts and related litigation, even though neither of them owned any shares of AIM stock. In fact, Messrs. Chioini and Xirinachs ultimately became responsible for $2 million in expenses related to the 2022 nomination efforts and related litigation. For example, according to Mr. Kellner’s notice of intent to nominate himself and Messrs. Deutsch and Chioini (the “2023 Purported Nomination Notice”), as of August 2023, Messrs. Chioini and Xirinachs owed approximately $1.3 million to legal counsel Baker & Hostetler LLP (“BakerHostetler”) and other advisors. The 2023 Purported Nomination Notice also stated that Messrs. Chioini and Xirinachs were on a payment plan with BakerHostetler for the outstanding expenses from the July 2022 nomination efforts and related litigation and that Mr. Chioini had attempted to persuade Mr. Xirinachs to pay his share of the expenses.

2 This group of individuals included Mr. Jorgl, together with his nominees, Messrs. Chioini and Rice. These individuals collectively referred to themselves as the “AIM Stockholder Full Value Committee” or the “ASFV Committee.”

Efforts of Ted Kellner and Todd Deutsch at AIM

The Company also learned from the 2022 Discovery Process that, since at least October 2021, Messrs. Deutsch and Kellner had communicated among themselves and with Mr. Tudor regarding plans and proposals to, among other things, materially change the Company’s business and corporate structure and to change the Board and management team. For example, Mr. Kellner emailed Mr. Deutsch on November 4, 2021, to ask, “Have you and Franz [Tudor] drafted the letter we were intending to send to the AIM management team?” Messrs. Deutsch and Kellner have long-standing ties to each other. According to the 2023 Purported Nomination Notice, the two have had a “strong business and personal relationship for the past 25-plus years” and have invested in the same companies on numerous occasions.

The Company estimates that by mid-December 2021, Messrs. Deutsch and Kellner had acquired aggregate beneficial ownership of more than 5% of the AIM common stock. However, they did not file a Schedule 13D reporting greater than 5% ownership, as required by law and the regulations of the SEC, until Summer 2023, approximately 600 days after the Company estimates Messrs. Deutsch and Kellner were legally required to make the filing.

By Spring 2022, Mr. Deutsch was frequently forwarding e-mails regarding AIM to and from each of Messrs. Kellner and Tudor within minutes of receipt.

Messrs. Deutsch and Tudor have known each other for over 15 years, having worked together at Galleon. Mr. Deutsch—the head trader at the Galleon Captain’s Fund—left Galleon around June 2008. While Mr. Tudor departed Galleon before Mr. Deutsch’s departure, Mr. Tudor became ensnared in the Galleon insider trading probe. Subsequently, Mr. Tudor pleaded guilty to conspiracy to commit securities fraud and cooperated with investigators, including by wearing a recording device to tape conversations with his alleged insider trading co-conspirators. The SEC issued an injunction against Mr. Tudor that permanently enjoined him from, among other things, engaging in certain activities related to “penny stocks.” Like a number of other SEC injunctions issued at the time, the SEC injunction against Mr. Tudor was later partially vacated on July 5, 2019, to remove the bar on association with any investment advisor, municipal securities dealer or transfer agent. The rest of the SEC injunction against Mr. Tudor remains in force.

On April 19, 2022, the day after Mr. Lautz submitted the Lautz Proposal, Mr. Deutsch emailed Mr. Kellner a profile on the Company’s business, prospects and clinical studies to be used for pitching investors to invest in AIM. Through the 2022 Discovery Process, the Company received a copy of Mr. Kellner’s notes on that email that included a handwritten note saying “what do we own? 15 – 18%?” in apparent reference to the group’s aggregate beneficial ownership of shares of AIM common stock at the time. Nonetheless, the group did not file a Schedule 13D reporting greater than 5% ownership, as required by law and the regulations of the SEC, for more than a year after this email was sent. Mr. Kellner also wrote notes suggesting that he believed Mr. Tudor had written the contents of Mr. Deutsch’s April 19, 2022 email.

After the first person Mr. Tudor chose to be the “face” of his takeover effort, Mr. Lautz, failed in his attempt to nominate Messrs. Chioini and Ring in April 2022, Mr. Tudor updated Mr. Deutsch on the renewed efforts and arrangements being made for a proxy fight at the 2022 Annual Meeting and the need for funding assistance. As Mr. Tudor scrambled to line up a second nomination attempt, he wrote a June 2, 2022 email to Mr. Deutsch, saying “If you would like to send to Ted [Kellner]. . . . I have 2 strong candidates to run and get control of the [Board]. . . . I have a shareholder who is will[ing] to have their name as the lead but so far have not been able to find anyone to front the $150K.” Mr. Deutsch promptly forwarded the email to Mr. Kellner.

On June 16, 2022, an outside counsel of the Company sent a letter to Messrs. Deutsch and Kellner, notifying them of the Company’s serious concerns that they were violating federal securities laws, including Section 13(d) of the Exchange Act, and seeking proof of their ownership and the ownership of any other members of their 13D group. The Company received a copy of Mr. Kellner’s handwritten notes on a copy of that letter through the 2022 Discovery Process. The notes included a list of Mr. Kellner’s written-down questions, including “Proceed w/ vote new board?” and “[I] thought collectively we had 20%?”

By the time that Mr. Jorgl submitted the Jorgl Notice on July 8, 2022, Messrs. Kellner and Tudor were in direct communication with each other about the nomination efforts in connection with the 2022 Annual Meeting.

On July 9, 2022—before Mr. Jorgl’s purported nominations under the Jorgl Notice were made public—Messrs. Kellner and Tudor had a call during which Mr. Tudor updated Mr. Kellner on the effort to nominate two director candidates to gain a majority of the Board seats. Mr. Kellner took notes on the call, writing “Franz [Tudor] submitted 2 new directors on Friday July 8th: 1. Mike Rice 2. Rob Chioini”.

On July 15, 2022, the Company filed a lawsuit against Messrs. Chioini, Deutsch, Jorgl, Kellner, Lautz, Rice and Tudor in the Federal District Court for the Middle District of Florida, seeking (1) a declaration that these defendants violated Section 13(d) of the Exchange Act; and (2) an injunction forcing the defendants to remedy their ongoing violations of federal securities law (the “Federal Securities Action”).

As noted above, on July 29, 2022, Mr. Jorgl brought suit (the 2022 Delaware Litigation) against the Company and its directors in the Delaware Court of Chancery after the Board rejected Mr. Jorgl’s nomination notice due to its failure to comply with the Company’s bylaws.

The Company later learned during discovery in Mr. Kellner’s 2023 litigation (discussed below) that Mr. Kellner had withheld material information when he responded to a subpoena in the 2022 Delaware Litigation and that he had acknowledged in writing in August 2022 that he, Mr. Deutsch and Mr. Tudor were heavily involved in the 2022 efforts to take control of the Board. Specifically, in August 2022, Mr. Kellner drafted an update email to some of his former fraternity brothers who had invested in the “Beta Fund” that Mr. Kellner managed. The fund owned AIM stock. In his draft email, Mr. Kellner acknowledged: “A couple of weeks ago, Todd Deutsch, who is known to several of you, and a gentlemen named Franz Tudor, commenced a proxy to replace all of the directors [of AIM] and ultimately management. I am now a party to that proxy fight, which will hopefully commence with the replacement of the management team in the next twelve months. More on that as time progresses.”

According to the 2023 Purported Nomination Notice, around October 2022, Mr. Deutsch hired Mr. Tudor to provide “part-time back-office support services” to Mr. Deutsch because “he needed a job and has limited resources”.

After the Delaware Court of Chancery denied Mr. Jorgl’s motion for preliminary injunction in the 2022 Delaware Litigation, Mr. Kellner attended the 2022 Annual Meeting in person and briefly spoke with representatives of the Company, including Mr. Equels and AIM’s Chief Operating Officer and General Counsel Peter W. Rodino III.

On November 3, 2022, Mr. Kellner texted Messrs. Tudor and Deutsch seeking to set up a call with the “Jorgl team” to discuss “next steps” toward a 2023 proxy contest, expressing his hope that the Jorgl team would be “fully committed” to another proxy contest in 2023.

On November 9, 2022, AIM filed an amended complaint in the Federal Securities Action, providing additional information about the defendants’ failures to comply with federal securities law. On the same day, AIM also issued a press release announcing the initiation of a process to identify two additional directors with a focus on diverse candidates possessing biotechnology commercialization experience and a plan to engage a nationally recognized independent compensation consultant to evaluate the Company’s current executive compensation plans. The Compensation Committee did not ultimately engage a second compensation consultant but instead requested that its previously engaged, nationally recognized compensation consultant conduct a new assessment of the Company’s executive compensation.

On November 13, 2022, representatives of BakerHostetler delivered a letter on behalf of Messrs. Chioini and Rice (neither of whom owned any AIM stock), recommending that the Board “appoint Mr. Chioini and Mr. Rice to the Board and appropriate committees promptly.”

On November 23, 2022, Mr. Lautz filed a motion to dismiss AIM’s amended complaint in the Federal Securities Action. Messrs. Deutsch and Kellner, along with the former’s family office, filed their own motion to dismiss on November 23, 2022.

On a December 5, 2022 call between a representative of BakerHostetler and a representative of the Company’s outside counsel, Potter Anderson & Corroon LLP (“Potter Anderson”), the representative of BakerHostetler communicated the view of Messrs. Chioini and Rice that if an agreement on mutually agreeable director candidates to join the Board could not be reached between the Company and Messrs. Chioini and Rice before the December 2022 holidays, Messrs. Chioini and Rice planned to conduct a proxy contest in 2023 and would be “better organized next year” and were “ready to come out guns blazing.”

On December 12, 2022, Mr. Kellner spoke to Mr. Chioini about a 2023 proxy contest. In correspondence to his counsel two days later, Mr. Chioini stated that Mr. Kellner was “very interested in working with” Messrs. Chioini and Rice to remove AIM’s Board and that Mr. Kellner “want[ed] to keep in touch.”

On December 14, 2022, AIM responded to Mr. Lautz’s and Messrs. Deutsch and Kellner’s motions to dismiss in the Federal Securities Action.

On January 20, 2023, Mr. Jorgl filed a motion to dismiss AIM’s amended complaint in the Federal Securities Action. In relevant part, Mr. Jorgl attested that, the day before filing his motion, he transferred his 1,000 shares in AIM to an undisclosed third party (whose name he redacted in court filings), which he contended mooted AIM’s claims against him. AIM responded to Mr. Jorgl’s motion on February 10, 2023. The Company later learned that the undisclosed third party to whom Mr. Jorgl had transferred his 1,000 shares in AIM was a business associate of Mr. Jorgl.

On March 28, 2023, the Board adopted Restated and Amended Bylaws (the “2023 Bylaws”) and appointed Nancy K. Bryan to the Board as an independent director. The Board determined that updating AIM’s bylaws was advisable following the July 2022 nomination efforts of Mr. Jorgl and the other members of the group of individuals publicly fronted by him to attempt to evade and circumvent the requirements of AIM’s advance notice bylaws, including that group’s efforts to actively conceal the significant role and involvement of two felons in the scheme. The bylaw amendments included, among other things, updates to the advance notice provision to ensure the provision would be less susceptible to attempts to circumvent the bylaws and conceal material information from the Board and the Company’s stockholders. The amendments set forth in the 2023 Bylaws were summarized in and attached to the Company’s Annual Report for the fiscal year ended December 31, 2022 on Form 10-K filed with the SEC on March 31, 2023.

Also on March 31, 2023, the magistrate judge in the Federal Securities Action recommended denying Mr. Lautz’s and Messrs. Deutsch and Kellner’s motions to dismiss on all grounds. The magistrate judge also recommended dismissing the Company’s claims against Mr. Jorgl based on his transfer of shares to an unidentified third party.

Later, in April or May 2023, Messrs. Kellner and Tudor had breakfast together in Florida.

The 2023 Nomination Efforts

On July 24, 2023, representatives of BakerHostetler, who were representing Mr. Kellner (among others) and had previously represented Messrs. Jorgl, Chioini, Rice and Xirinachs (among others) in the July 2022 nomination efforts, requested copies of the Company’s director and officer questionnaire (the “D&O Questionnaire”) and written representation and agreement, each as required by the 2023 Bylaws to be submitted in connection with a stockholder’s nomination of director candidates to the Board.

On July 27, 2023, Messrs. Deutsch and Kellner filed a Schedule 13D (the “Initial 13D”) with the SEC, disclosing beneficial ownership in the aggregate of approximately 6.5% of the outstanding Common Stock. In the Initial 13D, they disclosed, among other things, their group’s intention to nominate individuals for election to the Board at the 2023 Annual Meeting.

On July 31, 2023, the Company furnished copies of the D&O Questionnaire and the written representation and agreement to the dissident group’s counsel at BakerHostetler.

On August 3, 2023, the day before the deadline to submit stockholder nominations under the 2023 Bylaws in connection with the 2023 Annual Meeting, representatives of BakerHostetler delivered the 2023 Purported Nomination Notice to the Company on behalf of Mr. Kellner, dated as of August 4, 2023, purporting to provide notice of Mr. Kellner’s intent to nominate himself and Messrs. Chioini and Deutsch for election to the Board at the 2023 Annual Meeting. This represented the third attempt to nominate Mr. Chioini for election to the Board in under 16 months. In addition, the 2023 Purported Nomination Notice, among other things, stated that Messrs. Deutsch and Kellner’s group intended to seek reimbursement from the Company of the costs incurred in connection with the 2023 nomination efforts as well as the costs incurred by Messrs. Chioini and Xirinachs in connection with the 2022 Annual Meeting. The Company believes the 2023 nomination efforts were partially motivated by a desire to recoup the significant expenses incurred by Messrs. Chioini and Xirinachs in connection with the unsuccessful 2022 nomination efforts and related litigation—to the detriment and expense of other stockholders.

On August 7, 2023, Messrs. Deutsch and Kellner filed Amendment No. 1 to the Initial 13D, which disclosed the submission of the 2023 Purported Nomination Notice.

On August 8, 2023, the Company filed a motion to reconsider the Federal Securities Action. The court had dismissed the Federal Securities Law Action on July 10, 2023, on mootness grounds because the 2022 Annual Meeting, including the election of directors, had already occurred. The Company filed its motion for the court to reconsider the dismissal of the Federal Securities Action because (1) the Initial 13D disclosing Messrs. Deutsch and Kellner’s intention to nominate director candidates for election at the 2023 Annual Meeting failed to correct the material deficiencies prompting AIM’s amended complaint, (2) Mr. Kellner had since submitted the 2023 Purported Nomination Notice, and (3) a number of related activities surrounding the 2023 Annual Meeting occurred in the interim, including the threat to run a “better organized” proxy contest in 2023 issued by a representative of BakerHostetler on behalf of its clients Messrs. Chioini and Rice in December 2022. The court denied the Company’s motion to reconsider on September 27, 2023. Separately, Mr. Lautz moved for reconsideration of the court’s order pursuant to the Private Securities Litigation Reform Act of 1995 on August 7, 2023, and Mr. Jorgl moved for attorneys’ fees under Rule 11 on September 12, 2023. On October 10, 2023, the court granted in part Mr. Lautz’s motion, postponed ruling on Mr. Jorgl’s motion and scheduled a hearing on November 2, 2023. However, after AIM filed a notice of appeal on October 27, 2023, the court canceled the November 2, 2023 hearing and ordered the parties to meet and confer on preparing a joint statement addressing whether (1) the district court retained subject-matter jurisdiction over Messrs. Lautz’s and Jorgl’s motions and (2) judicial economy counsels in favor of postponing a ruling on Messrs. Lautz’s and Jorgl’s motions pending AIM’s appeal.

The Board held Board meetings on August 8, 2023 and August 21, 2023, with representatives of outside counsel Potter Anderson and the Company’s then-additional outside counsel, Kirkland & Ellis LLP (“K&E”), present to discuss the 2023 Purported Nomination Notice, including its compliance (or lack thereof) with the requirements of the 2023 Bylaws.

On August 14, 2023, representatives of Abrams and Bayliss LLP (“Abrams”), Delaware counsel to Messrs. Deutsch and Kellner, delivered their clients’ demand for books and records (the “2023 220 Demand”) pursuant to Section 220 of the General Corporation Law of the State of Delaware.

On August 21, 2023, representatives of Potter Anderson delivered a letter to representatives of Abrams rejecting many of the requests in the 2023 220 Demand for failing to state a proper purpose and because of the impermissibly broad nature of certain requests. In the letter, the representatives of Potter Anderson noted that the Company would be amenable to providing the requested stocklist materials, subject to the associated payment and entry into a customary confidentiality agreement. Between August 30 and September 14, 2023, representatives of Abrams and Potter Anderson negotiated the confidentiality agreement, which the Company executed on September 14, 2023 and Messrs. Kellner and Deutsch executed on or about September 21, 2023.

At a reconvened Board meeting on August 22, 2023, after careful consideration and Board discussion, the Board unanimously resolved to reject the 2023 Purported Nomination Notice on the grounds that it did not comply with the 2023 Bylaws and directed representatives of Potter Anderson and K&E to communicate the rejection to Mr. Kellner and his representatives.

On August 23, 2023, representatives of Potter Anderson delivered a letter (the “Rejection Letter”) on behalf of the Board and Company to representatives of BakerHostetler rejecting the 2023 Purported Nomination Notice. The Company also issued a press release announcing the rejection of the 2023 Purported Nomination Notice and filed a Form 8-K with the SEC, attaching both the press release and the Rejection Letter, as exhibits thereto. The Rejection Letter noted numerous deficiencies and failures to comply with clear 2023 Bylaw requirements in the 2023 Purported Nomination Notice, including, among other things, (1) failures by Mr. Kellner to adequately and accurately describe certain agreements, arrangements and understandings between members of his activist group and certain third parties with respect to the nominations and any nominations made during the past 24 months; (2) failures to comply with numerous requirements of applicable law; and (3) false responses by the purported nominees in their respective D&O Questionnaires, including the failure to disclose adverse recommendations by proxy advisory firms ISS and Glass Lewis with respect to the purported nominees on at least nine separate occasions.

On August 25, 2023, Mr. Kellner filed suit against the Company and the members of the Board in the Delaware Court of Chancery (the “2023 Delaware Litigation”) seeking a declaratory judgment that, among other things, the 2023 Purported Nomination Notice is valid under the 2023 Bylaws and the 2023 Bylaws were improperly adopted. The Company opposed the allegations in Mr. Kellner’s complaint and filed the Company’s answer and counterclaims on September 11, 2023.

On August 28, 2023, Messrs. Deutsch and Kellner filed Amendment No. 2 to the Initial 13D and issued a press release disclosing the 2023 Delaware Litigation and announcing their intent to proceed with Mr. Kellner’s purported nominations, notwithstanding the Board’s rejection of the 2023 Purported Nomination Notice.

On August 31, 2023, representatives of BakerHostetler delivered a letter to the Company, stating the 2023 Purported Nomination Notice constituted the notice required from Mr. Kellner by the SEC’s universal proxy rules. That same day, representatives of K&E delivered a letter to representatives of BakerHostetler putting the firm on notice of potential claims (the “Claims Notice”) that the Company was exploring bringing against believed clients of BakerHostetler for their concerted efforts against the Company. Representatives of BakerHostetler responded to the Claims Notice on September 5, 2023.

On September 14, 2023, representatives of Potter Anderson delivered a letter (the “September 14th 2023 Letter”), on behalf of the Company to representatives of BakerHostetler announcing the Company’s intent to solicit proxies in favor of the election of the following director nominees of the Board at the 2023 Annual Meeting: Stewart L. Appelrouth, Nancy K. Bryan, Thomas K. Equels and William M. Mitchell. The September 14th 2023 Letter indicated that because the 2023 Purported Nomination Notice did not constitute valid notice of nominations pursuant to the 2023 Bylaws, as indicated in the Rejection Letter, Mr. Kellner’s nominations would be disregarded at the 2023 Annual Meeting, and the Company was therefore not required to comply with the universal proxy rules. The September 14th 2023 Letter expressly disclaimed the applicability of certain notice requirements under the SEC’s universal proxy rules with respect to Mr. Kellner’s purported nominees but indicated that it was being sent solely to reserve the Company’s right to comply with the universal proxy rules if the Company was required to comply by applicable law, including through the decision of a Delaware court.

On October 10, 2023, the Company filed its preliminary proxy statement with the SEC in connection with the 2023 Annual Meeting.

On October 13, 2023, Messrs. Kellner, Deutsch and Chioini filed their preliminary proxy statement with the SEC in connection with the 2023 Annual Meeting.

On October 24, 2023, the Company filed its revised preliminary proxy statement with the SEC in connection with the 2023 Annual Meeting.

From October 30 to November 1, 2023, the Delaware Court of Chancery conducted a trial in connection with the 2023 Delaware Litigation.

On November 1, 2023, Messrs. Kellner, Deutsch and Chioini filed their definitive proxy statement with the SEC in connection with the 2023 Annual Meeting.

On November 6, 2023, the Company filed its definitive proxy statement with the SEC in connection with the 2023 Annual Meeting.

On November 21, 2023, post-trial argument was held in connection with the 2023 Delaware Litigation.

On December 28, 2023, the Delaware Court of Chancery ruled on the 2023 Delaware Litigation that the 2023 Purported Nomination Notice was properly rejected. The Court also held that certain provisions in the 2023 Bylaws were invalid, but the Board’s decision to amend the bylaws was based on a reasonable assessment of the “manipulative, misleading, and improper conduct” of the dissidents, both in connection with the 2023 Purported Nomination Notice and their efforts concerning the 2022 Annual Meeting.

On January 3, 2024, Mr. Kellner filed for an expedited appeal of the 2023 Delaware Litigation.

Also on January 3, 2024, Messrs. Deutsch and Kellner filed Amendment No. 3 to the Initial 13D and issued a press release announcing their intent to appeal the results of the 2023 Delaware Litigation and encouraging stockholders of the Company to withhold their votes on the Board’s candidates.

On January 5, 2024, the 2023 Annual Meeting3 was held and each of the Company’s director candidates were each elected to the Board.

On January 19, 2024, the Company filed for a cross-appeal of the 2023 Delaware Litigation with respect to the invalidation of four of the amended 2023 Bylaw provisions.

3 The 2023 Annual Meeting was initially convened on December 1, 2023 and was adjourned to December 29, 2023 before being adjourned again and finally held on January 5, 2024.

On July 11, 2024, the Delaware Supreme Court upheld the Delaware Court of Chancery’s ruling that the 2023 Purported Nomination Notice was properly rejected. Though the Court held that the amended bylaws were invalid, it noted that no further action was needed given “Kellner’s and his nominees’ deceptive conduct.”

On July 26, 2024, Mr. Kellner moved for reconsideration of the Delaware Supreme Court’s decision to, among other things, affirm the rejection of the 2023 Purported Nomination Notice.

On July 29, 2024, the Supreme Court of Delaware denied Mr. Kellner’s motion for re-argument en Banc, stating that “it appears that the motion is without merit.” The case was not remanded for an award of attorneys’ fees and costs, as Mr. Kellner had requested.

The 2024 Nomination Efforts

On July 15, 2024, Messrs. Deutsch and Kellner filed Amendment No. 4 to the Initial 13D, announcing their intent to continue pursuing “significant change in the board” and that they continued to consider nominating directors for election to the Board at the 2024 Annual Meeting.

On July 30, 2024, Messrs. Deutsch and Kellner filed Amendment No. 5 to the Initial 13D, disclosing Mr. Kellner’s July 26, 2024 motion for reargument in connection with the 2023 Delaware Litigation.

On July 31, 2024, the Company adopted Restated and Amended Bylaws (the “2024 Bylaws”) to, among other things, remove or revise provisions deemed unenforceable or invalid by the Delaware Supreme Court.

On August 14, 2024, Messrs. Deutsch and Kellner filed Amendment No. 6 to the Initial 13D, announcing that Mr. Kellner intended to submit a notice of his intent to nominate himself and Messrs. Deutsch and Chioini to the Board.

On August 21, 2024, representatives of BakerHostetler delivered a letter (the “August 21st 2024 Letter”) to the Company stating that Mr. Kellner planned to submit a notice of intent to nominate directors for election to the Board at the 2024 Annual Meeting and requesting clarification with respect to certain provisions of the 2024 Bylaws.

On August 26, 2024, a representative of the Company’s outside counsel, Silverman Shin & Schneider PLLC (“Silverman”), delivered a letter to a representative of BakerHostetler, providing clarification on the 2024 Bylaws as requested in the August 21st 2024 Letter.

On August 27, 2024, a representative of Abrams delivered a letter to a representative of Potter Anderson demanding reimbursement of nearly $5 million in legal fees incurred by Mr. Kellner in connection with the 2023 Delaware Litigation.

Also on August 27, 2024, representatives of Abrams delivered their client’s demand for books and records (the “2024 220 Demand”) pursuant to Section 220 of the General Corporation Law of the State of Delaware.

On September 3, 2024, Mr. Kellner delivered a letter (the “2024 Nomination Notice”) notifying the Company of his intent to nominate himself and Messrs. Deutsch and Chioini for election to the Board at the 2024 Annual Meeting. The 2024 Nomination Notice also stated that Mr. Kellner intended to seek reimbursement from the Company of the costs incurred in connection with the 2024 nomination efforts and that Messrs. Kellner, Deutsch and Chioini intended to seek reimbursement from the Company of the $5.3 million in costs incurred in connection with the 2023 Annual Meeting. The Company believes that these 2024 nomination efforts are partially motivated by a desire to recoup the many millions in expenses incurred by the dissidents, to the detriment and expense of other stockholders.

Also on September 3, 2024, Messrs. Deutsch and Kellner filed Amendment No. 7 to the Initial 13D, disclosing the 2024 Nomination Notice and the 2024 220 Demand.

On September 4, 2024, representatives of Potter Anderson delivered a response to the 2024 220 Demand, stating, among other things, that the Company would be amenable to providing the requested stocklist materials, subject to associated payment and entry into a customary confidentiality agreement, and that while Mr. Kellner was not entitled to books and records beyond the stocklist materials, the Company would consider voluntarily producing the other books and records requested. Between September 13 and October 18, 2024 representatives of Abrams and Potter Anderson negotiated the confidentiality agreement, which was executed on October 18, 2024.

On September 11, 2024, Mr. Kellner delivered a letter to the Company (the “Supplement”), purporting to supplement the 2024 Nomination Notice. The Supplement notified the Company of Mr. Kellner’s intent to nominate Paul W. Sweeney for election to the Board at the 2024 Annual Meeting.

Also on September 11, 2024, Messrs. Deutsch, Kellner and Sweeney filed Amendment No. 8 to the Initial 13D, disclosing the Supplement.

Additionally on September 11, 2024, representatives of the Company’s outside counsel, Vinson & Elkins LLP (“V&E”), delivered a letter (the “Nomination Response Letter”) on behalf of the Board and Company to representatives of Abrams stating that the 2024 Nomination Notice was incomplete and that Mr. Kellner could cure the deficiencies in the 2024 Nomination Notice prior to the close of business on September 16, 2024.

On September 16, 2024, Mr. Kellner delivered a letter (the “First Kellner Response”) on behalf of Mr. Kellner to representatives of V&E in response to the Nomination Response Letter, providing responses to the deficiencies identified in the Nomination Response Letter.

Also on September 16, 2024, representatives of V&E delivered a letter (the “Company Supplemental Response”) to representatives of BakerHostetler and Abrams, requesting additional information by September 23, 2024 and stating that the Supplement was incomplete and that Mr. Kellner could cure the deficiencies in the Supplement by September 23, 2024.

On September 20, 2024, representatives of BakerHostetler delivered a letter (the “Second Kellner Response”) on behalf of Mr. Kellner to representatives of V&E in response to the Company Supplemental Response, providing responses to the deficiencies and request for additional information identified in the Company Supplemental Response.

On September 30, 2024, representatives of Abrams, BakerHostetler and V&E held a telephonic meeting during which representatives of V&E expressed that the Company was open to reaching a settlement framework, including by nominating a director of Mr. Kellner’s choice (the “September 30 Offer”).

On October 8, 2024, representatives of Abrams, BakerHostetler and V&E held a telephonic meeting during which representatives of Abrams and BakerHostetler rejected the September 30 Offer and presented a counter-proposal seeking to provide control of the Board to the dissident group, pursuant to which (i) the Board would consist of Messrs. Kellner, Deutsch, Chioini and Sweeney along with one incumbent director and (ii) the Company would make a payment, which totaled to several million dollars, to make all litigants whole in connection with certain litigation. Between October 8 and the date hereof, representatives of Abrams, BakerHostetler and V&E continued to engage in discussions regarding a potential settlement framework.

On October 15, 2024, the Company filed its preliminary proxy statement with the SEC in connection with the 2024 Annual Meeting.

On October 18, 2024, the dissident group filed their preliminary proxy statement with the SEC in connection with the 2024 Annual Meeting.

On October 30, 2024, the dissident group filed Amendment No. 1 to its preliminary proxy statement with the SEC in connection with the 2024 Annual Meeting

Also on October 30, 2024, the Company filed Amendment No. 1 to its preliminary proxy statement with the SEC in connection with the 2024 Annual Meeting.

On November 4, 2024, the Company filed its definitive proxy statement with the SEC in connection with the 2024 Annual Meeting.